As filed with the Securities and Exchange Commission on November 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oruka Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-3855489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

855 Oak Grove Avenue

Suite 100

Menlo Park, CA 94025

(650) 606-7910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Quinlan

General Counsel and Corporate Secretary

Oruka Therapeutics, Inc.

855 Oak Grove Avenue

Suite 100

Menlo Park, CA 94025

(650) 606-7910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8373

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2024

PRELIMINARY PROSPECTUS

Oruka Therapeutics, Inc.

8,719,000 Shares

Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of up to (i) 5,600,000 shares (the “Private Placement Common Shares”) of our common stock, par value $0.001 per share (“Common Stock”), (ii) 2,439,000 shares of Common Stock (the “Private Placement Conversion Shares”) issuable upon the conversion of 2,439 shares (the “Private Placement Preferred Shares”) of Series A preferred stock, par value $0.001 (the “Series A Preferred Stock”) and (iii) 680,000 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”). Subject to receiving the requisite stockholder approval and certain beneficial ownership limitations set by each holder of Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert into an aggregate of 1,000 shares of Common Stock. The shares of Common Stock registered by this prospectus are referred to herein as the “Resale Shares.”

The Private Placement Common Shares, Private Placement Preferred Shares and Pre-Funded Warrants were issued and sold to accredited investors in a private placement (the “September 2024 PIPE”), which closed on September 13, 2024. We are not selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Stockholders. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the nominal cash exercise price paid by the holders of the Pre-Funded Warrants. We intend to use those proceeds, if any, for general corporate purposes.

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Resale Shares will be borne by the Selling Stockholder. We will pay certain fees and expenses (other than discounts, concessions, commissions and similar selling expenses) incident to the registration of the Resale Shares with the U.S. Securities and Exchange Commission (“SEC”).

You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of the securities being offered.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “ORKA.” On November 12, 2024, the last reported sale price for our Common Stock was $26.10 per share.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 6 of this prospectus and any applicable prospectus supplement.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus contains information that you should consider when making your investment decision. Neither we, nor the Selling Stockholders, have authorized anyone to give any information or to make any representation other than those contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

In this prospectus, unless the context otherwise requires, the terms “Oruka,” the “Company,” “we,” “us,” and “our” refer to Oruka Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries.

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

All references to “our product candidates,” “our programs,” “our portfolio” and “our pipeline” in this prospectus refer to the research programs with respect to which we have exercised the option to acquire intellectual property license rights to or have the option to acquire intellectual property license rights to pursuant to those certain antibody discovery and option agreements, each dated March 6, 2024 and subsequently amended and restated on March 28, 2024, by and among Oruka, Paragon Therapeutics, Inc. (“Paragon”) and Paruka Holding LLC (“Paruka”) (the “Paragon Option Agreements”).

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.

All statements, other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding: stockholder approval of the conversion rights of the Series A Preferred Stock; our ability to achieve the expected benefits or opportunities and related timing with respect to the Merger (as defined below), our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our potential growth opportunities, our preclinical and future clinical development activities, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, current or potential bank failures, as well as global events, including ongoing military conflict between Russia and Ukraine, conflict in the Middle East, and geopolitical tensions in China on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,” “expect,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that might cause such a difference are disclosed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. We caution you that the risks, uncertainties and other factors referred to in this prospectus may not contain all of the risks, uncertainties and other factors that may affect our future results and operations.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

iii

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Company Overview

We are a biotechnology company developing novel biologics designed to set a new standard for the treatment of chronic skin diseases. Our mission is to offer patients suffering from chronic skin diseases like psoriasis (“PsO”) the greatest possible freedom from their condition by achieving high rates of complete disease clearance with dosing as infrequently as once or twice a year. We are advancing a proprietary portfolio of antibodies that were engineered by Paragon and target the core mechanisms underlying PsO and other dermatologic and inflammatory diseases.

Our lead program, ORKA-001, is designed to target the p19 subunit of interleukin-23 (IL-23p19) for the treatment of PsO. Our co-lead program, ORKA-002, is designed to target interleukin-17A and interleukin-17F for the treatment of PsO, psoriatic arthritis (“PsA”), and other conditions. These programs each bind their respective targets at high affinity and incorporate half-life extension technology with the aim to increase exposure and decrease dosing frequency. We believe that our focused strategy, differentiated portfolio, and deep expertise position us to set a new treatment standard in large inflammatory and immunology (“I&I”) markets with continued unmet need.

Our principal executive offices are located at 855 Oak Grove Ave., Suite 100, Menlo Park, CA 94025, and our telephone number is (650) 606-7910. Our website address is www.orukatx.com. Information contained on, or accessible through, our website is not incorporated by reference in this prospectus. We make our periodic and current reports available on our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. No portion of our website is incorporated by reference into this prospectus. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public on the SEC’s website at http://www.sec.gov. Our Common Stock is traded on The Nasdaq Global Market under the symbol “ORKA.”

Business Combination of ARCA and Pre-Merger Oruka and Pre-Closing Financing

On April 3, 2024, we (formerly known as ARCA biopharma, Inc.) (prior to the Closing Date, unless context otherwise requires, “ARCA” and, after the Closing Date, the “Company” or “Oruka”) entered into the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among ARCA, Atlas Merger Sub Corp, a Delaware corporation and wholly owned subsidiary of ARCA (“First Merger Sub”), Atlas Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of ARCA (“Second Merger Sub”), and Oruka Therapeutics, a private Delaware corporation (“Pre-Merger Oruka”) prior to the consummation of the Merger (as defined below).

On August 29, 2024 (the “Closing Date”), we consummated that previously announced business combination (the “Closing”) pursuant to the Merger Agreement to create a new public company focused on advancing Pre-Merger Oruka’s pipeline of antibody therapies. On the Closing Date, First Merger Sub merged with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (the “First Merger”), and Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the completion of the Merger, we changed our name from “ARCA biopharma, Inc.” to “Oruka Therapeutics, Inc.”

Immediately prior to the execution and delivery of the Merger Agreement, certain new and existing investors of Oruka (the “Financing Investors”) entered into a subscription agreement with Oruka (the “Subscription Agreement”), pursuant to which, and on the terms and subject to the conditions of which, immediately prior to the Closing, the Financing Investors purchased 39,873,706 shares of Pre-Merger Oruka common stock and 9,664,208 Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes the issuance of 4,764,032 shares of Pre-Merger Oruka Common Stock on the conversion of Convertible Note, along with the accrued interest through the conversion date), immediately prior to the Closing and before the effect of the Reverse Stock Split (as defined below) (the “Pre-Closing Financing”). At the Closing, the shares of Pre-Merger Oruka common stock and Pre-Merger Oruka pre-funded warrants issued in the Pre-Closing Financing were converted into shares of Common Stock in accordance with the Exchange Ratio (as defined herein).

In connection with the consummation of the Merger, on the Closing Date (prior to the Reverse Stock Split (as defined below)):

●	Pre-Merger Oruka issued to the Financing Investors an aggregate of 39,873,706 shares of Pre-Merger Oruka common stock and 9,664,208 Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes the issuance of 4,764,032 shares of Pre-Merger Oruka Common Stock on the conversion of Convertible Note, along with the accrued interest through the conversion date); and

●	all of the then-outstanding (i) 9,460,019 shares of Pre-Merger Oruka common stock, (ii) 20,000,000 shares of Series A convertible preferred stock of Pre-Merger Oruka (“Pre-Merger Oruka Series A Preferred Stock”), (iii) 2,063,669 options exercisable for shares of Pre-Merger Oruka common stock, (iv) 5,345,336 Pre-Merger Oruka employee warrants and (v) the Pre-Closing Financing Pre-Merger Oruka common stock and pre-funded warrants were automatically converted into the right to receive the number of Common Stock, Series B Preferred Stock or warrants in lieu thereof equal to the exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”), except for the preferred stock, which was converted at the Exchange Ratio divided by 1,000.

Following the consummation of the Merger, we effected a 1-for-12 reverse stock split of our Common Stock (the “Reverse Stock Split”), which became effective on September 3, 2024. Our Common Stock commenced trading on a post-Reverse Stock Split, post-Merger basis at the open of trading on September 3, 2024.

Private Placement of Common Stock, Preferred Stock and Pre-Funded Warrants

On September 13, 2024, we completed the Private Placement of Private Placement Common Shares, Private Placement Conversion Shares and Pre-Funded Warrants pursuant to the Securities Purchase Agreement dated September 11, 2024 (the “SPA”) with the Selling Stockholders. The Selling Stockholders purchased (i) an aggregate of 5,600,000 shares of the Common Stock, at a price per share of $23.00, (ii) an aggregate of 2,439 shares of Series A Preferred Stock, at a price per share of $23,000.00, and (iii) Pre-Funded Warrants to purchase an aggregate of 680,000 shares of Common Stock at a purchase price of $22.999 per Pre-Funded Warrant, which represents the per share purchase price of the Private Placement Common Shares less the $0.001 per share exercise price for each Pre-Funded Warrant, for an aggregate purchase price of approximately $200.5 million.

Subject to stockholder approval and certain beneficial ownership limitations, each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock. Shares of Series A Preferred Stock shall not be convertible if the conversion would result in a holder, together with its affiliates, beneficially owning more than 9.99% of our outstanding shares of Common Stock as of the applicable conversion date, which may be increased at the holders’ option (not to exceed 19.99%), effective in accordance with the terms of our Certificate of Designation of Series A Convertible Preferred Stock (“Series A Certificate of Designation”). We filed a definitive proxy statement with the SEC on October 18, 2024 to solicit such stockholder approval at a special meeting of stockholders to be held on November 14, 2024. Except as otherwise required by law (e.g., voting on a change to the authorized shares of Series A Preferred Stock or the rights of such shares as required by the General Corporation Law of Delaware (the “DGCL”)) and as specified in the Series A Certificate of Designation, the Series A Preferred Stock does not have voting rights. The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing at least 61 days’ prior notice to us.

The sale of Private Placement Common Shares, Private Placement Conversion Shares and Pre-Funded Warrants was not registered under the Securities Act, and such sale was intended to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Corporation Information

On August 29, 2024, we completed the Merger, in connection with which Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” Our principal executive offices are located at 855 Oak Grove Ave., Suite 100, Menlo Park, CA 94025, and our telephone number is (650) 606-7910.

The Offering

Shares Offered by the Selling Securityholders	Up to (i) 5,600,000 shares of Common Stock, (ii) 2,439,000 shares of Common Stock issuable upon the conversion of 2,439 shares of Series A Preferred Stock and (iii) 680,000 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants.

Terms of the Offering	The selling securityholders will determine when and how they will dispose of the shares of Common Stock, shares of Common Stock issuable upon conversion of Series A Preferred Stock and shares of Common Stock issuable upon the exercise of Pre-Funded Warrants registered under this prospectus for resale.

Shares Outstanding	As of September 30, 2024, there were 34,998,550 of our Common Stock, 2,439 shares of our Series A Preferred Stock and 137,138 shares of our Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares offered by the Selling Stockholders under this prospectus. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the nominal cash exercise price paid by the holders of the Pre-Funded Warrants. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Trading Markets and Ticker Symbols	Our Common Stock is listed on The Nasdaq Global Market under the symbol “ORKA.”

The number of issued and outstanding shares of Common Stock does not include the following, as of September 30, 2024:

●	2,439,000 shares of Common Stock issuable upon the conversion of 2,439 shares of Series A Preferred Stock;

●	11,428,149 shares of Common Stock issuable upon the conversion of 137,138 shares of Series B Preferred Stock;

●	5,522,207 shares of Common Stock issuable upon the exercise of 5,522,207 pre-funded warrants to acquire shares of Common Stock with an exercise price of $0.01 per share;

●	680,000 shares of Common Stock issuable upon the exercise of 680,000 pre-funded warrants to acquire shares of Common Stock with an exercise price of $0.001 per share;

●	1,287,760 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2024 Equity Incentive Plan and the 2024 Stock Incentive Plan with a weighted-average exercise price of 7.97 per share;

●	3,054,358 shares of Common Stock issuable upon the exercise of 3,054,358 warrants to acquire shares of Common Stock with a weighted-average exercise price of $7.80 per share;

●	4,526,324 shares of Common Stock reserved for issuance under our 2024 Stock Incentive Plan; and

●	463,489 shares of Common Stock reserved for issuance under the ESPP.

For additional information concerning the offering, see the section titled “Plan of Distribution.”

RISK FACTOR SUMMARY

The following summarizes the principal factors that make an investment in the Company speculative or risky, all of which are more fully described in the Risk Factors section below. This summary should be read in conjunction with the Risk Factors section and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of any of these risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. You should consider all the risk factors described in our public filings when evaluating our business.

Risks Related to Our Financial Condition and Capital Requirements

●	We are a preclinical stage biopharmaceutical company with a limited operating history on which to assess our business; we have not initiated, conducted or completed any clinical trials, and have no products approved for commercial sale.

●	We have historically incurred losses and we anticipate that we will continue to incur losses for the foreseeable future.

●	We have never generated revenue from product sales and may never be profitable.

●	We may not be able to raise the capital that we need to support our business plans.

●	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Risks Related to Clinical Development and Regulatory Approval

●	Drug development and obtaining and maintaining regulatory approval for drug products is costly, time-consuming, and highly uncertain.

●	We are substantially dependent on the success of our two most advanced programs, ORKA-001 and ORKA-002, and our anticipated clinical trials of such programs may not be successful.

●	We may not be able to meet requirements for the chemistry, manufacturing and control of our programs.

●	We face competition from entities that have developed or may develop programs for the diseases addressed by product candidates developed by us.

●	The United States Food and Drug Administration (“FDA”) and comparable foreign regulatory approval processes are lengthy and time consuming and we may not be able to obtain or may be delayed in obtaining regulatory approvals for our product candidates.

●	Even if we obtain regulatory approval, we will be subject to ongoing regulatory obligations.

●	We may fail to achieve our projected development goals in the time frames we announce and expect.

Risks Related to Our Intellectual Property

●	Our ability to obtain and protect our patents and other proprietary rights is uncertain.

●	We may fail in obtaining or maintaining necessary rights to our programs.

●	We may be subject to patent infringement claims or may need to file such claims.

●	Our patents and our ability to protect our products may be impaired by changes to patent laws.

●	Our patent protection could be reduced or eliminated for non-compliance with legal requirements.

●	We may fail to identify or interpret relevant third-party patents.

●	We may become subject to claims challenging the inventorship or ownership of our intellectual property.

●	Patent terms may be inadequate to protect our competitive position of our programs.

●	Our technology licensed from various third-parties may be subject to retained rights.

Risks Related to Our Reliance on Third Parties

●	We currently rely on agreements with third parties to develop our product candidates. If we are unable to maintain collaborations or licensing arrangements, or if our collaborations or licensing arrangements are not successful, our business could be negatively impacted.

●	Third parties we rely on for the execution of nonclinical studies and clinical trials may fail to carry out their contractual duties.

●	We may be unable to use third-party manufacturing sites, our third-party manufacturers may encounter difficulties in production or we may need to switch or create third-party manufacturer redundancies.

Other Risk Factors - Risks Related to Employee Matters, Managing Growth, Other Risks Related to Our Business, and Owning Our Common Stock

●	Our business is dependent on key personnel and we will be harmed if we cannot recruit and retain highly qualified personnel to successfully implement our business strategy.

●	In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may experience difficulties in managing this growth.

●	Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

●	Significant disruptions of information technology systems or breaches of data security could adversely affect our business.

●	Changes in and failures to comply with United States and foreign privacy and data protection laws, regulations and standards may adversely affect our business, operations and consolidated financial performance.

●	We may become exposed to costly and damaging liability claims and our insurance may not cover all damages from such claims.

●	Our business could be adversely affected by macroeconomic conditions.

●	We do not anticipate paying any dividends in the foreseeable future.

●	Future sales of shares by existing stockholders could cause our stock price to decline.

●	Future sales and issuances of equity and debt could result in additional dilution to our stockholders and could cause our stock price to decline.

RISK FACTORS

Risks Related to Our Financial Condition and Capital Requirements

We are a preclinical stage biopharmaceutical company with a limited operating history on which to assess our business; we have not initiated, conducted or completed any clinical trials, have no products approved for commercial sale, have historically incurred losses, and we anticipate that we will continue to incur significant losses for the foreseeable future. Moreover, we have never generated revenue from product sales and may never be profitable.

We are a preclinical stage biopharmaceutical company with a limited operating history. We will need to raise substantial additional capital to continue to fund our operations in the future. We have based our estimates on assumptions that may prove to be wrong, and could exhaust our available financial resources sooner than it currently anticipates.

We have devoted substantially all of our financial resources to identify, acquire, and develop our product candidates, organizing and staffing our company, and providing general and administrative support for our operations.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We expect our losses to increase as our product candidates enter advanced clinical trials. It may be several years, if ever, before we complete pivotal clinical trials or have a product candidate approved for commercialization. We expect to invest significant funds into the research and development of our current programs to determine the potential to advance product candidates to regulatory approval. If we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval, and our ability to achieve sufficient market acceptance, pricing, coverage and adequate reimbursement from third-party payors, and adequate market share for our product candidates in those markets. Even if we obtain adequate market share for our product candidates, we may never become profitable despite obtaining such market share and acceptance of our products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future and our expenses will increase substantially if and as we:

●	continue the preclinical development and initiate the clinical development of our product candidates;

●	continue efforts to discover and develop new product candidates;

●	continue the manufacturing of our product candidates or increase volumes manufactured by third parties;

●	advance our product candidates into larger, more expensive clinical trials;

●	initiate additional preclinical studies or clinical trials for our product candidates;

●	seek regulatory and marketing approvals and reimbursement for our product candidates;

●	establish a sales, marketing, and distribution infrastructure to commercialize any products for which it may obtain marketing approval and market for ourselves;

●	make milestone, royalty, or other payments under third-party license agreements;

●	seek to maintain, protect, and expand our intellectual property portfolio; and

●	experience any delays or encounter issues with the development and potential regulatory approval of our clinical and product candidates such as safety issues, manufacturing delays, clinical trial accrual delays, longer follow-up for planned studies or trials, additional major studies or trials, or supportive trials necessary to support marketing approval.

We have no significant experience as a company in initiating, conducting or completing clinical trials. In part because of this lack of experience, we cannot be certain that our planned clinical trials will begin or be completed on time, if at all. In addition, we have not yet demonstrated an ability to obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history. Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.

We will need to continue to raise additional capital in order to fund our operations.

As of September 30, 2024, we had $410.9 million of cash. We have incurred significant net losses since our inception. We anticipate that we will continue to incur significant losses for the foreseeable future. Since February 6, 2024 (inception), we have incurred significant operating losses. For the period from February 6, 2024 (inception) to September 30, 2024, we reported a net loss of $57.9 million and net cash used from operating activities of $39.0 million. We will need to raise additional capital to continue to fund our operations and service our debt obligations in the future. Until such time, if ever, as we can generate substantial revenue from the sale of our product candidates, we expect to finance our cash needs through a combination of equity offerings, debt financings and licensing, development or collaboration agreements. If we are unable to raise additional capital when needed, that may raise substantial doubt about our ability to continue as a going concern. We expect that our existing cash as of $410.9 million as of September 30, 2024 will be sufficient to fund our operating expenses and capital expenditure requirements for at least 12 months from the date these condensed consolidated financial statements were issued.

Developing our product candidates and operating our company requires a substantial amount of capital. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we advance our product candidates through clinical trials. We may need to raise additional capital to fund our operations and such funding may not be available to us on acceptable terms, or at all, and such funding may become even more difficult to obtain. Competition for additional capital among biotechnology companies may be particularly intense during this period of economic instability. We may be unable to raise capital through public offerings of our common stock and may need to turn to alternative financing arrangements. Such arrangements, if we pursue them, could involve issuances of one or more types of securities, including common stock, preferred stock, convertible debt, warrants to acquire common stock or other securities. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue debt securities, the holders of the debt would have a claim to our assets that would be superior to the rights of stockholders until the principal, accrued and unpaid interest and any premium or make-whole has been paid. Interest on any newly-issued debt securities and/or newly-incurred borrowings would increase our operating costs and reduce our net income (or increase our net loss), and these impacts may be material. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be materially and adversely affected.

We do not currently have any products approved for sale and do not generate any revenue from product sales. Accordingly, we expect to rely primarily on equity and/or debt financings to fund our continued operations. Our ability to raise additional funds will depend, in part, on the success of our preclinical studies and clinical trials and other product development activities, regulatory events, our ability to identify and enter into licensing or other strategic arrangements, and other events or conditions that may affect our value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurances that sufficient funds will be available to us when required or on acceptable terms, if at all.

If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

●	significantly delay, scale back, or discontinue the development or commercialization of our product candidates;

●	seek strategic partnerships, or amend existing partnerships, for research and development programs at an earlier stage than otherwise would be desirable or that we otherwise would have sought to develop independently, or on terms that are less favorable than might otherwise be available in the future;

●	dispose of technology assets, or relinquish or license on unfavorable terms, our rights to technologies or any of our product candidates that we otherwise would seek to develop or commercialize ourselves;

●	pursue the sale of the company to a third party at a price that may result in a loss on investment for our stockholders; or

●	file for bankruptcy or cease operations altogether (and face any related legal proceedings).

Any of these events could have a material adverse effect on our business, operating results, and prospects.

Even if we are successful in raising new capital, we could be limited in the amount of capital we raise due to investor demand restrictions placed on the amount of capital we raise, or other reasons.

Raising additional capital may cause dilution to our stockholders, restrict our operations, or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity securities or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

To the extent that we raise additional capital through the sale of equity, including pursuant to any sales under convertible debt or other securities convertible into equity, the ownership interest of our stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our stockholders.

In September 2024, we entered into a Securities Purchase Agreement with certain new institutional and accredited investors, whereby the investors purchased an aggregate of 5,600,000 shares of Company Common Stock, 2,439 shares of Company Series A Preferred Stock and pre-funded warrants to purchase an aggregate of 680,000 shares of common stock for an aggregate purchase price of approximately $200.5 million. Each share of Company Series A Preferred Stock is convertible into 1,000 shares of Company Common Stock.

Debt financing, if available, would likely involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions, or declaring dividends. If we raise additional funds through strategic collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or future revenue streams or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary to fund our entire portfolio of product candidates to meet our projected plans. If we are unable to obtain funding on a timely basis, we may be required to delay or discontinue one or more of our development programs or be unable to expand our operations or otherwise capitalize on potential business opportunities, which could materially harm our business, financial condition, and results of operations.

Risks Related to Clinical Development, Regulatory Approval and Commercialization

We face competition from entities that have developed or may develop programs for the diseases addressed by product candidates developed by us.

The development and commercialization of drugs is highly competitive. Product candidates developed by us, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration. We compete with a variety of biopharmaceutical companies as well as academic institutions, governmental agencies, and public and private research institutions, among others. Many of the companies with which we are currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals, and marketing than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, recruiting participants for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our product candidates.

Our competitors have developed, are developing or will develop programs and processes competitive with our programs and processes. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments. Our success will depend partially on our ability to develop and commercialize products that have a competitive safety, efficacy, dosing and/or presentation profile. Our commercial opportunity and success will be reduced or eliminated if competing products are safer, more effective, have a more attractive dosing profile or presentation or are less expensive than the products we develop, or if our competitors develop competing products or if biosimilars enter the market more quickly than we do and are able to gain market acceptance.

Our programs are in preclinical stages of development and may fail in development or suffer delays. We depend on the successful initiation and completion of clinical trials for our product candidates to advance our product development plans.

We have no products on the market, and all of our programs are in preclinical stages of development and have not been tested in humans. As a result, we expect it will be many years before we can obtain regulatory approval for and commercialize any product candidate, if ever. We have not yet demonstrated our ability to initiate or complete any clinical trials, obtain regulatory approvals, manufacture a clinical or commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. We must initiate and complete clinical trials that demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, and can take years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

We may experience a number of unforeseen events during clinical trials, including the following:

●	our product candidates may have undesirable side effects or unexpected characteristics, causing us or our investigators to suspend or terminate the trials;

●	the supply of our clinical trial materials or other materials necessary to conduct clinical trials of our product candidates may be insufficient, delayed, does not meet agreed-upon specifications, or are otherwise inadequate for use in clinical trials;

●	regulators or institutional review boards (“IRBs”), the FDA or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site; clinical trials of any product candidates may fail to show safety or efficacy, produce negative or inconclusive results, and we may decide, or regulators may require it, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and/or contract research organizations (“CROs”);

●	clinical trial sites deviating from trial protocol or dropping out of a trial; we may elect to, or regulators, IRBs or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our trials are being exposed to unacceptable health risks;

●	the number of subjects required for clinical trials of any product candidates may be larger than we anticipate, especially if regulatory bodies require completion of non-inferiority or superiority trials; enrollment in these clinical trials may be slower than we anticipate or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

●	the cost of clinical trials of any of our programs may be greater than we anticipate;

●	reports from clinical testing of other therapies may raise safety or efficacy concerns about our programs;

●	our failure to establish an appropriate safety profile for a product candidate based on clinical or preclinical data for such product candidates as well as data emerging from other therapies in the same class as our product candidates; and

●	the FDA or other regulatory authorities may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

Commencing clinical trials in the United States is subject to acceptance by the FDA of an investigational new drug application (“IND”), biologics license application (“BLA”) or similar application and finalizing the trial design based on discussions with the FDA and other regulatory authorities. In the event that the FDA requires us to complete additional preclinical studies or it is required to satisfy other FDA requests prior to commencing clinical trials, the start of our first clinical trials may be delayed. If our clinical trials do not produce favorable results, our ability to obtain regulatory approval for our product candidates may be adversely impacted. Moreover, the combined data from our trials maybe inconclusive or may not be sufficient to ultimately gain marketing approval from the FDA or other regulatory authorities. There are equivalent processes and risks applicable to clinical trial applications in other countries, including countries in the European Union (“EU”).

In addition, because of the competitive landscape for immunology and inflammation (commonly referred to as “I&I”) indications, we may also face competition for clinical trial enrollment. Clinical trial enrollment will depend on many factors, including if potential clinical trial participants choose to undergo treatment with approved products or enroll in competitors’ ongoing clinical trials for programs that are under development for the same indications as our programs. An increase in the number of approved products for the indications we are targeting with our programs may further exacerbate this competition. Our inability to enroll a sufficient number of participants could, among other things, delay our development timeline, which may further harm our competitive position.

We may not have the financial resources to continue development of, or to modify existing or enter into new collaborations for, a product candidate if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, our product candidates. Our inability to complete development of, or commercialize our product candidates, or significant delays in doing so, could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We are substantially dependent on the success of our two most advanced programs, ORKA-001 and ORKA-002, and our anticipated clinical trials of such programs may not be successful.

Our future success is substantially dependent on our ability to develop and timely obtain marketing approval for, and then successfully commercialize, our two most advanced programs, ORKA-001 and ORKA-002. We are investing a majority of our efforts and financial resources into the research and development of these programs. We anticipate initiating a Phase 1 clinical trial in healthy volunteers of ORKA-001 in the first quarter of 2025 and of ORKA-002 in the second half of 2025, each subject to the filing of an IND or foreign equivalent and regulatory approval. The success of our programs is dependent on observing a longer half-life of our product candidates in humans than other extended half-life monoclonal antibodies (“mAbs”) currently marketed and in development as we believe this longer half-life has the potential to result in a more favorable dosing schedule for our product candidates, assuming they successfully complete clinical development and obtain marketing approval. This is based in part on the assumption that the longer half-life we have observed in non-human primates (“NHPs”) will translate into an extended half-life of our product candidates in humans. To the extent we do not observe this extended half-life in humans, it would significantly and adversely affect the clinical and commercial potential of our product candidates.

Our programs will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, product development, marketing approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales.

The success of our product candidates will depend on a variety of factors. We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any current or future collaborator.

If we do not achieve our projected development goals in the time frames we announce and expect, the development and potential commercialization of our product candidates may be delayed and our expenses may increase and, as a result, our business may be materially harmed and our stock price may decline.

From time to time, we estimate the timing of the anticipated accomplishment of various scientific, clinical, regulatory and other product development goals, which it sometimes refers to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials, such as the expected timing for the anticipated commencement of our Phase 1 studies, clinical trials in psoriasis (“PsO”) and other target indications, as well as the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are and will be based on numerous assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, or at all, the development and potential commercialization of our product candidates may be delayed or never achieved and, as a result, our business may be materially harmed and our stock price may decline. Additionally, delays relative to our projected timelines are likely to cause overall expenses to increase, which may require us to raise additional capital sooner than expected and prior to achieving targeted development milestones.

Any drug delivery device that we may use to deliver our product candidates may have its own regulatory, development, supply and other risks.

We expect to deliver our product candidates via a drug delivery device, such as an injector or other delivery system. There may be unforeseen technical complications related to the development activities required to bring such a product to market, including primary container compatibility and/or dose volume requirements. Our product candidates may not be approved or may be substantially delayed in receiving approval if the devices that we choose to develop do not gain and/or maintain their own regulatory approvals or clearances. Where approval of the drug product and device is sought under a single application, the increased complexity of the review process may delay approval. In addition, some drug delivery devices are provided by single-source unaffiliated third-party companies. We may be dependent on the sustained cooperation and effort of those third-party companies both to supply the devices and, in some cases, to conduct the studies required for approval or other regulatory clearance of the devices. Even if approval is obtained, we may also be dependent on those third-party companies continuing to maintain such approvals or clearances once they have been received. Failure of third-party companies to supply the devices on time and in accordance with the agreed-upon specifications, to successfully complete studies on the devices in a timely manner, or to obtain or maintain required approvals or clearances of the devices could result in increased development costs, delays in or failure to obtain regulatory approval and delays in product candidates reaching patients.

Our approach to the discovery and development of our programs is unproven, and we may not be successful in our efforts to build a pipeline of programs with commercial value.

Our approach to the discovery and development of the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to those certain antibody discovery and option agreements by and among the Company, Paragon Therapeutics, Inc. and Paruka Holding, LLC (the “Option Agreements”) and leverages clinically validated mechanisms of action and incorporates advanced antibody engineering to optimize half-life and other properties designed to overcome limitations of existing therapies. Our programs are purposefully designed to improve upon existing product candidates and products while maintaining the same, well-established mechanisms of action. However, the scientific research that forms the basis of our efforts to develop programs using half-life extension technologies is ongoing and may not result in viable programs. There is limited clinical data available on product candidates utilizing half-life extension technologies, especially in I&I indications, demonstrating whether they are safe or effective for long-term treatment in humans. The long-term safety and efficacy of these technologies and the extended half-life and exposure profile of our programs compared to currently approved products is unknown.

We may ultimately discover that utilizing half-life extension technologies for our specific targets and indications and any programs resulting therefrom does not possess certain properties required for therapeutic effectiveness. We currently have only preclinical data regarding the increased half-life properties of our programs and the same results may not be seen in humans. In addition, programs using half-life extension technologies may demonstrate different chemical and pharmacological properties in participants than they do in laboratory studies. This technology and any programs resulting therefrom may not demonstrate the same chemical and pharmacological properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways.

In addition, we may in the future seek to discover and develop programs that are based on novel targets and technologies that are unproven. If our discovery activities fail to identify novel targets or technologies for drug discovery, or such targets prove to be unsuitable for treating human disease, we may not be able to develop viable additional programs. We and our existing or future collaborators may never receive approval to market and commercialize any product candidate. Even if we or an existing or future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. If the products resulting from the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to the Option Agreements prove to be ineffective, unsafe or commercially unviable, such programs would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

Preclinical and clinical development involves a lengthy and expensive process that is subject to delays and uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results. If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidate in humans. Our clinical trials may not be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process.

Furthermore, a failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates. In addition, we expect to rely on participants to provide feedback on measures such as measures of quality of life, which are subjective and inherently difficult to evaluate. These measures can be influenced by factors outside of our control, and can vary widely from day-to-day for a particular participant, and from participant to participant and from site to site within a clinical trial.

We cannot be sure that the FDA will agree with our clinical development plan. We plan to use the data from our planned Phase 1 trials of our ORKA-001 and ORKA-002 programs in healthy volunteers to support Phase 2 trials in PsO and potentially other I&I indications. If the FDA requires us to conduct additional trials or enroll additional participants, our development timelines may be delayed. We cannot be sure that submission of an IND, BLA or similar application will result in the FDA or comparable foreign regulatory authorities, as applicable, allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Events that may prevent successful or timely initiation or completion of clinical trials include: inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials; delays in reaching a consensus with regulatory authorities on study design or implementation of the clinical trials; delays or failure in obtaining regulatory authorization to commence a trial; delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; delays in identifying, recruiting and training suitable clinical investigators; delays in obtaining required IRB approval at each clinical trial site; delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical trials or the inability to do any of the foregoing; failure by our CROs, other third parties or us to adhere to clinical trial protocols; failure to perform in accordance with the FDA’s or any other regulatory authority’s current Good Clinical Practice requirements (“GCPs”) or applicable regulatory guidelines in other countries; changes to the clinical trial protocols; clinical sites deviating from trial protocol or dropping out of a trial; changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data; transfer of manufacturing processes to facilities operated by a contract manufacturing organization (“CMO”) and delays or failure by our CMOs or us to make any necessary changes to such manufacturing process; and third parties being unwilling or unable to satisfy their contractual obligations to us.

We could also encounter delays if a clinical trial is suspended or terminated by it, by the IRBs of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board, if any, for such clinical trial or by the FDA or comparable foreign regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from the programs, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates, if the results of these trials are not positive or are only moderately positive or if there are safety concerns, our business and results of operations may be adversely affected and we may need to adjust or abandon our business plans and we may incur significant additional costs.

If we encounter difficulties enrolling participants in our future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient participant enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of participants who remain in the trial until conclusion. The enrollment of participants in future trials for any of our programs will depend on many factors, including if participants choose to enroll in clinical trials, rather than using approved products, or if our competitors have ongoing clinical trials for programs that are under development for the same indications as our programs, and participants instead enroll in such clinical trials. Even if we are able to enroll a sufficient number of participants for our clinical trials, it may have difficulty maintaining participants in our clinical trials. Our inability to enroll or maintain a sufficient number of participants would result in significant delays in completing clinical trials and increased development costs or may require us to abandon one or more clinical trials altogether.

Preliminary, “topline” or interim data from our clinical trials may change as more participant data becomes available and are subject to audit and verification procedures.

From time to time, we may publicly disclose preliminary or topline data from our preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. We also make assumptions, estimations, calculations and conclusions as part of our analyses of these data without the opportunity to fully and carefully evaluate complete data. As a result, the preliminary or topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated or subsequently made subject to audit and verification procedures.

Any preliminary or topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data are subject to the risk that one or more of the clinical outcomes may materially change as participant enrollment continues and more participant data become available or as participants from our clinical trials continue other treatments. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular product candidate, the approvability or commercialization of the particular product candidate and our company in general. In addition, the information we choose to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary, topline or interim data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Our clinical trials may reveal significant adverse events or undesirable side effects not seen in our preclinical studies and may result in a safety profile that could halt clinical development, inhibit regulatory approval or limit commercial potential or market acceptance of any of our product candidates.

Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects, adverse events or unexpected characteristics. While preclinical studies in NHPs conducted with respect to our programs have not shown any such characteristics to date, we have not yet initiated any clinical trials in humans. If significant adverse events or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting participants to such trials, participants may drop out of the trials, or we may be required to abandon the trials or our development efforts of one or more programs altogether. We, the FDA or other applicable regulatory authorities, or an IRB, may suspend any clinical trials of any program at any time for various reasons, including a belief that subjects or patients in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential products developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies and trials have later been found to cause side effects that prevented their further development. However, other potential products have shown side effects in preclinical studies, which side effects do not present themselves in clinical trials in humans. Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to their tolerability versus other therapies. In addition, an extended half-life could prolong the duration of undesirable side effects, which could also inhibit market acceptance. Treatment-emergent adverse events could also affect participant recruitment or the ability of enrolled subjects to complete our clinical trials or could result in potential product liability claims. Potential side effects associated with our product candidates may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from our product candidates may not be normally encountered in the general patient population and by medical personnel. Any of these occurrences could harm our business, financial condition, results of operations and prospects significantly.

In addition, even if we successfully advance our product candidates or any future product candidates through clinical trials, such trials will only include a limited number of participants and limited duration of exposure to our product candidates. As a result, we cannot be assured that adverse effects of our product candidates will not be uncovered when a significantly larger number of participants are exposed to the product candidate after approval. Further, any clinical trials may not be sufficient to determine the effect and safety consequences of using our product candidates over a multi-year period.

If any of the foregoing events occur or if one or more of the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to the Option Agreements prove to be unsafe, our entire pipeline could be affected, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We may expend our limited resources to pursue a particular program and fail to capitalize on programs that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus our research and development efforts on certain selected programs. For example, we are initially focused on our most advanced programs, ORKA-001 and ORKA-002. As a result, we may forgo or delay pursuit of opportunities with other programs that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which we would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Any approved products resulting from our current programs or any future program may not achieve adequate market acceptance among clinicians, patients, healthcare third-party payors and others in the medical community necessary for commercial success and we may not generate any future revenue from the sale or licensing of such products.

Even if regulatory approval is obtained for a product candidate resulting from one of our current or future programs, they may not gain market acceptance among physicians, patients, healthcare payors or the medical community. We may not generate or sustain revenue from sales of the product due to factors such as whether the product can be sold at a competitive cost and whether it will otherwise be accepted in the market. There are several approved products and product candidates in later stages of development for the treatment of PsO. However, our programs incorporate advanced antibody engineering to optimize the half-life and formulation of antibodies; to date, no such antibody has been approved by the FDA for the treatment of PsO. Market participants with significant influence over acceptance of new treatments, such as clinicians and third-party payors, may not adopt a biologic that incorporates half-life extension for our targeted indications, and we may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, any programs developed by us or our existing or future collaborators. An extended half-life may make it more difficult for patients to change treatments and there is a perception that half-life extension could exacerbate side effects, each of which may adversely affect our ability to gain market acceptance. Market acceptance of our product candidates will depend on many factors, including factors that are not within our control.

Sales of medical products also depend on the willingness of clinicians to prescribe the treatment. We cannot predict whether clinicians, clinicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that our product is safe, therapeutically effective, cost effective or less burdensome as compared with competing treatments. If any of our product candidates is approved but does not achieve an adequate level of acceptance by such parties, we may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

Certain of our programs may compete with our other programs, which could negatively impact our business and reduce our future revenue.

We are developing product candidates for the same indication, PsO, and may in the future develop our programs for other I&I indications. Each such program targets a different mechanism of action. However, developing multiple programs for a single indication may negatively impact our business if the programs compete with each other. For example, if multiple programs are conducting clinical trials at the same time, they could compete for the enrollment of participants. In addition, if multiple product candidates are approved for the same indication, they may compete for market share, which could limit our future revenue.

We may conduct clinical trials for programs at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We may choose to conduct one or more of our future clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will depend upon the determination that the trials also complied with all applicable U.S. laws and regulations. If the FDA does not accept the data from any trial that we conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and would delay or permanently halt our development of the applicable product candidates. Even if the FDA accepted such data, it could require us to modify our planned clinical trials to receive clearance to initiate such trials in the United States or to continue such trials once initiated.

Further, conducting clinical trials outside of the U.S. presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled participants in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs that could restrict or limit our ability to conduct our clinical trials, the administrative burdens of conducting clinical trials under multiple sets of foreign regulations, potential restrictions on data generated from the clinical trial, foreign exchange fluctuations, diminished protection of intellectual property in some countries, as well as political and economic risks relevant to foreign countries.

Risks Related to Government Regulation

The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our ability to generate revenue will be materially impaired.

The process of obtaining regulatory approvals, both in the United States and abroad, is unpredictable, expensive and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Before obtaining regulatory approvals for the commercial sale of our product candidates, including our most advanced programs, ORKA-001 and ORKA-002, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for each targeted indication. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Further, our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including: the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials; we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for our proposed indication; the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval; serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates; we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh our safety risks; the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials; the data collected from clinical trials of our product candidates may not be acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, and we may be required to conduct additional clinical trials; the FDA or the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of our product candidates; the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects.

If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, including failing to approve the most commercially promising indications, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates and our ability to generate revenue will be materially impaired.

We may not be able to meet requirements for the chemistry, manufacturing and control of our programs.

In order to receive approval of our products by the FDA and comparable foreign regulatory authorities, we must show that we and our CMO partners are able to characterize, control and manufacture our drug products safely and in accordance with regulatory requirements. This includes manufacturing the active ingredient, developing an acceptable formulation, manufacturing the drug product, performing tests to adequately characterize the formulated product, documenting a repeatable manufacturing process, and demonstrating that our drug products meet stability requirements. Meeting these chemistry, manufacturing and control requirements is a complex task that requires specialized expertise. If we are not able to meet the chemistry, manufacturing and control requirements, we may not be successful in getting our products approved.

Our product candidates for which we intend to seek approval as biologics may face competition sooner than anticipated.

The Patient Protection and Affordable Act, as amended by the Healthcare and Education Reconciliation Act (the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a highly similar or “biosimilar” product may not be submitted to the FDA until four years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product.

We believe that any of our product candidates approved as biologics under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Even if we receive regulatory approval of our product candidates, we will be subject to extensive ongoing regulatory obligations and continued regulatory review and may result in restrictions on the use of the product, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy (“REMS”) in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or comparable foreign regulatory authorities approve our product candidates, our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export will be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with current CGMPs and GCPs for any clinical trials that we conduct following approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with CGMPs.

If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials, restrictions on the manufacturing process, warning or untitled letters, civil and criminal penalties, injunctions, product seizures, detentions or import bans, voluntary or mandatory publicity requirements and imposition of restrictions on operations, including costly new manufacturing requirements. The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

We may face difficulties from healthcare legislative reform measures.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, including conflicts of interest rules, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Principal investigators for our clinical trials may serve as scientific advisors or consultants to us or may be affiliated with our other service providers, including CROs or site management organizations, and from time to time may receive cash compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site or in the applicable trial may be questioned or jeopardized.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. If our operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to it, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. Further, defending against any such actions can be costly and time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Even if we are able to commercialize any product candidates, due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, we may not be able to offer such product candidates at competitive prices which would seriously harm our business.

We intend to seek approval to market our product candidates in the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. Our ability to successfully commercialize any product candidates that we may develop will depend in part on the extent to which reimbursement for these product candidates and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. These entities may create preferential access policies for a competitor’s product, including a branded or generic/biosimilar product, over our products in an attempt to reduce their costs, which may reduce our commercial opportunity. Additionally, if any of our product candidates are approved and we are found to have improperly promoted off-label uses of those product candidates, we may become subject to significant liability, which would materially adversely affect our business and financial condition.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties to sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenue, if any.

In some countries, particularly member states of the EU (“EU Member States”), the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a therapeutic. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced EU Member States, can further reduce prices. To obtain coverage and reimbursement or pricing approvals in some countries, we or current or future collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business, financial condition, results of operations or prospects could be materially and adversely affected. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations, including those related to the pricing of prescription pharmaceuticals, as the United Kingdom (“UK”) determines which EU laws to replicate or replace. If the UK were to significantly alter its regulations affecting the pricing of prescription pharmaceuticals, we could face significant new costs.

A breakthrough therapy, fast track, or other expedited designation for our product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that those product candidates will receive marketing approval.

We may seek a breakthrough therapy, fast track, or other designation for appropriate product candidates. Designations such as these are within the discretion of the FDA, or other comparable regulatory authorities. The receipt of a designation for a product candidate may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualifies under one of FDA’s designation programs, the FDA may later decide that the products no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Risks Related to Our Intellectual Property

Our ability to obtain and protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

We rely upon a combination of patents, trademarks, trade secret protection, confidentiality agreements and the Option Agreements to protect the intellectual property related to our programs and technologies and to prevent third parties from competing unfairly with it. Our success depends in large part on our ability to obtain and maintain patent protection for our platform technologies, programs and their uses, as well as our ability to operate without infringing on or violating the proprietary rights of others. Paragon has filed provisional patent applications and intends to file one or more additional provisional patent applications directed to antibodies that target IL-23, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including ORKA-001. In addition, Paragon has filed provisional patent applications and intends to file one or more additional provisional patent applications directed to antibodies that target IL-17, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including ORKA-002. However, we may not be able to protect our intellectual property rights throughout the world and the legal systems in certain countries may not favor enforcement or protection of patents, trade secrets and other intellectual property. Filing, prosecuting and defending patents on programs worldwide would be expensive and our intellectual property rights in some foreign jurisdictions can be less extensive than those in the United States; the reverse may also occur. As such, we may not have patents in all countries or all major markets and may not be able to obtain patents in all jurisdictions even if we apply for them. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Our pending and future patent applications may not result in patents being issued. Any issued patents may not afford sufficient protection of our programs or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or programs. Even if these patents are granted, they may be difficult to enforce. Further, any issued patents that we may license or own covering our programs could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the United States Patent and Trademark Office (“USPTO”). Further, if we encounter delays in our clinical trials or delays in obtaining regulatory approval, the period of time during which we could market our product candidates under patent protection would be reduced. Thus, the patents that we may own and license may not afford us any meaningful competitive advantage.

In addition to seeking patents for some of our technology and programs, we may also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or state actors and those affiliated with or controlled by state actors. In addition, while we undertake efforts to protect our trade secrets and other confidential information from disclosure, others may independently discover trade secrets and proprietary information, and in such cases, we may not be able to assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Lastly, if our trademarks and trade names are not registered or adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We may not be successful in obtaining or maintaining necessary rights to our programs through acquisitions and in-licenses.

Because our development programs currently do and may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our programs. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we do obtain, we may have to abandon development of the relevant program, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

While we plan to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our programs, there may be times when the filing and prosecution activities for patents and patent applications relating to our programs are controlled by our current and future licensors or collaboration partners. If any of our current and future licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our future licensors and our counsel that took place prior to the date upon which we assumed control over patent prosecution.

Our future licensors may rely on third-party consultants or collaborators or on funds from third parties such that our future licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our future in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

It is possible that we may be unable to obtain licenses at a reasonable cost or on reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to redesign our technology, programs, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, manufacturing methods, programs, or future methods or products resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

Disputes may arise between us and our future licensors regarding intellectual property subject to a license agreement, including: the scope of rights granted under the license agreement and other interpretation-related issues; whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement; our right to sublicense patents and other rights to third parties; our right to transfer or assign the license; the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners; and the priority of invention of patented technology.

We may be subject to patent infringement claims or may need to file claims to protect our intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Because the intellectual property landscape in the biotechnology industry is rapidly evolving and interdisciplinary, it is difficult to conclusively assess our freedom to operate and guarantee that we can operate without infringing on or violating third-party rights. If certain of our product candidates are ultimately granted regulatory approval, patent rights held by third parties, if found to be valid and enforceable, could be alleged to render one or more of our product candidates infringing. If a third party successfully brings a claim against us, we may be required to pay substantial damages, be forced to abandon any affected product candidate and/or seek a license from the patent holder. In addition, any intellectual property claims (e.g., patent infringement or trade secret theft) brought against us, whether or not successful, may cause us to incur significant legal expenses and divert the attention of our management and key personnel from other business concerns. We cannot be certain that patents owned or licensed by us will not be challenged by others in the course of litigation. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise funds.

Competitors may infringe or otherwise violate our patents, trademarks, copyrights or other intellectual property. To counter infringement or other violations, we may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents we assert is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not be commercially valuable.

Further, we may be required to protect our patents through procedures created to attack the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

In addition, if our programs are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our future licensees and other parties with whom we have business relationships and we may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of such claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

As is common in the biotechnology industry, in addition to our employees, we engage the services of consultants to assist us in the development of our programs. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including our competitors or potential competitors. We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other confidential information of former employers or competitors. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may become subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor.

While we may litigate to defend ourselves against these claims, even if we are successful, litigation could result in substantial costs and could be a distraction to management. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our programs, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the maintenance, enforcement or defense of our owned and in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. U.S. Supreme Court and U.S. Court of Appeals for the Federal Circuit rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations, including in the antibody arts. For example, the United States Supreme Court in Amgen, Inc. v. Sanofi (Amgen) recently held that Amgen’s patent claims to a class of antibodies functionally defined by their ability to bind a particular antigen were invalid for lack of enablement where the patent specification provided twenty-six exemplary antibodies, but the claimed class of antibodies covered a “vast number” of additional antibodies not disclosed in the specification. The Court stated that if patent claims are directed to an entire class of compositions of matter, then the patent specification must enable a person skilled in the art to make and use the entire class of compositions. This decision makes it unlikely that we will be granted U.S. patents with composition of matter claims directed to antibodies functionally defined by their ability to bind a particular antigen. Even if we are granted claims directed to functionally defined antibodies, it is possible that a third party may challenge our patents, when issued, relying on the reasoning in Amgen or other recent precedential court decisions. Additionally, there have been proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to enforce our proprietary technology. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future.

Geopolitical instability in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of patent applications and the maintenance, enforcement or defense of issued patents. For example, the United States’ and foreign governments’ actions related to Russia’s invasion of Ukraine may limit or prevent filing, prosecution and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of patents or patent applications, resulting in partial or complete loss of patent rights in Russia. If such an event were to occur, it could have a material adverse effect on our business. In addition, a decree was adopted by the Russian government in March 2022 allowing Russian companies and individuals to exploit inventions owned by patentees that have citizenship or nationality in, are registered in, or have predominately primary place of business or profit-making activities in the United States and other countries that Russia has deemed unfriendly without consent or compensation. Consequently, we would not be able to prevent third parties from practicing our inventions in Russia or from selling or importing products made using our inventions in and into Russia. Accordingly, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

In addition, a European Unified Patent Court (“UPC”) entered into force on June 1, 2023. The UPC is a common patent court that hears patent infringement and revocation proceedings effective for EU Member States. This could enable third parties to seek revocation of a European patent in a single proceeding at the UPC rather than through multiple proceedings in each of the jurisdictions in which the European patent is validated.

Although we do not currently own any European patents or applications, if we obtain such patents and applications in the future, any such revocation and loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and products. Moreover, the controlling laws and regulations of the UPC will develop over time, and may adversely affect our ability to enforce or defend the validity of any European patents we may obtain. We may decide to opt out from the UPC any future European patent applications that we may file and any patents we may obtain. If certain formalities and requirements are not met, however, such European patents and patent applications could be challenged for non-compliance and brought under the jurisdiction of the UPC. We cannot be certain that future European patents and patent applications will avoid falling under the jurisdiction of the UPC, if we decide to opt out of the UPC.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuities fees and various other governmental fees on patents and/or patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and/or patent application. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our programs, our competitive position would be adversely affected.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering products or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our programs or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our future licensors may rely on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors would not be the sole and exclusive owners of any patents we in-license. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Patent terms may be inadequate to protect the competitive position of our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Our technology licensed from various third parties may be subject to retained rights.

Our future licensors may retain certain rights under the relevant agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

Risks Related to Our Reliance on Third Parties

We currently rely on licensing arrangements with Paragon through the Option Agreements. If we are unable to maintain collaborations or licensing arrangements, or if our collaborations or licensing arrangements are not successful, our business could be negatively impacted.

We currently rely on our licensing arrangements with Paragon through the Option Agreements for a substantial portion of our discovery capabilities and in-licenses.

Collaborations or licensing arrangements that we enter into may not be successful, and any success will depend heavily on the efforts and activities of such collaborators or licensors. If any of our current or future collaborators or licensors experience delays in performance of, or fails to perform our obligations under their agreement with us, disagrees with our interpretation of the terms of such agreement or terminates their agreement with us, the research programs with respect to which we have the option to acquire intellectual property license rights to pursuant to the Option Agreements and development timeline could be adversely affected. If we fail to comply with any of the obligations under our collaborations or license agreements, including payment terms and diligence terms, our collaborators or licensors may have the right to terminate such agreements, in which event we may lose intellectual property rights and may not be able to develop, manufacture, market or sell the products covered by our agreements or may face other penalties under our agreements. Our collaborators and licensors may also fail to properly maintain or defend the intellectual property we have licensed from them, if required by our agreement with them, or even infringe upon, our intellectual property rights, leading to the potential invalidation of our intellectual property or subjecting us to litigation or arbitration, any of which would be time-consuming and expensive and could harm our ability to commercialize our product candidates. In addition, collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our programs and products if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours.

As part of our strategy, we plan to evaluate additional opportunities to enhance our capabilities and expand our development pipeline or provide development or commercialization capabilities that complement ours. We may not realize the benefits of such collaborations, alliances or licensing arrangements. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business.

We may face significant competition in attracting appropriate collaborators, and more established companies may also be pursuing strategies to license or acquire third-party intellectual property rights that we consider attractive. These companies may have a competitive advantage over us due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Whether we reach a definitive agreement for a collaboration will depend upon, among other things, our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Collaborations are complex and time-consuming to negotiate, document and execute. In addition, consolidation among large pharmaceutical and biotechnology companies has reduced the number of potential future collaborators. We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market.

We currently rely, and plan to rely in the future, on third parties to conduct and support our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We have utilized and plan to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, contract testing labs, CMOs and strategic partners, to supply, conduct and support our preclinical studies and clinical trials under agreements with us. We will rely heavily on these third parties over the course of our preclinical studies and clinical trials, and we control only certain aspects of their activities. As a result, we will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP regulations, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our programs in clinical development. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications or refuse to approve our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether they devote sufficient time and resources to our programs. These third parties may be involved in mergers, acquisitions or similar transactions and may have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could negatively affect their performance on our behalf and the timing thereof and could lead to products that compete directly or indirectly with our product candidates. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates.

In addition, we currently rely on foreign CROs and CMOs, including WuXi Biologics (Hong Kong) Limited and its affiliates (“WuXi Biologics”) and will likely continue to rely on foreign CROs and CMOs in the future. WuXi is a subsidiary or affiliate of WuXi Biologics, which is identified in the proposed U.S. legislation known as the BIOSECURE Act as a biotechnology “company of concern.” The current version of the BIOSECURE Act introduced in the House of Representatives would prohibit federal agencies from entering into procurement contracts with, as well as providing grants and loans to, an entity that uses biotechnology equipment or services from a biotechnology company of concern, and includes a grandfathering provision allowing biotechnology equipment and services provided or produced by named “biotechnology companies of concern” under a contract or agreement entered into before the effective date until January 1, 2032. The pathway and timing for the BIOSECURE Act or its provisions to become law are uncertain, although the bill was passed in the House of Representatives on September 9, 2024. Depending on whether the BIOSECURE Act becomes law, what the final language of the BIOSECURE Act includes, and how the law is interpreted by U.S. federal agencies, we could be potentially restricted from pursuing U.S. federal government business or grants in the future if we continue to use WuXi or other parties identified as “biotechnology companies of concern” beyond the grandfathering period. Foreign CMOs may be subject to U.S. legislation, including the proposed BIOSECURE bill, trade restrictions and other foreign regulatory requirements which could increase the cost or reduce the supply of material available to us, delay the procurement or supply of such material or have an adverse effect on our ability to secure significant commitments from governments to purchase our potential therapies.

For example, the biopharmaceutical industry in China is strictly regulated by the Chinese government. Changes to Chinese regulations or government policies affecting biopharmaceutical companies are unpredictable and may have a material adverse effect on our collaborators in China which could have an adverse effect on our business, financial condition, results of operations and prospects. Evolving changes in China’s public health, economic, political, and social conditions and the uncertainty around China’s relationship with other governments, such as the United States and the UK, could also negatively impact our ability to manufacture our product candidates for our planned clinical trials or have an adverse effect on our ability to secure government funding, which could adversely affect our financial condition and cause it to delay our clinical development programs. Furthermore, if the BIOSECURE bill is passed and one or more of our collaborators in China, including WuXi Biologics, is deemed to be a biotechnology company of concern, our operations and financial condition may be negatively impacted as a result of any delays or increased costs arising from the trade restrictions and other foreign regulatory requirements affecting such collaborators. In addition, while we have established relationships with CROs and CMOs outside of China, moving to those suppliers in the event of a geopolitical instability affecting our collaborators in China could introduce delays into the development program.

We currently rely and expect to rely in the future on the use of manufacturing suites in third-party facilities or on third parties to manufacture our product candidates, and we may rely on third parties to produce and process our products, if approved. Our business could be adversely affected if we are unable to use third-party manufacturing suites or if the third-party manufacturers encounter difficulties in production.

We do not currently own any facility that may be used as our clinical or commercial manufacturing and processing facility and must currently rely on CMOs to manufacture our product candidates. We have not yet caused any product candidates to be manufactured on a commercial scale and may not be able to do so for any of our product candidates, if approved. We currently have a sole source relationship for our supply of the ORKA-001 and ORKA-002 programs. If there should be any disruption in such supply arrangement, including any adverse events affecting our sole supplier, it could have a negative effect on the clinical development of our programs and other operations while we work to identify and qualify an alternate supply source. We may not control the manufacturing process of, and may be completely dependent on, our contract manufacturing partners for compliance with cGMP requirements and any other regulatory requirements of the FDA or comparable foreign regulatory authorities for the manufacture of our product candidates. Beyond periodic audits, we have limited control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs, delays, and materially adversely affect our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Similarly, our failure, or the failure of our CMOs, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.

Moreover, our CMOs may experience manufacturing difficulties due to resource constraints, supply chain issues, or as a result of labor disputes or unstable political environments. If any CMOs on which we will rely fail to manufacture quantities of our product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows us to achieve profitability, our business, financial condition and prospects could be materially and adversely affected. In addition, our CMOs are responsible for transporting temperature-controlled materials that can be inadvertently degraded during transport due to several factors, rendering certain batches unsuitable for trial use for failure to meet, among others, our integrity and purity specifications. We and any of our CMOs may also face product seizure or detention or refusal to permit the import or export of products. Our business could be materially adversely affected by business disruptions to our third-party providers that could materially adversely affect our anticipated timelines, potential future revenue and financial condition and increase our costs and expenses. Each of these risks could delay or prevent the completion of our preclinical studies and clinical trials or the approval of any of our product candidates by the FDA, result in higher costs or adversely impact commercialization of our product candidates.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to Our Business

In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may experience difficulties in managing this growth.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of preclinical and clinical drug development, technical operations, clinical operations, regulatory affairs and, potentially, sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial personnel and systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team working together in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.

We are highly dependent on our key personnel and anticipate hiring new key personnel. If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

We are a preclinical stage biotechnology company with a limited operating history. We have been and will continue to be highly dependent on the research and development, clinical and business development expertise of our executive officers, as well as the other principal members of our management, scientific and clinical team. Any of our management team members may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.

Attracting and retaining qualified personnel will also be critical to our success, including with respect to any strategic transaction that we may pursue. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, facilitate regulatory approval of and commercialize product candidates. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our discovery and nonclinical and clinical development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

Our future growth may depend, in part, on our ability to operate in foreign markets, where it would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize our product candidates in foreign markets for which we may rely on collaboration with third parties. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the applicable foreign regulatory authority, and may never receive such regulatory approval for any of our product candidates. To obtain separate regulatory approval in many other countries, we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our product candidates, and we cannot predict success in these jurisdictions. If we fail to comply with the regulatory requirements in international markets and receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed and our business will be adversely affected. Moreover, even if we obtain approval of our product candidates and ultimately commercializes our product candidates in foreign markets, we would be subject to the risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and reduced protection of intellectual property rights in some foreign countries.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Our estimates and forecasts relating to size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and growth forecasts, our business may not grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

Our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors acting for or on our behalf may engage in misconduct or other improper activities. We have adopted a code of conduct and ethics, but it is not always possible to identify and deter misconduct by these parties and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

Our internal information technology systems, or those of any of our CROs, manufacturers, other contractors or consultants, third-party service providers, or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

In the ordinary course of our business, we and the third parties upon which we rely collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) proprietary, confidential, and sensitive data, including personal data, intellectual property, trade secrets, and other sensitive data (collectively, sensitive information).

Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our internal information technology systems and those of our third-party CROs, other contractors (including sites performing our clinical trials), third-party service providers and supply chain companies, and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties, which may compromise our system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, our data.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, and the third parties upon which we rely, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

To the extent that any disruption or security breach were to result in loss, destruction, unavailability, alteration or dissemination of, or damage to, our data or applications, or for it to be believed or reported that any of these occurred, we could incur liability and reputational damage and the development and commercialization of our product candidates could be delayed. Further, our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in, or failure or security breach of, our systems or third-party systems where information important to our business operations or commercial development is stored.

Our fully-remote workforce may create additional risks for our information technology systems and data because our employees work remotely and utilize network connections, computers, and devices working at home, while in transit and in public locations. Additionally, business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We may be unable in the future to detect vulnerabilities in our information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities. Applicable data privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

We rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to it, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; management distraction; delays; and other similar harms. Security incidents and attendant consequences may cause stakeholders (including investors and potential customers) to stop supporting our platform, deter new customers from products, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

We are subject to stringent and changing laws, regulations and standards, and contractual obligations relating to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could lead to government enforcement actions (which could include civil or criminal penalties), fines and sanctions, private litigation and/or adverse publicity and could negatively affect our operating results and business.

We and third parties who we work with are or may become subject to numerous domestic and foreign laws, regulations, and standards relating to privacy, data protection, and data security, the scope of which is changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules. We are or may become subject to the terms of contractual obligations related to privacy, data protection and data security. Our obligations may also change or expand as our business grows. The actual or perceived failure by us or third parties related to us to comply with such laws, regulations and obligations could increase our compliance and operational costs, expose us to regulatory scrutiny, actions, fines and penalties, result in reputational harm, lead to a loss of customers, result in litigation and liability, and otherwise cause a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We may be subject to adverse legislative or regulatory tax changes that could negatively impact our financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which may have retroactive application) could adversely affect our stockholders or us. We continue to assess the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where we have operations or employees to determine the potential effect on our business and any assumptions we make about our future taxable income. We cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on our business if they were to be enacted. For example, the United States enacted the Inflation Reduction Act of 2022, which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Cuts and Jobs Act eliminated the previously available option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years for research activities conducted in the United States and over 15 years for research activities conducted outside the United States. The U.S. Congress is considering legislation that would restore the current deductibility of research and development expenditures; however, there is no assurance that the current provision will be repealed or otherwise modified. Such changes, among others, may adversely affect our effective tax rate, results of operation and general business condition.

We may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new product candidates or products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. There is no assurance that, following any such acquisition, we will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on our business and prospects.

We maintain our cash at financial institutions, often in balances that exceed federally-insured limits. The failure of financial institutions could adversely affect our ability to pay our operational expenses or make other payments.

Our cash held in non-interest-bearing and interest-bearing accounts exceeds the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If such banking institutions were to fail, we could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank on March 10, 2023. The Federal Reserve subsequently announced that account holders would be made whole. We currently hold a small portion of our cash and cash equivalents at Silicon Valley Bank. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that we may experience in the future or inability for a material time period to access our cash and cash equivalents could have an adverse effect on our ability to pay our operational expenses or make other payments, which could adversely affect our business.

General Risk Factors

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Our estimates and forecasts relating to size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and growth forecasts, our business may not grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

Our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

We may become exposed to costly and damaging liability claims, either when testing a product candidate in the clinical or at the commercial stage, and our product liability insurance may not cover all damages from such claims.

We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. While we currently have no products that have been approved for commercial sale, the future use of a product candidate in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. These claims may be made by patients that use the product, healthcare providers, pharmaceutical companies, or others selling such product. Any claims against us, regardless of their merit, could be difficult and costly to defend and could materially and adversely affect the market for our products or any prospects for commercialization of our products. Although we intend to obtain product liability insurance for our future clinical trials, it is possible that any liabilities could exceed our insurance coverage or that in the future we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Litigation costs and the outcome of litigation could have a material adverse effect on our business.

From time to time we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, employment matters, security of patient and employee personal information, contractual relations with collaborators and intellectual property rights. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, may continue to be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

Our business could be adversely affected by economic downturns, inflation, fluctuation in interest rates, natural disasters, public health crises, political crises, geopolitical events, or other macroeconomic conditions, which could have a material and adverse effect on our results of operations and financial condition.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including, among other things, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, supply chain shortages, increases in inflation rates, fluctuation in interest rates, and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. The Federal Reserve previously raised interest rates multiple times in response to concerns about inflation and it may raise them again. Fluctuation in interest rates, coupled with reduced government spending and volatility in financial markets, may increase economic uncertainty and affect consumer spending. Similarly, the ongoing military conflict between Russia and Ukraine and in the Middle East and rising tensions with China have created extreme volatility in the global capital markets and may have further global economic consequences, including disruptions of the global supply chain. Any such volatility and disruptions may adversely affect our business or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more costly, more dilutive, or more difficult to obtain in a timely manner or on favorable terms, if at all. Increased inflation rates can adversely affect us by increasing our costs, including materials, operational, labor and employee benefit costs.

We may in the future experience disruptions as a result of such macroeconomic conditions, including delays or difficulties in initiating or expanding clinical trials and manufacturing sufficient quantities of materials. Any one or a combination of these events could have a material and adverse effect on our results of operations and financial condition.

Risks Related to Owning Our Stock

The market price of our common stock may continue to be volatile.

The market price of our common stock may be subject to significant fluctuations. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	timing and results of clinical trials and preclinical studies of our product candidates, or those of our competitors or our existing or future collaborators;

●	failure to meet or exceed financial and development projections that we may provide to the public;

●	announcements of significant or potential equity or debt sales by us;

●	failure to meet or exceed the financial and development projections of the investment community;

●	failure to achieve the perceived benefits of our recent merger as rapidly or to the extent anticipated by financial or industry analysts;

●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;

●	actions taken by regulatory agencies with respect to our product candidates, clinical studies, manufacturing process or sales and marketing terms;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

●	additions or departures of key personnel, including scientific or management personnel;

●	significant lawsuits, including patent or stockholder litigation;

●	if securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding our business and stock;

●	changes in the market valuations of similar companies;

●	general market, macroeconomic or geopolitical conditions or market conditions in the pharmaceutical and biotechnology sectors;

●	sales of securities by us or our securityholders in the future;

●	if we fail to raise an adequate amount of capital to fund our operations or continued development of our product candidates;

●	trading volume of our common stock;

●	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

●	adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;

●	the introduction of technological innovations or new therapies that compete with our products; and

●	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect our business and the value of our common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

Furthermore, market volatility may lead to increased shareholder activism if we experience a market valuation that activists believe is not reflective of our intrinsic value. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results, financial condition and cash flows.

Our certificate of incorporation and bylaws, as well as provisions under Delaware law, could make an acquisition of the company more difficult and may prevent attempts by our stockholders to replace or remove management.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the company that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	establish a classified board of directors such that all members of the board are not elected at one time;

●	allow the authorized number of our directors to be changed only by resolution of our board of directors;

●	limit the manner in which stockholders can remove directors from the board;

●	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings;

●	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

●	limit who may call a special meeting of stockholders;

●	authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

●	require the approval of the holders of at least 66 2/3% of the votes that all stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

Our governing documents provide that, unless we consent in writing to the selection of an alternative forum, certain designated courts will be the sole and exclusive forum for certain legal actions between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our governing documents provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws, or (v) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, which for purposes of this risk factor refers to herein as the “Delaware Forum Provision.” Our governing documents further provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which for purposes of this risk factor refers to herein as the “Federal Forum Provision.” Neither the Delaware Forum Provision nor the Federal Forum Provision will apply to any causes of action arising under the Exchange Act. In addition, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing Delaware Forum Provision and Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on our stockholders in pursuing any such claims, particularly if such stockholders do not reside in or near the State of Delaware. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after legal restrictions on resale lapse, the trading price of our common stock could decline. In addition, shares of our common stock that are subject to our outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act.

We do not anticipate that we will pay any cash dividends in the foreseeable future

We do not anticipate that we will pay any cash dividends in the foreseeable future. The current expectation is that we will retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future.

Our executive officers, directors and principal stockholders have the ability to control or significantly influence all matters submitted to our stockholders for approval.

Our executive officers, directors and principal stockholders beneficially own a significant percentage of our outstanding common stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent our acquisition on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that equity research analysts publish about us and our business. Equity research analysts may elect to not provide research coverage of our common stock, and such lack of research coverage may adversely affect the market price of our common stock. If we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our common stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders. Some of the shares of Common Stock offered hereby are issuable upon the exercise of the Pre-Funded Warrants. Upon exercise of such Pre-Funded Warrants for cash, we will receive the nominal cash exercise price paid by the holders of the Pre-Funded Warrants. We intend to use those proceeds, if any, for general corporate purposes.

Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements as a result of various factors. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Statement Concerning Forward-Looking Statements.” As used in this prospectus, unless the context suggests otherwise, “we”, “us”, “our”, “the Company”, or “Oruka” refers to Oruka Therapeutics, Inc. and its subsidiaries, including Oruka Therapeutics Operating Company, LLC.

Overview

We are a biotechnology company focused on developing novel monoclonal antibody therapeutics for psoriasis (“PsO”) and other inflammatory and immunology (“I&I”) indications. Our name is derived from or, for “skin,” and arukah, for “restoration” and reflects our mission to deliver therapies for chronic skin diseases that provide patients the greatest possible freedom from their condition. Our strategy is to apply antibody engineering and format innovations to validated modes of action, which we believe will enable us to improve meaningfully upon the efficacy and dosing regimens of standard-of-care medicines while significantly intending to reduce technical and biological risk. Our programs aim to treat and potentially modify disease by targeting mechanisms with proven efficacy and safety involved in disease pathology and the activity of pathogenic tissue-resident memory T cells. Our lead program, ORKA-001, is designed to target the p19 subunit of interleukin-23 (“IL-23p19”) for the treatment of PsO. Our co-lead program, ORKA-002, is designed to target interleukin-17A and interleukin-17F (“IL-17A/F”) for the treatment of PsO, psoriatic arthritis (“PsA”), and other conditions. These programs each bind their respective targets at high affinity and incorporate half-life extension technology with the aim to increase exposure and decrease dosing frequency. We believe that our focused strategy, differentiated portfolio, and deep expertise position us to set a new treatment standard in large I&I markets with continued unmet need.

Since our inception in February 2024, we have devoted substantially all of our resources to raising capital, organizing and staffing the company, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties for the manufacture of our programs and component materials, and providing general and administrative support for these operations. We do not have any programs approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily with proceeds from the issuance of convertible preferred stock, common stock, convertible note, pre-funded warrants, and the proceeds from the reverse recapitalization and merger with ARCA biopharma, Inc., our Pre-Closing Financing and subsequent PIPE Financing (as defined and further described in “Recent developments” below).

Since our inception, we have incurred significant losses and negative cash flows from our operations. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs we may develop. We generated net losses of $28.6 million for the three months ended September 30, 2024 and $57.9 million for the period from February 6, 2024 (inception) to September 30, 2024. For the period from February 6 (inception) to September 30, 2024, we have used net cash of $39.0 million for our operating activities.

We had cash and cash equivalents of $410.9 million as of September 30, 2024. We expect that our existing cash and cash equivalents will be sufficient to fund our operating plans for at least twelve months from the date of filing of this prospectus. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure.

ORKA-001

ORKA-001 is a high affinity, extended half-life monoclonal antibody (“mAb”) designed to target IL-23p19. IL-23 is a pro-inflammatory cytokine that plays a critical role in the proliferation and development of T helper 17 (“Th17”) cells, which are the primary drivers of several autoimmune and inflammatory disorders, including PsO. IL-23 is composed of two subunits: a p40 subunit that is shared with IL-12 and a p19 subunit that is specific to IL-23. First-generation IL-23 antibodies bound p40 and inhibited both IL-12 and IL-23 signaling, while more recent IL-23 antibodies targeting the p19 subunit have shown improved efficacy and safety. Based on preclinical evidence, we believe that ORKA-001 could achieve higher response rates than established therapies in PsO while requiring less frequent dosing and maintaining the favorable safety profile of therapies targeting IL-23p19.

ORKA-001 is engineered with YTE half-life extension technology, a specific three amino acid change in the Fc domain to modify the pH-dependent binding to the neonatal Fc receptor. As a result, it has a pharmacokinetic profile that has the potential to support a SQ injection as infrequently as once or twice a year. In addition, emerging evidence suggests that IL-23 blockade can modify the disease biology of PsO, possibly leading to durable remissions and preventing the development of PsA. We believe that the expected characteristics of ORKA-001 increase its potential to deliver these disease-modifying benefits.

We plan to initiate a Phase 1 trial of ORKA-001 in the first quarter of 2025. We expect to share interim data from the first-in-human trial in healthy volunteers, including initial pharmacokinetic data, in the second half of 2025 and initial efficacy data in PsO patients in the second half of 2026.

ORKA-002

ORKA-002 is a high affinity, extended half-life mAb designed to target IL-17A and IL-17F (“IL-17A/F”). IL-17 inhibition has become central to the treatment of psoriatic diseases, including PsO and PsA, and has also shown efficacy in other I&I indications, such as hidradenitis suppurativa and axial spondyloarthritis. More recently, the importance of inhibiting the IL-17F isoform along with IL-17A has become appreciated, and dual blockade with the recently approved therapy Bimzelx® (bimekizumab) has led to higher response rates in patients than blockade of IL-17A alone. ORKA-002 is designed to bind IL-17A/F at similar epitopes, or binding sites, and affinity ranges as bimekizumab, but incorporates half-life extension technology that could enable more convenient dosing intervals. We plan to initiate a Phase 1 trial of ORKA-002 in the third quarter of 2025. We expect to share interim data from the first-in-human trial in healthy volunteers, including initial pharmacokinetic data, in the first half of 2026.

We view ORKA-002 and ORKA-001 as highly complementary. Patients with moderate-to-severe PsO that have purely skin manifestations are most often treated with IL-23 inhibitors due to the high efficacy and tolerability of this mechanism. However, for patients who also have joint involvement, or signs and symptoms of PsA, an IL-17 inhibitor is typically used due to its efficacy in addressing both skin and joint symptoms. In addition, IL-17 inhibitors are often used in patients with highly resistant skin symptoms that do not adequately resolve through treatment with an IL-23 inhibitor. Together, ORKA-001 and ORKA-002 provide the potential to offer a highly compelling product profile for most patients with PsO and/or PsA, as well as the opportunity to address additional I&I indications.

Additional Pipeline Program

We have a third mAb program, ORKA-003, designed to target an undisclosed pathway. Our strategy as a company is to remain highly focused on I&I diseases, and specifically on inflammatory dermatology conditions. Our third program provides the potential for indication expansion beyond PsO and may create combination opportunities with our more advanced programs.

Recent Developments

The Merger

On August 29, 2024, we consummated the previously announced business combination (“Closing”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated April 3, 2024 (the “Merger Agreement”), by and among ARCA, Atlas Merger Sub Corp, a wholly owned subsidiary of ARCA (“First Merger Sub”), Atlas Merger Sub II, LLC, a wholly owned subsidiary of ARCA (“Second Merger Sub”) and Oruka Therapeutics, Inc. (“Pre-Merger Oruka”), pursuant to which, among other matters, Pre-Merger Oruka merged with and into First Merger Sub, with Pre-Merger Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (“First Merger”) and following that, Pre-Merger Oruka then merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the second merger (the “Second Merger” and together with the First Merger, the “Merger”). Following consummation of the Merger, we effected a 1-for-12 reverse stock split (the “Reverse Stock Split”) of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), which became effective on September 3, 2024. The Company Common Stock commenced trading on a post-Reverse Stock Split, post-Merger basis at the opening of trading on September 3, 2024. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” We are led by the pre-reverse capitalization Pre-Merger Oruka management team and remains focused on developing biologics to optimize the treatment of inflammatory skin diseases.

Pre-Closing Financing

Immediately prior to the execution and delivery of the Merger Agreement on April 3, 2024, certain new and existing investors of Pre-Merger Oruka entered into a subscription agreement with Pre-Merger Oruka (the “Subscription Agreement”), pursuant to which, and on the terms and subject to the conditions of which, immediately prior to the Closing, those investors purchased shares of common stock of Pre-Merger Oruka (“Pre-Merger Oruka Common Stock”) and Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note (refer to Note 6 in our condensed consolidated financial statements included in this prospectus for additional details) and accrued interest on such note which converted to shares of Pre-Merger Oruka Common Stock) (the “Pre-Closing Financing”). We incurred transaction costs of $20.5 million which was recorded as a reduction to additional paid-in capital in the unaudited condensed consolidated financial statements. At the Closing, the shares of Pre-Merger Oruka Common Stock and Pre-Merger Oruka pre-funded warrants issued pursuant to the Subscription Agreement were converted into shares of Company Common Stock and pre-funded warrants of Company Common Stock in accordance with the Exchange Ratio (defined below).

In accordance with an Exchange Ratio determined by terms of the Merger Agreement and upon the effective time of the First Merger (the “First Effective Time”), (i) each then-issued and outstanding share of Pre-Merger Oruka Common Stock including outstanding and unvested Pre-Merger Oruka restricted stock and shares of Pre-Merger Oruka Common Stock issued in connection with the Subscription Agreement, were converted into the right to receive a number of shares of Company Common Stock, equal to the exchange ratio of 6.8569 shares of Company Common Stock (the “Exchange Ratio”), which were subject to the same vesting provisions as those immediately prior to the Merger, (ii) each share of Pre-Merger Oruka Series A convertible preferred stock, par value $0.0001 (“Pre-Merger Oruka Series A Preferred Stock”), outstanding immediately prior to the First Effective Time was converted into the right to receive a number of shares of ARCA Series B non-voting convertible preferred stock, par value $0.001 per share, which are convertible into shares of Company Common Stock at a conversion ratio of approximately 83.3332:1, (iii) each outstanding option to purchase Pre-Merger Oruka Common Stock was converted into an option to purchase shares of Company Common Stock, (iv) each outstanding warrant to purchase shares of Pre-Merger Oruka Common Stock was converted into a warrant to purchase shares of Company Common Stock, and (v) each share of Company Common Stock issued and outstanding at the First Effective Time remain issued and outstanding in accordance with its terms and such shares Subsequent to the close of the merger, the common stock shares were then, subject to the reverse stock split of 1-for-12 effected on September 3, 2024.

As part of the Pre-Closing Financing and the Closing, the investors in the Pre-Closing Financing received 22,784,139 shares of Company Common Stock in exchange for 39,873,706 shares of Pre-Merger Oruka Common Stock (which includes the issuance of 2,722,207 shares of Company Common Stock in exchange for 4,764,032 shares of Pre-Merger Oruka Common Stock on the conversion of Convertible Note along with the accrued interest through the conversion date) and 5,522,207 Company pre-funded warrants in exchange for 9,664,208 Pre-Merger pre-funded warrants.

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Pre-Merger Oruka was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the fact that, immediately following the Merger: (i) Pre-Merger Oruka stockholders own a substantial majority of the voting rights in the combined company; (ii) Pre-Merger Oruka’s largest stockholders retain the largest interest in the combined company; (iii) Pre-Merger Oruka designated a majority of the initial members of the board of directors of the combined company; and (iv) Pre-Merger Oruka’s executive management team became the management team of the combined company. Accordingly, for accounting purposes: (i) the Merger was treated as the equivalent of Pre-Merger Oruka issuing stock to acquire the net assets of ARCA; and (ii) the reported historical operating results of the combined company prior to the Merger are those of Pre-Merger Oruka. Additional information regarding the Merger is included in Note 3 to the condensed consolidated financial statements included in this prospectus.

Reverse Stock Split

On September 3, 2024, we effected the Reverse Stock Split, a 1-for-12 reverse stock split of Company Common Stock. The par value per share and the number of authorized shares were not adjusted as a result of the Reverse Stock Split. The shares of Company Common Stock underlying outstanding stock options, common stock warrants and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. All references to common stock, options to purchase common stock, outstanding common stock warrants, common stock share data, per share data, and related information contained in the condensed consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented, unless otherwise specifically indicated or the context otherwise requires.

PIPE Financing

On September 11, 2024, we entered into a Securities Purchase Agreement for a private placement (the “PIPE Financing”) with certain institutional and accredited investors. The closing of the PIPE Financing occurred on September 13, 2024.

Pursuant to the Securities Purchase Agreement, the investors purchased an aggregate of 5,600,000 shares of Company Common Stock at a purchase price of $23.00 per share, an aggregate of 2,439 shares of the Company’s Series A non-voting convertible preferred stock, par value $0.001 per share (“Company Series A Preferred Stock”), at a purchase price of $23,000.00 per share (each Company Series A Preferred Stock is convertible into 1,000 shares of Company Common Stock), and pre-funded warrants to purchase an aggregate of 680,000 shares of Company Common Stock at a purchase price of $22.999 per pre-funded warrant, for aggregate net proceeds of approximately $188.7 million (net of issuance costs of $11.8 million).

Components of Results of Operations

Revenue

To date, we have not generated revenue from any sources, including product sales, and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales or payments from future collaboration or license agreements that we may enter into with third parties, or any combination thereof. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Operating Expenses

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the development and research of our programs. These expenses include costs of funding research performed by third parties, including Paragon Therapeutics, Inc. (“Paragon”), that conduct research and development activities on our behalf, expenses incurred in connection with continuing our current research programs and discovery-phase development of any programs we may identify, including under future agreements with third parties, such as consultants and contractors, personnel-related expenses, including salaries, bonuses, employee benefits, stock-based compensation expense, and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for our leased office space.

We expense research and development costs as incurred. Our primary focus since inception has been the identification and development of our pipeline programs. Our research and development expenses primarily consist of external costs, such as fees paid to Paragon under the Option Agreements. We separately track the amount of costs incurred under the Option Agreements with Paragon between ORKA-001 and ORKA-002. See “— Contractual Obligations and Commitments” below for further details on the Option Agreements.

We expect our research and development expenses to increase substantially for the foreseeable future as we advance our product candidates into and through preclinical studies and clinical trials, pursue regulatory approval of our product candidates and expand our pipeline of product candidates.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, bonuses, employee benefits, and stock-based compensation, for our executive and other administrative personnel. Other significant general and administrative expenses include legal services, including intellectual property and corporate matters; professional fees for accounting, auditing, tax, insurance, and allocated human resource costs, information technology costs, and facility-related costs, including rent, utilities, maintenance, and depreciation for our leased office space.

We expect our general and administrative expenses will increase substantially for the foreseeable future as we anticipate an increase in our personnel headcount to support the expansion of research and development activities, as well as to support our operations generally. We also expect to continue to incur significant expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable Nasdaq and SEC requirements; additional director and officer insurance costs; and investor and public relations costs. We also expect to incur additional intellectual property-related expenses as we file patent applications to protect innovations arising from our research and development activities.

Other Income (Expense), Net

Other income (expense), net includes interest expense on the convertible note from a related party, interest income, and foreign currency transactions gains and losses. Interest expense relates to a convertible note (the “Convertible Note”) issued to Fairmount Healthcare Fund II, L.P. (“Fairmount”) in March 2024.

Income Taxes

No provision for income taxes was recorded for the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) through September 30, 2024. Deferred tax assets generated from our net operating losses have been fully reserved as we believe it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date.

Results of Operations for the Three Months Ended September 30, 2024

The following table summarizes our results of operations and comprehensive loss for the period presented (in thousands):

Three Months Ended September 30, 2024
Operating expenses
Research and development(1)	$25,691
General and administrative(2)	3,758
Total operating expenses	29,449
Loss from operations	(29,449)
Other income (expense)
Interest income	1,330
Interest expense(3)	(504)
Total other income, net	826
Net loss and comprehensive loss	$(28,623)

(1)	Includes related party amount of $13,537 for the three months ended September 30, 2024

(2)	Includes related party amount of $71 for the three months ended September 30, 2024

(3)	Includes related party amount of $504 for the three months ended September 30, 2024

Research and Development Expenses

The following table summarizes our research and development expenses for the period presented (in thousands):

Three Months Ended September 30, 2024
External research and development costs by selected target:
ORKA-001(1)	$11,761
ORKA-002(2)	4,147
Other research and development costs:
Personnel-related (including stock-based compensation)(3)	9,076
Other(4)	707
Total research and development expenses	$25,691

(1)	Includes related party amount of $2,316 for the three months ended September 30, 2024

(2)	Includes related party amount of $3,824 for the three months ended September 30, 2024

(3)	Includes related party amount of $7,251 for the three months ended September 30, 2024

(4)	Includes related party amount of $146 for the three months ended September 30, 2024

Research and development expenses were $25.7 million for the three months ended September 30, 2024 and consisted primarily of the following:

●	$2.3 million of research and development expense due to Paragon for services rendered under the Option Agreements for ORKA-001, including $1.5 million of milestone payment due to Paragon upon exercise of option to enter into a license agreement and achievement of development candidate for IL-23;

●	$9.4 million of research and development expenses on chemistry, manufacturing, and development costs for ORKA-001, including $3.2 million of toxicology testing for ORKA-001 with a third-party contract research organization;

●	$3.8 million of research and development expense due to Paragon for services rendered under the Option Agreements for ORKA-002;

●	$9.1 million of personnel-related costs related to salaries, benefits and other compensation-related costs, and stock-based compensation expense of $7.8 million, including $7.3 million for stock-based compensation related to Paruka Holding LLC (“Paruka”) warrants; and

●	$0.7 million of other research expenses and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for our leased office space.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the period presented (in thousands):

Three Months Ended September 30, 2024
Personnel-related (including stock-based compensation)	$2,435
Professional and consulting fees	701
Legal fees related to patent(1)	116
Other	506
Total general and administrative expenses	$3,758

(1)	Includes related party amount of $71 for the three months ended September 30, 2024

General and administrative expenses were $3.8 million for the three months ended September 30, 2024 and consisted primarily of the following:

●	$2.4 million of personnel-related costs related to salaries, benefits and other compensation-related costs, including stock-based compensation of $1.2 million;

●	$0.7 million of professional and consulting fees associated with accounting, audit, and legal fees to support our business activity and operations of a public company;

●	$0.1 million of legal fees due to Paragon associated with patent related activities; and

●	$0.5 million of other business expense and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for our leased office space.

Total Other Income (Expense), Net

Interest income from money market funds was $1.3 million for the three months ended September 30, 2024.

Interest expense was $0.5 million for the three months ended September 30, 2024 relating to the Convertible Note from Fairmount.

Results of Operations for the Period of February 6, 2024 (Inception) to September 30, 2024

The following table summarizes our results of operations and comprehensive loss for the period presented (in thousands):

Period from February 6, 2024 (Inception) to September 30, 2024
Operating expenses
Research and development(1)	$49,557
General and administrative(2)	8,248
Total operating expenses	57,805
Loss from operations	(57,805)
Other income (expense)
Interest income	1,330
Interest expense(3)	(1,468)
Total other expense, net	(138)
Net loss and comprehensive loss	$(57,943)

(1)	Includes related party amount of $33,967 for the period from February 6, 2024 (inception) to September 30, 2024

(2)	Includes related party amount of $1,339 for the period from February 6, 2024 (inception) to September 30, 2024

(3)	Includes related party amount of $1,468 for the period from February 6, 2024 (inception) to September 30, 2024

Research and Development Expenses

The following table summarizes our research and development expenses for the period presented (in thousands):

Period from February 6, 2024 (Inception) to September 30, 2024
External research and development costs by selected target:
ORKA-001(1)	$26,939
ORKA-002(2)	10,987
Other research and development costs:
Personnel-related (including stock-based compensation)(3)	10,684
Other(4)	947
Total research and development expenses	$49,557

(1)	Includes related party amount of $15,478 for the period from February 6, 2024 (inception) to September 30, 2024

(2)	Includes related party amount of $10,662 for the period from February 6, 2024 (inception) to September 30, 2024

(3)	Includes related party amount of $7,681 for the period from February 6, 2024 (inception) to September 30, 2024

(4)	Includes related party amount of $146 for the period from February 6, 2024 (inception) to September 30, 2024

Research and development expenses were $49.6 million for the period from February 6, 2024 (inception) to September 30, 2024 and consisted primarily of the following:

●	$15.5 million of research and development expense due to Paragon for services rendered under the Option Agreements for ORKA-001, including $1.5 million of milestone payment due to Paragon upon exercise of option to enter into a license agreement and achievement of development candidate for IL-23, and $5.9 million of research and development expense due to Paragon incurred through March 31, 2024 upon completion of IL-23 selection process;

●	$11.4 million of research and development expense on chemistry, manufacturing, and development costs for ORKA-001, including $3.4 million in toxicology testing for ORKA-001 with a third-party contract research organization;

●	$11.0 million of research and development expense primarily due to Paragon for services rendered under the Option Agreements for ORKA-002;

●	$10.7 million of personnel-related costs related to salaries, benefits, and other compensation-related costs, and stock-based compensation expense of $8.3 million, including $7.7 million for stock-based compensation related to Paruka warrants; and

●	$0.9 million of other research expense and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for our leased office space.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the period presented (in thousands):

Period from February 6, 2024 (Inception) to September 30, 2024
Personnel-related (including stock-based compensation)(1)	$4,590
Professional and consulting fees	2,330
Legal fees related to patent(2)	606
Other(3)	722
Total general and administrative expenses	$8,248

(1)	Includes related party amount of $609 for the period from February 6, 2024 (inception) to September 30, 2024

(2)	Includes related party amount of $550 for the period from February 6, 2024 (inception) to September 30, 2024

(3)	Includes related party amount of $180 for the period from February 6, 2024 (inception) to September 30, 2024

General and administrative expenses were $8.2 million for the period from February 6, 2024 (inception) to September 30, 2024 and consisted primarily of the following:

●	$4.6 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $1.5 million and $0.6 million of personnel-related costs are amounts due to Paragon related to recruiting costs for hiring our executive team, legal, and finance and accounting functions;

●	$2.3 million of professional and consulting fees associated with accounting, audit, and legal fees associated with becoming a public company;

●	$0.6 million of legal fees due to Paragon associated with patent related activities; and

●	$0.7 million of other business expenses and allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation for our leased office space, including $0.2 million of other business expenses due to Paragon.

Total Other Income (Expense), Net

Interest income from money market funds was $1.3 million for the period from February 6, 2024 (inception) to September 30, 2024.

Interest expense was $1.5 million for the period from February 6, 2024 (inception) to September 30, 2024 relating to the Convertible Note from Fairmount.

Liquidity and Capital Resources

As of September 30, 2024, we had $410.9 million of cash and cash equivalents.

Since our inception, we have incurred significant operating losses and negative cash flow from operations. We expect to incur significant expenses and operating losses for the foreseeable future as we continue the pre-clinical and clinical development of our programs and continue our early-stage research activities. We have not yet commercialized any products and we do not expect to generate revenue from sales of products for several years, if at all. As of September 30, 2024, we had funded our operations primarily with proceeds from issuances of convertible preferred stock, common stock, convertible note, and pre-funded warrants. In March 2024, we received $3.0 million in gross proceeds from the issuance of Pre-Merger Oruka Series A Preferred Stock and $25.0 million in gross proceeds from the issuance of the Convertible Note, both of which were related party transactions. In August 2024, we raised approximately $228.0 million in net proceeds from Pre-Closing Financing and received $4.9 million in cash from ARCA upon consummation of the Merger. In September 2024, we received approximately $188.7 million in net proceeds from the issuance of common stock, Company Series A Preferred Stock, and pre-funded warrants in connection with the PIPE Financing.

Our primary use of cash is to fund the development of our product candidates, and advance our pipeline. This includes both the research and development costs and the general and administrative expenses required to support those operations. Since we are a clinical stage biotechnology company, we have incurred significant operating losses since our inception and we anticipate such losses, in absolute dollar terms, to increase as we continue to pursue clinical development of our product candidates, prepare for the potential commercialization of our product candidates, and expand our development efforts in our pipeline of nonclinical candidates. We expect that our existing cash and cash equivalents will be sufficient to fund our operating plans for at least twelve months from the date of filing of this prospectus. We will need to secure additional financing in the future to fund additional research and development, and before a commercial drug can be produced, marketed and sold. If we are unable to obtain additional financing or generate license or product revenue, the lack of liquidity could have a material adverse effect on our company.

Cash Flows

The following table summarizes our cash flows for the period presented (in thousands):

Period from February 6, 2024 (Inception) to September 30, 2024
Net cash used in operating activities	$(39,019)
Net cash used in investing activities	(171)
Net cash provided by financing activities	450,065
Net increase in cash and cash equivalents	$410,875

Operating Activities

From February 6, 2024 (inception) to September 30, 2024, net cash used in operating activities was $39.0 million, which was primarily attributable to a net loss of $57.9 million, offset by non-cash charges of $11.3 million and net cash provided by changes in operating activities of $7.6 million. Non-cash charges primarily consisted of a $9.8 million increase in stock-based compensation expense (primarily from Paruka Warrant Obligation) and $1.5 million of non-cash interest expense. Net cash provided by changes in our operating activities primarily consisted of a $1.6 million increase in accounts payable, $1.7 million increase in accrued expenses and other current liabilities, $6.4 million increase in related parties accounts payable and other current liabilities, partially offset by a $2.0 million increase in prepaid expenses and other current assets. The increase in amounts due to related parties, accounts payable, and accrued expenses and other current liabilities was primarily due to an increase in our business activity, as well as vendor invoicing and payments. The increase in prepaid expenses and other current assets was primarily due to prepaid research and development expenses with our contract research organization.

Investing Activities

From February 6, 2024 (inception) to September 30, 2024, net cash used in investing activities was $0.2 million, which was attributable to purchases of property and equipment.

Financing Activities

From February 6, 2024 (inception) to September 30, 2024, net cash provided by financing activities was $450.1 million, consisting of $2.9 million of net proceeds from the issuance of Series B Preferred Stock, $25.0 million of net proceeds from the issuance of the Convertible Note, $228.1 million of net proceeds from the Pre-Closing Financing, $189.1 million of net proceeds from the PIPE Financing, and $4.9 million of cash acquired in connection with the reverse recapitalization.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with contract research organizations (“CROs”) for clinical trials, with contract manufacturing organizations (“CMOs”) for clinical supplies manufacturing and with other vendors for preclinical studies, supplies and other services and products for operating purposes. These contracts generally provide for termination on notice or may have a potential termination fee if a purchase order is cancelled within a specified time, and therefore are cancelable contracts. We do not expect any such contract terminations and did not have any non-cancellable obligations under these agreements as of September 30, 2024.

Option Agreements

In March 2024, we entered into antibody discovery and option agreements with Paragon and Paruka (the “Option Agreements”). Under the terms of the Option Agreements, Paragon identifies, evaluates and develops antibodies directed against certain mutually agreed therapeutic targets of interest to us. The Option Agreements include two selected targets, IL-23 (“ORKA-001”) and IL-17 A/F (“ORKA-002”). Under the Option Agreements, we have the exclusive options to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture and commercialize the antibodies and products directed to the selected targets (each, an “Option”), with the exception of pursuing ORKA-001 for the treatment of inflammatory bowel disease. If we exercise our options, we will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale. From time to time, we can choose to add additional targets to the collaboration by mutual agreement with Paragon. During the three months ended September 30, 2024, we exercised our option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in our condensed consolidated statements of operations and comprehensive loss for the three months ended September 30, 2024. As of September 30, 2024, this amount is included under related party accounts payable and other current liabilities on the condensed consolidated balance sheet.

Our exclusive Option with respect to each research program for a particular target initiated by the parties (“Research Program”) is exercisable at our sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following (i) with respect to any Research Program other than ORKA-001, the delivery of the data package from Paragon related to the results of the Research Plan activities, or (ii) with respect to ORKA-001, the completion of the IL-23 antibody selection process described in the agreement (the “Option Period”). There is no payment due upon exercise of an Option pursuant to the Option Agreements.

Unless terminated earlier, the Option Agreements shall continue in force on a Research Program-by-Research Program basis until the earlier of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by us; (ii) the expiration of the 30-day period after we exercise our Option with respect to such Research Program, subject to mutually agreed extension, during the Option Period and the parties are unable to finalize and execute a license agreement, and (iii) the expiration of the applicable research term (the “Term”). Upon the expiration of the Term for all then-existing Research Programs, under the Option Agreements, the Option Agreements will automatically expire in its entirety. We may terminate the Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that we must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Option Agreements or a Research Program immediately upon written notice to us if, as a result of any action or failure to act by us or our affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Pursuant to the Option Agreements, on a research program-by-research program basis following the finalization of the research plan for each respective research program, we were required to pay Paragon a one-time, nonrefundable research initiation fee of $0.8 million related to the ORKA-001 program. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. In June 2024, pursuant to the Option Agreements with Paragon, we completed the selection process of our development candidate for IL-23 antibody for ORKA-001 program. We were responsible for 50% of the development costs incurred through the completion of the IL-23 selection process. We received the rights to at least one selected IL-23 antibody in June 2024. During the three months ended September 30, 2024, we exercised our option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in our condensed consolidated statements of operations and comprehensive loss for each of the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024. Our share of development costs incurred during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024 was $0.8 million and $13.2 million, respectively, which were recorded as research and development expenses during the respective periods. An amount of $2.3 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

We were also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred by Paragon between January 1, 2024 and March 6, 2024 as stipulated by the Option Agreements. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. We are also responsible for the development costs incurred by Paragon from January 1, 2024 through the completion of the IL-17 selection process. We recognized an amount of $0.8 million payable to Paragon for the research initiation fee related to ORKA-002 following the finalization of the ORKA-002 research plan. This was recognized as research and development expenses in the period from February 6, 2024 (inception) to September 30, 2024. We accounted for development costs of $3.8 million and $6.6 million during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively, as research and development expenses during the respective periods. An amount of $3.8 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

As part of the Option Agreements, on each of December 31, 2024 and December 31, 2025, we will grant warrants to purchase a number of shares equal to 1.00% of outstanding shares as of the date of the grant on a fully diluted basis with an exercise price equal to the fair market value of the underlying shares on the grant date. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss as stock-based compensation expenses under research and development expenses.

We expense the service fees as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying condensed consolidated statement of operations and comprehensive loss.

We concluded that the rights obtained under the Option Agreements represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Option Agreements did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fee represents a one-time cost on a research program-by-research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Option Agreements that is associated with services being rendered under the related Research Programs are recognized as research and development expense when incurred.

For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, we recognized $13.4 million and $33.8 million of expenses, respectively, in connection with services provided by Paragon and Paruka under the Option Agreements.

Note Payable with Related Party

In March 2024, we entered into a Series A Preferred Stock and Convertible Note Purchase Agreement (the “Purchase Agreement”) with Fairmount, whereby we issued the Convertible Note, with an initial principal amount of $25.0 million that, at the time of issuance, could be converted into Pre-Merger Oruka Series A Preferred Stock (or a series of preferred shares that is identical in respect to the shares of preferred shares issued in its next equity financing) or shares of Pre-Merger Oruka Common Stock in exchange for aggregate proceeds of $25.0 million. The Convertible Note accrued interest at a rate of 12.0% per annum. At issuance, the Convertible Note required all unpaid interest and principal to mature on December 31, 2025 (the “Maturity Date”) and prepayment was not permitted without prior written consent of Fairmount. At issuance, the principal payment along with the accrued interest on the Convertible Note was due in full on the Maturity Date. Pursuant to the Purchase Agreement, we had the right to sell and issue additional convertible notes up to an aggregate principal amount equal to $30.0 million, in addition to the $25.0 million initial principal amount of the Convertible Note.

Immediately prior to the completion of the Merger, the Convertible Note was converted into shares of Pre-Merger Oruka Common Stock based on the aggregate principal amount of $25.0 million, plus unpaid accrued interest of $1.5 million divided by the conversion price, which was determined based upon the Company’s fully-diluted capitalization immediately prior to the Merger. At the effective time of the Merger, the Pre-Merger Oruka Common Stock issued upon the conversion of the Convertible Note (including accrued interest) automatically converted into shares of Company Common Stock. 2,722,207 shares of Company Common Stock were issued on conversion of the Convertible Note and accrued interest. As of September 30, 2024, there is no note payable to a related party.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Our estimates are based on its historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates.

Accrued Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the services when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary. Estimated accrued research and development expenses include those related to fees paid to vendors in connection with discovery development activities and any research organizations in connection with studies and testing. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation

We measure stock options granted to employees and non-employees based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions, including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield. For restricted stock awards and restricted stock units, the estimated fair value is the fair market value of the underlying stock on the grant date. We expense the fair value of our equity-based compensation awards on a straight-line basis over the requisite service period, which is the period in which the related services are received. We account for award forfeitures as they occur. The expense for stock-based awards with performance conditions is recognized when it is probable that a performance condition is met during the vesting period.

Determination of Fair Value of Common Stock

A public trading market for Company Common Stock has been established in connection with the completion of this Merger. As such, it is no longer necessary for our board of directors to estimate the fair value of our stock-based awards in connection with its accounting for granted stock-based awards or other such awards we may grant, as the fair value of Company Common Stock and share-based awards is determined based on the quoted market price of Company Common Stock.

Prior to the merger, Pre-Merger Oruka’s common stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the Company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Pre-Merger Oruka had used significantly different assumptions or estimates, the fair value of Pre-Merger Oruka’s incentive shares and its stock-based compensation expense could have been materially different.

Recently Issued Accounting Pronouncements

See Note 2 to the condensed consolidated financial statements included in this prospectus for more information regarding recently issued accounting pronouncements.

Off-Balance Sheet Arrangements

As of September 30, 2024, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a)	Dismissal of Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”) served as the independent registered public accounting firm of ARCA prior to the consummation of the Merger. On August 30, 2024, KPMG was dismissed as the independent registered public accounting firm of the Company. The decision to dismiss KPMG was approved by the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”).

The reports of KPMG on the consolidated financial statements of the Company for the fiscal years ended December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent period from January 1, 2024 to August 30, 2024, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report and (ii) no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided KPMG with a copy of the disclosures made in this section and requested KPMG to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of KPMG’s letter to the SEC dated September 5, 2024 regarding these statements was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on September 5, 2024.

(b)	Appointment of New Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm of Oruka prior to the consummation of the Merger. On August 30, 2024, following the consummation of the Merger, the Audit Committee engaged PwC as the independent registered public accounting firm of the Company.

During ARCA’s two most recent fiscal years and the subsequent period from January 1, 2024 to August 30, 2024, neither ARCA nor anyone on its behalf consulted PwC regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ARCA’s financial statements, and neither a written report nor oral advice was provided to the ARCA that PwC concluded was an important factor considered by ARCA in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company, as defined by Rule 12b-2 under the Exchange Act and in Item 10(f)(1) of Regulation S-K, and are not required to provide the information under this item.

BUSINESS

Company Overview

We are a biotechnology company focused on developing novel monoclonal antibody therapeutics for PsO and other I&I indications. Our name is derived from or, for “skin,” and arukah, for “restoration” and reflects the company’s mission to deliver therapies for chronic skin diseases that provide patients the most possible freedom from their condition. Our strategy is to apply antibody engineering and format innovations to validated modes of action, which we believe will enable us to improve meaningfully upon the efficacy and dosing regimens of standard-of-care medicines while significantly reducing technical and biological risk. Our programs aim to treat and potentially modify disease by targeting mechanisms with proven efficacy and safety involved in disease pathology and the activity of pathogenic tissue-resident memory T cells (“TRMs”). Our lead program, ORKA-001, is designed to target the p19 subunit of interleukin-23 (“IL-23p19”) for the treatment of PsO. Our co-lead program, ORKA-002, is designed to target interleukin-17A and interleukin-17F (“IL-17A/F”) for the treatment of PsO, PsA, and other conditions. These programs each bind their respective targets at high affinity and incorporate half-life extension technology with the aim to increase exposure and decrease dosing frequency. We believe that our focused strategy, differentiated portfolio, and deep expertise position us to set a new treatment standard in large I&I markets with continued unmet need.

Our Pipeline

ORKA-001

ORKA-001 is a high affinity, extended half-life monoclonal antibody (“mAb”) designed to target IL-23p19. IL-23 is a pro-inflammatory cytokine that plays a critical role in the proliferation and development of T helper 17 (“Th17”) cells, which are the primary drivers of several autoimmune and inflammatory disorders, including PsO. IL-23 is composed of two subunits: a p40 subunit that is shared with IL-12 and a p19 subunit that is specific to IL-23. First-generation IL-23 antibodies bound p40 and inhibited both IL-12 and IL-23 signaling, while more recent IL-23 antibodies targeting the p19 subunit have shown improved efficacy and safety. Based on preclinical evidence, we believe that ORKA-001 could achieve higher response rates than established therapies in PsO while requiring less frequent dosing and maintaining the favorable safety profile of therapies targeting IL-23p19. ORKA-001 is engineered with YTE half-life extension technology, a specific three amino acid change in the fragment crystallizable (“Fc”) domain to modify the pH-dependent binding to the neonatal Fc receptor (“FcRn”). As a result, it has a pharmacokinetic profile designed to support a subcutaneous (“SQ”) injection as infrequently as once or twice a year. In addition, emerging evidence suggests that IL-23 blockade can modify the disease biology of PsO, possibly leading to durable remissions and preventing the development of PsA. We believe that the expected characteristics of ORKA-001 increase its potential to deliver these disease-modifying benefits.

We plan to initiate a Phase 1 trial of ORKA-001 in the first quarter of 2025. We expect to share interim data from the first-in-human trial in healthy volunteers, including initial pharmacokinetic data, in the second half of 2025 and initial efficacy on psoriasis patients in the second half of 2026. Based on recent precedent for PsO, we anticipate that the entire development program from first-in-human to biologics license application (“BLA”) filing could take as little as six to seven years based on the averages for recently approved medicines. However, we have no control over the length of time needed for FDA review, and this timeline could vary.

ORKA-002

ORKA-002 is a high affinity, extended half-life mAb designed to target IL-17A and IL-17F (“IL-17A/F”). IL-17 inhibition has become central to the treatment of psoriatic diseases, including PsO and PsA, and has also shown efficacy in other I&I indications, such as hidradenitis suppurativa (“HS”) and axial spondyloarthritis (“axSpA”). More recently, the importance of inhibiting the IL-17F isoform along with IL-17A has become appreciated, and dual blockade with the recently approved therapy Bimzelx (bimekizumab) has led to higher response rates in patients than blockade of IL-17A alone. ORKA-002 is designed to bind IL-17A/F at similar epitopes, or binding sites, and affinity ranges as bimekizumab, but incorporates half-life extension technology that could enable more convenient dosing intervals. We plan to initiate a Phase 1 trial of ORKA-002 in the third quarter of 2025. We expect to share interim data from the first-in-human trial in healthy volunteers, including initial pharmacokinetic data, in the first half of 2026.

We view ORKA-002 and ORKA-001 as highly complementary. Patients with moderate-to-severe PsO that have purely skin manifestations are most often treated with IL-23 inhibitors due to the high efficacy and tolerability of this mechanism. However, for patients who also have joint involvement, or signs and symptoms of PsA, an IL-17 inhibitor is typically used due to its efficacy in addressing both skin and joint symptoms. In addition, IL-17 inhibitors are often used in patients with highly resistant skin symptoms that do not adequately resolve through treatment with an IL-23 inhibitor. Together, ORKA-001 and ORKA-002 provide the potential to offer a highly compelling product profile for most patients with PsO and/or PsA, as well as the opportunity to address additional I&I indications.

Additional Pipeline Programs

We have a third mAb program, ORKA-003, designed to target an undisclosed pathway. Our strategy as a company is to remain highly focused on I&I diseases, and specifically on inflammatory dermatology conditions. Our third program provides the potential for indication expansion beyond PsO and may create combination opportunities with our more advanced programs.

Our Team, Investors, and Paragon Collaboration

Pre-Merger Oruka was founded in February 2024 by leading healthcare investor Fairmount Funds Management LLC (“Fairmount”). Fairmount Funds Management has launched other successful biotechnology companies leveraging antibody technologies generated by Paragon, including Apogee Therapeutics and Spyre Therapeutics. We are led by a management team with significant experience in developing novel treatments for patients at biopharmaceutical companies such as CRISPR Therapeutics, Celgene, Novartis, CymaBay Therapeutics and Protagonist Therapeutics. Together, our team has a proven track record of building successful biotech organizations in high-growth environments.

We hold options to acquire intellectual property rights with respect to certain research programs, including ORKA-001 and ORKA-002, from Paragon. Following the exercise of the Options (defined below) under the Paragon Option Agreements and execution of the respective license agreements, we will have exclusive worldwide development and commercialization rights to our programs, with IL-23 rights for all indications outside of inflammatory bowel disease (“IBD”), pursuant to such agreements, as applicable. Fairmount Funds Management founded Paragon in 2021 as the firm’s discovery engine for biologics that potentially overcome limitations of existing therapies. Paragon leverages a dedicated in-house team of scientific experts in antibody development, as well as its partnership with FairJourney Biologics, to generate unique therapeutic concepts and enable their rapid proof-of-concept validation. We consider Paragon to be a related party. See the section titled “Certain Relationships and Related Transactions” for additional information.

Our Strategy

To achieve our goal of developing leading therapeutic antibodies for patients with inflammatory skin diseases, we are applying antibody engineering to validated modes of action. We believe this approach will enable us to improve meaningfully upon the efficacy and convenience of standard-of-care medicines while significantly reducing technical and biological risk. The key elements of our strategy include:

●	Employ advanced antibody engineering to build biologics that could significantly improve upon existing therapies: We and our collaborators at Paragon have optimized a variety of parameters using a suite of antibody technologies to develop candidates with the potential to improve upon existing therapies. These parameters include extending half-life to increase exposure and reduce dosing frequency, enhancing affinity and specificity to maximize potency and safety, and optimizing developability to ensure consistency and enable convenient, high-dose formulations. Together, we believe these features have the potential to translate into more efficacious and convenient medicines for patients.

●	Target validated mechanisms of action: Our initial targets, IL-23p19 and IL-17A/F, have established efficacy and safety for the treatment of PsO, PsA, and other indications. The FDA has approved four biologics in the IL-23 class, including three targeting IL-23p19, and four biologics in the IL-17 class, including one targeting IL-17A/F. While these therapies have advanced the standard of care in PsO and PsA, they have not addressed these diseases completely, and a significant fraction of patients do not achieve complete skin clearance. By applying our advanced antibody engineering to these validated targets, we believe we can maximize our chances of developing superior medicines for patients. In addition, the reduced technical and biological risk of these validated mechanisms may allow us to progress our programs more efficiently and rapidly.

●	Leverage insights from earlier entrants to optimize our approach: We benefit from a large body of clinical evidence generated by prior therapies targeting IL-23 and IL-17. We continue to extract and apply learnings from this precedent to our programs, including in development candidate selection, clinical trial design, dosing regimens, formulations and presentations, regulatory pathway, and indication prioritization. For instance, based on correlations between affinity and efficacy, we have designed ORKA-001 and ORKA-002 to bind to similar epitopes and at similar or greater affinities as the leading antibodies in each class: risankizumab and bimekizumab, respectively, with the aim of maximizing efficacy. Also, by understanding the exposure-response relationships for efficacy and safety for other therapies, we plan to select dose levels and regimens that could maximize efficacy and maintenance of response while maintaining safety.

●	Pursue opportunities with strong prospects of yielding meaningful new medicines as a “base case” and the potential to shift the treatment paradigm entirely as an “upside case”: Our strategy seeks to maximize the potential for our programs to reach a base case product profile that could meaningfully advance the standard of care — for instance, for ORKA-001, SQ dosing one or twice a year with equal or greater efficacy compared to today’s standard of care. At the same time, we aim to deliver an upside case that dramatically improves outcomes for patients — for instance, significantly increasing rates of complete skin clearance via higher antibody exposures or offering patients durable remissions free from therapy by introducing patient-specific dosing intervals.

●	Build a preeminent biotechnology company focused on chronic skin disease and other I&I indications: We are assembling a team of exceptional people and helping them reach their full potential and flourish so that together we can bring forward meaningful new medicines for patients.

We believe that pursuing the focused strategy outlined above will help us to succeed in our mission of offering patients living with PsO, PsA, and other dermatologic and inflammatory diseases the greatest possible freedom from their condition.

Targeting IL-23 and IL-17 to Treat Multiple I&I Indications

Our programs benefit from significant advances in the understanding of the biology of I&I diseases over the past four decades. ORKA-001 and ORKA-002 are designed to target two key cytokines that play a related role in multiple indications. IL-23 is an upstream regulator of Th17 cells, a pro-inflammatory subset of T helper cells characterized by their production of IL-17. IL-23 has a critical role in maintaining Th17 cells in the tissue as well as activating these cells to secrete IL-17, which acts downstream to trigger inflammation and other disease symptoms. Th17 cells are involved in PsO, PsA, HS, axSpA, and many other diseases. They play a particularly central role in PsO and PsA. The diagram below depicting the immunopathogenesis of PsO provides an example of how Th17 cells can mediate disease and how blocking IL-23 or IL-17 can break the inflammatory cycle that drives disease.

Immunopathogenesis of PsO and the role of IL-23 and IL-17

Environmental stress
Trauma
Trigger
Genetic susceptibility
Keratinocyte hyperproliferation
Inflammatory cycle
Dendritic cell (DC) activation
IL-23
IL-12Rß
IL-23R
TYK2
JAK2
STAT3
Cytoplasm
Cytoplasm
IL-17RC
IL-17RA
IL-17A/F
IL-17A
IL-17F
Keratinocytes
Adalimumab
TNF-α
IL-23
p40
p19
Ustekinumab
ORKA-001
Risankizumab
Guselkumab
Tildrakizumab
IL-23 producing cell
(e.g., DC, macrophage)
IL-17 producing cell
(e.g., Th17, Tc17, ILC3)
ORKA-002
Bimekizumab
IL-17F
IL-17A
Secukinumab
Ixekizumab

Adapted from 2022 Song (Immune Network) & 2014 Bartlett (Nature Reviews Drug Discovery)

PsO develops when environmental triggers and a genetic predisposition combine to cause activation of an inflammatory cycle in the skin that leads to the formation of plaques and other disease manifestations. This process begins with the aberrant activation of the dendritic cells (“DCs”), specifically those producing IL-23 and other cytokines like IL-1β, IL-21, TNF-α, and IL-12. These cytokines induce the differentiation of Th17 cells, as well as other cell types, such as T helper type 1 (“Th1”) cells that produce IFNγ and TNF-α and T helper type 22 (“Th22”) cells that produce IL-22. IL-23 plays a key role in the differentiation and activation of Th17 cells to secrete IL-17, as well as Th22 cells to produce IL-22. IL-17 and these other cytokines induce keratinocyte hyperproliferation leading to plaque formation and a feedforward inflammatory response, with changes in gene expression in keratinocytes, the production of antimicrobial peptides, and neutrophil recruitment driving further inflammation. While many cytokines and cell types contribute to the pathogenesis of PsO, the IL-23/IL-17 axis plays an important role, as supported by the success of therapies targeting this axis.

While the successful treatment of PsO — for instance, with mAbs targeting IL-23 or IL-17 — can result in lesional skin returning to an apparently normal state, disease tends to recur at previously affected sites following cessation of therapy, suggesting a mechanism of “immunological memory” that predisposes individuals to recurrence in the same locations. Evidence suggests that pathogenic TRMs play a critical role in this memory. TRMs may arise from the Th17 cells and other cells that drove disease in the first place and remain in their resident tissue, in this case the epidermis and dermis, for long periods of time. Upon a disease trigger, these TRMs can actively produce proinflammatory cytokines, causing disease recurrence. IL-23 appears to play an important role in maintaining and potentiating TRMs, as indicated by the depletion of TRMs following treatment with an IL-23 inhibitor but not an IL-17 inhibitor, which may explain the longer remissions observed with IL-23 inhibitors following withdrawal of therapy. This type of data has raised the prospect that efficient IL-23 blockade could modify the disease biology of PsO, possibly leading to durable remissions.

The scientific discoveries that refined our understanding of the immunopathogenesis of PsO have led to waves of therapeutic advances, ultimately leading to today’s standard of care. Before the 1980s, PsO was not even thought of as an immunologic disease, but rather a disease of keratinocyte dysfunction, leading to treatments such as phototherapy, methotrexate, and retinoids. The discovery in the 1980s that PsO results from immune dysfunction led to the use of broad immunosuppressants like cyclosporine. From 1990 to 2008, it was believed that Th1 cells were the predominant mediators of the disease, which led to the use of biologics targeting TNF-α such as Enbrel (etanercept) and Humira (adalimumab). Finally, the revelation that PsO is driven principally by Th17 cells resulted in the development of the primary therapies used today, which target IL-23 and IL-17. This increasingly refined understanding of the disease has narrowed the standard of care from broad immunosuppressive agents (such as cyclosporine) to more specific immunomodulators (TNF-α inhibitors) to precise biologic therapies targeting the key cytokines involved in disease pathology (IL-23 and IL-17 inhibitors), with each new therapeutic class raising the bar on both safety and efficacy.

Biologic therapies, especially mAbs, are now mainstays in the treatment of a wide variety of I&I diseases, including PsO and PsA. Therapies that have improved upon efficacy and/or reduced dosing frequency have achieved the most commercial success, even when launching many years after other biologics. Enbrel was first approved for PsO in 2004 with a weekly maintenance dosing schedule. Four years later, Humira was approved for PsO with an every-other-week (Q2W) dosing schedule. Stelara (ustekinumab) was approved a year later with similar Phase 3 data to Humira, but with a significantly improved dosing schedule of every twelve weeks (Q12W). Several drugs for PsO have been approved since 2009 that demonstrated higher efficacy in their pivotal studies compared to Stelara, but with more burdensome dosing schedules, including Tremfya (guselkumab), which has a dosing schedule of every eight weeks (Q8W), and Cosentyx (secukinumab) and Taltz (ixekizumab), which have dosing schedules of every four weeks (Q4W). While these therapies have all become generally successful products, the most commercially successful drug in the PsO market today is Skyrizi (risankizumab), which combines Stelara’s Q12W dosing schedule with improvements in efficacy, as evidenced by a higher psoriasis area severity index (PASI) score of PASI 90 and PASI 100 rates in clinical trials. In addition, Bimzelx (bimekizumab), approved by the FDA in 2023, has shown evidence of efficacy that exceeds even Skyrizi, though with a less convenient Q8W dosing schedule. Although many biologics have entered the PsO market over the past two decades, new entrants have had significant commercial success when they have improved upon efficacy and/or dosing frequency, and room remains to improve in both areas to set a new standard for the treatment of PsO.

Biologics have raised the bar on the standard of care in PsO, but leave room for improvement

The biology driving PsO and PsA is well understood today, and the standard of care has progressed dramatically. We believe that it is unlikely that a novel mechanism will emerge that is as safe and efficacious as targeting the IL-23/IL-17 axis. Therefore, we believe that innovation now should be focused on optimizing the product profile that can be offered to patients. While much effort is being directed toward daily oral formats to inhibit this axis, oral medicines have yet to match the efficacy of biologics. We believe that a better biologic with a longer dosing interval and the potential for improved efficacy will present a more attractive product profile for most patients.

Overview of Psoriasis (PsO)

PsO is a chronic autoimmune skin disorder that affects an estimated 125 million people worldwide with steadily increasing prevalence, estimated to be around 2 – 3% of the population currently, according to the World Psoriasis Day consortium. It is the largest pharmaceutical market within dermatology, with annual sales of approximately $25 billion in 2022, which is estimated to grow to $32 billion by 2028. The most common form of PsO is plaque psoriasis. Patients with chronic plaque psoriasis have well-demarcated, erythematous plaques with overlying, coarse, silvery-scaled patches. These plaques can occur anywhere on the body, though are typically found on the scalp, extensor areas of the knees and elbows, and gluteal cleft. Involvement of the palms, soles, or nails, and intertriginous areas, including the genitals, can also occur and can be particularly difficult to treat. Between one-quarter and one-half of PsO patients have moderate disease, defined as having 3% to 10% of the body surface area (“BSA”) involved, or severe disease, defined as having more than 10% BSA involvement. The chronic inflammation in PsO is associated with multiple comorbidities, including PsA, obesity, metabolic syndrome, hypertension, diabetes, and atherosclerotic cardiovascular disease.

As discussed earlier, PsO is a complex immune-mediated disease driven primarily by Th17 cells and the cytokines IL-23 and IL-17. The interplay of environmental and behavioral risk factors and genetics is believed to trigger PsO. Multiple lines of evidence support a genetic component to the disease, including the observation that approximately 40% of patients with PsO and PsA have a family history of the disease and the identification of multiple susceptibility loci, many containing genes related to the regulation of the immune system, in genome-wide association studies.

Current PsO Treatments and Limitations

While patients with mild PsO typically rely on topical corticosteroids or oral therapies like Otezla (apremilast), these agents often do not provide an adequate response for patients with moderate-to-severe PsO. As a result, the American Academy of Dermatology-National Psoriasis Foundation recommends biologics as first-line therapy for moderate-to-severe PsO.

Several classes of biologic therapies have been approved for PsO over the past 20 years, resulting in progressively more complete symptom relief. Efficacy in PsO is typically measured via the PASI scoring system. The first biologics approved for PsO were tumor necrosis alpha (“TNF-α”) inhibitors such as Enbrel (etanercept), Humira (adalimumab), and Remicade (infliximab), which achieved a 90% improvement in PASI score (“PASI 90”) at 16 weeks in around 25 – 50% of patients and a 100% improvement in PASI score (“PASI 100”) in around 5 – 20% of patients. Stelara (ustekinumab), which targets the p40 subunit of IL-23 that is shared with IL-12, was approved next and achieved efficacy on par with Humira. IL-17 inhibitors Cosentyx (secukinumab), Taltz (ixekizumab), and Siliq (brodalumab) followed and achieved responses of PASI 90 in around 70% of patients and PASI 100 in around 40% of patients with some risk of certain side effects such as oral candidiasis. Most recently, IL-23p19 inhibitors such as Ilumya (tildrakizumab), Tremfya (guselkumab), and Skyrizi (risankizumab) have achieved responses of PASI 90 in around 70 – 80% of patients and PASI 100 in around 30 – 50% of patients with highly tolerable profiles. Finally, IL-17A/F inhibitors such as Bimzelx (bimekizumab) have recently shown even higher response rates than IL-23 inhibitors, but with slightly less tolerable profiles.

Treatment expectations in PsO have evolved progressively with this continued innovation. A 75% improvement in PASI score was previously thought to be an adequate depth of response, and weekly SQ dosing was viewed as acceptable. With each subsequent generation of innovation, patient and caregiver expectations have advanced. Today, Skyrizi (risankizumab) is widely viewed as the leader in PsO biologic therapy. In Phase 3 clinical trials, 43% and 58% of patients achieved PASI 100 at 16 and 52 weeks, respectively, with SQ maintenance dosing every three months. Most recently, Bimzelx (bimekizumab) has shown evidence of efficacy that exceeds even Skyrizi, achieving a 64% PASI 100 rate at 16 weeks in Phase 3 trials. However, the increased efficacy comes with a less convenient Q8W dosing schedule and an increased risk of certain side effects, most notably oral candidiasis. While agents like Skyrizi and Bimzelx reflect the remarkable advancement in PsO treatment, there remains significant unmet need. Approximately half of moderate-to-severe PsO patients do not achieve full skin clarity, and while early signs are present, the promise of disease modifying therapy remains unrealized. In addition, a continued desire for more convenient dosing options has driven significant interest in orally delivered medicines targeting these same pathways. However, oral therapies have yet to match the efficacy and safety profile of biologics. We believe that ORKA-001 and ORKA-002 could represent the next step in biologic innovation in PsO, with the potential for higher rates of complete skin clearance, more durable remissions, and markedly more convenient dosing regimens.

Overview of Psoriatic Arthritis (PsA)

PsA is a chronic inflammatory condition that affects both the skin and joints, and often coexists with PsO. Around a quarter to a third of patients with moderate-to-severe PsO also have PsA. Most individuals develop PsO before being diagnosed with PsA, with a median gap of seven to eight years between the diagnosis of skin and joint disease, though in up to 30% of patients with PsA, joint symptoms appear before or simultaneously with skin manifestations. Patients with PsA present with joint pain, stiffness, and swelling affecting the peripheral joints, axial skeleton, or both. Enthesitis, dactylitis, nail lesions, fatigue, and ocular inflammation all occur commonly. PsA can lead to irreversible joint damage, including bony fusion across a joint (ankylosis). The pathogenesis of PsA is likely to be closely related to the mechanisms that underlie PsO. Like PsO, the exact cause of PsA remains unknown, but environmental triggers, including infection and trauma, and genetic factors play a role.

Current PsA Treatments and Limitations

Effective treatment of PsA requires a coordinated approach to address the unique combination of disease manifestations each patient has, which can include peripheral and axial arthritis, enthesitis, dactylitis, and skin and nail involvement. Many patients with milder disease symptoms will start with nonsteroidal anti-inflammatory drugs (“NSAIDs”) and/or local treatments to address specific disease manifestations. However, those with more moderate or severe disease and/or multidomain involvement will typically receive a biologic therapy targeting TNF-α or IL-17, or less commonly an oral Janus kinase (“JAK”) inhibitor. Comorbid conditions can also influence treatment selection. For example, an IL-17 inhibitor would be preferred for a patient with significant skin involvement, but not for patients with IBD or ocular symptoms, where a TNF-α inhibitor would be preferred. The most common endpoint used to measure the efficacy of TNF-α or IL-17 inhibitors in PsA is ACR response, or the proportion of patients achieving a specified percent improvement in American College of Rheumatology (“ACR”) score, which measures peripheral joint disease. Approved TNF-α inhibitors, including Humira (adalimumab) and Cimzia (certolizumab), achieved a placebo-adjusted ACR50 response of around 30 – 35% at 24 weeks with Q2W dosing. Approved IL-17 inhibitors, including Cosentyx (secukinumab) and Taltz (ixekizumab), achieved a slightly lower placebo-adjusted ACR50 response of around 25 – 30% at 24 weeks, but with more convenient Q4W dosing. Bimzelx (bimekizumab) which was recently approved in the United States for PsA achieved a placebo-adjusted ACR50 response of approximately 35% at 16 weeks with Q4W dosing. A significant fraction of patients with PsA still do not achieve a satisfactory response with available therapies, and even the most convenient regimens require monthly SQ dosing.

Overview of additional opportunities

In addition to PsO and PsA, inhibition of IL-23 or IL-17 has demonstrated efficacy in a number of additional I&I indications, including HS and axSpA.

HS is a chronic inflammatory skin disease characterized by lesions that include deep-seated nodules and abscesses, draining tracts, and fibrotic scars that occur most commonly in intertriginous areas, such as the armpits and groin. Due to the associated pain, sensitive locations, drainage, odor, and scarring, this condition can have a particularly negative psychosocial impact on affected individuals. HS is believed to be underdiagnosed and could have a prevalence well above 1% worldwide. Treatment varies depending on severity and can include topical and systemic antibiotics, hormone therapy, immune modulators, and surgery. Humira (adalimumab) was the only FDA-approved medication for the treatment of moderate-to-severe HS from its approval in 2015 until the approval of Cosentyx (secukinumab) in October 2023. However, now multiple other biologics, including Bimzelx (bimekizumab), are advancing through development and have demonstrated encouraging data in clinical trials, though a significant fraction of patients still do not achieve adequate responses.

axSpA is a chronic inflammatory disease that primarily affects the spine and sacroiliac joints that comprise the axial skeleton. The disease causes severe pain, stiffness, and fatigue, and can have additional clinical manifestations like uveitis, enthesitis, peripheral arthritis, and PsO. Patients with axSpA may develop further structural damage in their spine, which can lead to the fusion of vertebra (spinal ankylosis), which has a massive negative impact on mobility, physical function, and quality of life. The overall prevalence of axSpA is estimated to be around 1% in the United States. Treatment of axSpA starts with physical therapy and NSAIDs. If patients do not have an adequate response to NSAIDs, a TNF-α inhibitor is typically used, followed by an IL-17 inhibitor, such as Cosentyx (secukinumab), Taltz (ixekizumab), or Bimzelx (bimekizumab), or less frequently a JAK inhibitor. Patients often need to cycle through therapies over time due to inadequate responses or loss of response.

Our Solution: Half-Life Extension and Antibody Engineering Technologies

Our antibody engineering campaigns are designed to optimize multiple attributes in parallel: binding affinity, potency in a variety of assays, developability, and consistently extended serum half-life in non-human primates (“NHPs”). Half-life extension is possible by modifying the pH-dependent binding affinity of the antibody Fc domain for FcRn. A primary mechanism of elimination of antibodies from the serum is through pinocytosis and degradation in the lysosomes of cells. Throughout this process, antibodies can be recycled back into the serum by binding to FcRn while they are in endosomes. The interior of the endosome is acidic, and therefore the efficiency of this recycling process depends on the ability of the antibody Fc domain to bind to FcRn at low pH. If this low pH binding is efficient enough, antibody recycling can be favored over degradation, potentially resulting in a much longer serum half-life.

Antibody engineers have discovered methods of modifying the Fc domain to optimize the efficiency of recycling via FcRn binding. Several engineering strategies have been identified over the past two decades, with the so-called “YTE” mutations (M252Y/S254T/T256E) and “LS” mutations (M428L/N434S) being the most frequently used. Importantly, while these strategies have been known for some time, it was only relatively recently that enough clinical precedent was established to provide confidence in how these mutations perform in humans. Two products incorporating YTE modification were approved in 2023 by the FDA, Beyfortus (nirsevimab) and Evusheld (tixagevimab and cilgavimab), and several more candidates are in clinical trials. Two products using LS mutations were approved in 2021 and 2022, Xevudy (sotrovima) and Ultomiris (ravulizumab), respectively, and several more candidates are in clinical trials. Based on clinical data in humans, antibodies with YTE mutations typically have a half-life that is two to four times longer than wildtype antibodies. In addition, preclinical data in NHPs can be used to predict the approximate half-life in humans, with the human half-life equaling around two to four times the NHP half-life.

Clinical experience with YTE-modified mAbs predicts significant half-life extension over wildtype mAbs

For YTE mAbs, human $t_{1/2}$ ≈ 2-4x NHP $t_{1/2}$ based on 8 YTE mAbs with both NHP and human data
Potential ORKA-001 range
YTE mAbs
WT mAbs
Risankizumab
Human Half-Life (Days)
NHP Half-Life (Days)
150
125
100
75
50
25
0
0
10
20
30
40

While this increasing body of clinical precedent serves to validate half-life extension, we do not yet have clinical data showing that the introduction of these amino acid substitutions in our programs leads to a longer serum half-life. However, we aim to establish this favorable pharmacokinetic profile early in the clinical development of our product candidates.

ORKA-001

Summary

ORKA-001 is a high affinity, extended half-life mAb designed to target the p19 subunit of IL-23. Based on preclinical data generated to date, we believe ORKA-001 has the potential to become the leading IL-23 inhibitor and achieve an optimal product profile in PsO consisting of the following:

●	One to two maintenance doses per year. Standard-of-care therapies targeting IL-23 require maintenance dosing every eight to twelve weeks. We engineered the Fc portion of ORKA-001 to include YTE mutations to increase the half-life of ORKA-001 in circulation, which may enable dosing every six to twelve months — a dosing interval made feasible by half-life extension technology. In preclinical studies, serum levels from NHPs indicated an elimination half-life of over 30 days following SQ administration of ORKA-001. Based on published scientific literature on other antibodies incorporating YTE mutations and pharmacokinetic modeling, we anticipate this half-life in NHPs to translate to a half-life in humans that could allow subcutaneous dosing every six to twelve months while maintaining high antibody exposures.

●	Higher PASI 100. ORKA-001 benefits from the robust validation of IL-23 inhibition in PsO by multiple approved therapies, such as Skyrizi (risankizumab) and Tremfya (guselkumab), while leveraging insights from these therapies to improve upon their clinical profile. ORKA-001 is designed to bind a similar epitope to the market-leading anti-IL-23 antibody, Skyrizi, with similar or greater affinity and could achieve much higher exposures in patients due to half-life extension and higher dosing. Skyrizi and Tremfya both have a robust exposure-response relationship, with higher drug exposures leading to higher response rates. Published data indicates that these therapies have not saturated this exposure-response relationship, and ORKA-001 could lead to higher response rates, including higher rates of complete skin clearance, or PASI 100, through increased exposure, even while having more convenient dosing with as few as one or two maintenance doses per year.

●	Validated IL-23p19 safety profile. Existing commercially approved antibodies targeting IL-23 provide a robust precedent for the safety of IL-23 inhibition. Across thousands of patients dosed in dermatology and IBD indications, no correlations have been observed at the patient level between exposure and safety. While we are not pursuing IBD, the approved Skyrizi regimens for Crohn’s disease and ulcerative colitis supports the safety of high peak exposures. Peak Skyrizi exposures during the IV induction phase in Crohn’s disease and ulcerative colitis are multiple times higher than the peak ORKA-001 exposures at dose levels we currently plan to evaluate in PsO. In addition, an exposure-response analysis for Skyrizi in ulcerative colitis showed no relationship between exposures and evaluated safety endpoints in the 12-week induction or 52-week maintenance periods. In this assessment, the top quartile of average exposures were significantly higher than the highest anticipated exposures with ORKA-001 in the same periods.

●	Potential to offer longer term remission to some patients. Emerging evidence suggests that IL-23 blockade can modify the disease biology of PsO, possibly leading to durable remissions and preventing the development of PsA. Dr. Andrew Blauvelt, chair of our Scientific Advisory Board, pioneered some of this work by using two- and four-times the approved dose levels of risankizumab to achieve best-in-indication response rates. This study, called KNOCKOUT, showed a robust depletion of TRMs following high dose IL-23 inhibition, which could lead to longer-lasting remissions in some patients. Additional evidence from a study of guselkumab, called GUIDE, showed that intervention early in the disease course can lead to longer treatment-free remissions. In addition, retrospective claims data suggests that treatment with an IL-23 inhibitor could help prevent progression to PsA, though this finding has yet to be confirmed by a prospective clinical trial. Given the high antibody exposures expected with ORKA-001, we believe that ORKA-001 could lead to durable remissions for some patients, especially those with short disease duration. We plan to pursue patient-specific dosing intervals to provide each patient the greatest possible freedom from their disease.

We believe that this target profile for ORKA-001 could offer improved freedom from disease to many patients affected by PsO and represent a step forward in the standard of care.

Preclinical Data

We evaluated ORKA-001 in numerous preclinical studies for several key features:

Potency that matches or exceeds Skyrizi (risankizumab) in vitro

We have tested the potency of ORKA-001 in vitro in multiple assays, including assays evaluating the inhibition of IL-17 release from human peripheral mononuclear blood cells, in comparison to risankizumab generated recombinantly based on amino acid sequences from patent filings. Based on the results of these experiments, we believe ORKA-001 binds a similar epitope as risankizumab with similar potency.

ORKA-001 binds to a similar epitope as risankizumab with similar potency

Significant half-life extension in NHPs that could enable a maintenance dosing interval of once or twice a year in humans

We assessed ORKA-001 in NHPs in comparison to risankizumab generated recombinantly based on amino acid sequences from patent filings. ORKA-001 had a significantly longer half-life, reaching over 30 days with SQ administration. Based on clinical experience with YTE-modified mAbs and pharmacokinetic modeling, we believe that this half-life extension could enable dosing once or twice per year, as shown in the figure below.

The incorporation of YTE mutations significantly extends half-life in NHPs, which could enable once or twice yearly dosing

In addition to enabling less frequent dosing, an extended half-life would increase the exposure of ORKA-001, which has the potential to increase efficacy. Based on published literature, Skyrizi (risankizumab) demonstrates a clear relationship between antibody exposure and efficacy, with higher average serum antibody concentration correlating with higher PASI 90 and PASI 100 rates short-term (at 16 weeks) and long-term (at 52 weeks), as shown for PASI 100 in the figure below. In addition, the KNOCKOUT study, which evaluated two- and four-times higher doses of Skyrizi than the approved regimen, yielded some of the highest PASI 100 rates observed to date, reaching 67% at 16 weeks. Based on our pharmacokinetic modeling, ORKA-001 could achieve four-fold higher average exposures than the approved Skyrizi regimen over the first 16 weeks and over two-fold higher average exposures at steady-state, exceeding even the exposures in KNOCKOUT. Based on the exposure-response relationship observed with other IL-23 inhibiting antibodies, we believe that these increased exposures could result in higher efficacy.

ORKA-001 is projected to extend the exposure-response relationship established by studies of Skyrizi

Safety in vitro and in vivo

We have evaluated ORKA-001 in several in vitro and in vivo preclinical studies to assess safety. In addition, we have initiated a robust nonclinical program to characterize the toxicology, toxicokinetics, and anti-drug antibody profile of ORKA-001 in NHPs, including a single-dose non-GLP dose-range finding study and one-month and six-month GLP toxicology studies. Collectively, this nonclinical program is designed to support the initiation of clinical trials. In addition, ORKA-001 benefits from the favorable safety precedent for IL-23 inhibition provided by the existing commercially approved IL-23-targeted antibodies across several indications.

Characteristics that support ease of manufacturing and potentially enable high-concentration formulations

Finally, we have assessed a variety of attributes essential for manufacturability and high-concentration formulation, including viscosity, solubility, and stability, among others. ORKA-001 shows evidence of desirable properties across these characteristics, which we believe will enhance our ability to manufacture ORKA-001 successfully and consistently and to deliver high doses of ORKA-001 subcutaneously using convenient, low-volume presentations.

Clinical Development Plans

Based on these potential advantages and preclinical data, we are advancing ORKA-001 towards a Phase 1 clinical trial in the first quarter of 2025. This trial will encompass a Phase 1a single-ascending dose portion in healthy volunteers, followed by a Phase 1b, multiple-dose portion in patients with moderate-to-severe PsO. Following completion of Phase 1b, patients will become eligible for an open-label extension study. Initial data from the Phase 1a cohort has the potential to provide key validation of both early safety and pharmacokinetics, including half-life, to support extended dosing intervals. Initial data from the Phase 1b cohort has the potential to provide preliminary efficacy data in patients with PsO. Pending the results from the Phase 1 clinical trial, we plan to initiate a Phase 2 clinical trial in PsO in 2026. Several aspects of PsO facilitate clinical development, including well-established, reproducible endpoints based on PASI scores, low placebo rates, particularly with PASI 90 and PASI 100, a rapid efficacy readout at 16 weeks, and potentially rapid enrollment due to the large patient population. We have not yet submitted an IND with the FDA for our Phase 1 clinical trial for ORKA-001.

ORKA-002

Summary

ORKA-002 is a high affinity, extended half-life mAb designed to target IL-17A/F. Dual inhibition of both IL-17A and IL-17F has shown superior efficacy compared to IL-17A inhibition alone in PsO and other indications, as shown by the performance of Bimzelx (bimekizumab) compared to Cosentyx (secukinumab) and Taltz (ixekizumab) in Phase 3 trials. These therapies all utilize Q4W maintenance dosing in PsO and PsA, except Bimzelx, where Q8W maintenance dosing in PsO patients <120 kg is recommended. By binding IL-17A/F at similar epitopes and affinity ranges as Bimzelx while incorporating half-life extension technology to potentially enable dosing two to three times a year in PsO and PsA, we believe that ORKA-002 could become the leading therapy in the IL-17 class.

Preclinical Data

The preclinical program we are conducting for ORKA-002 mirrors that for ORKA-001 and spans potency, pharmacokinetics, safety, and manufacturing characteristics. Based on the results of these experiments, we believe ORKA-002 has the potential for comparable potency to bimekizumab, but with a significantly longer half-life, which we believe could support dosing two or three times per year based on extrapolation from clinical precedent and pharmacokinetic modeling.

Clinical Development Plans

We plan to initiate a Phase 1 trial of ORKA-002 in the third quarter of 2025. As with ORKA-001, initial data on ORKA-002 in healthy volunteers has the potential to provide key validation of both early safety and pharmacokinetics to support extended dosing intervals. Though clinical development of ORKA-002 will initially focus on one lead indication, we plan to evaluate ORKA-002 in a range of indications over time. We see ORKA-002 as highly complementary to ORKA-001, with the potential to provide an optimal therapy for the approximately one-quarter to one-third of moderate-to-severe PsO patients who have PsA, as well as for PsO patients with highly resistant skin symptoms that do not respond adequately to an IL-23 inhibitor. Furthermore, ORKA-002 could address indications beyond PsO, including PsA with limited skin involvement, HS, axSpA, and additional I&I diseases. We have not yet submitted an IND with the FDA for our Phase 1 clinical trial for ORKA-002.

Additional Pipeline Programs

We have a third mAb program, ORKA-003, that targets an undisclosed pathway. A core tenet of our strategy is to remain highly focused on I&I diseases, and specifically on inflammatory dermatology conditions. ORKA-003 provides the potential for indication expansion beyond PsO as well as combination opportunities with our more advanced programs. In the future, we may add additional programs to our portfolio beyond ORKA-001, ORKA-002, and ORKA-003 that fit our strategic focus.

Intellectual Property

We strive to protect the proprietary programs and technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover the composition of matter of our programs, their methods of use and manufacture, related technologies, diagnostics, and other inventions.

Paragon has filed provisional patent applications, and may file additional provisional patent applications directed to antibodies that target IL-23, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including ORKA-001. In addition, Paragon has filed provisional patent applications, and may file additional provisional patent applications directed to antibodies that target IL-17, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including ORKA-002. We have exercised our option to acquire exclusive rights to ORKA-001 and the corresponding IL-23 patent applications but have not yet entered into the corresponding license agreement. We have not yet exercised our option to acquire exclusive rights to any IL-17 patent applications, but retain the right to do so. If the provisional patent applications are pursued non-provisionally and mature into one or more issued patents covering ORKA-001 or ORKA-002, we would expect those patents to expire in 2045, absent any applicable patent term adjustments or extensions.

Commercial

Should any of our product candidates be approved for commercialization, we intend to develop a plan to commercialize them in the United States and other key markets, through internal infrastructure and/or external partnerships in a manner that will enable us to realize the full commercial value of our programs. Given our stage of development, we have not yet established a commercial organization or distribution capabilities. We have exercised our option to acquire exclusive worldwide rights to develop and commercialize ORKA-001 but have not entered into the corresponding license agreement. We also currently hold an exclusive Option (as defined below) to acquire worldwide development and commercialization rights to ORKA-002.

Manufacturing

We do not currently own or operate facilities for product manufacturing, testing, storage, and distribution. We have contracted and expect to continue to contract with third parties for the manufacture and distribution of our product candidates. Because we rely on contract manufacturers, we employ personnel with extensive technical, manufacturing, analytical and quality experience. Our team has deep knowledge and understanding of the regulations that govern manufacturing, documentation, quality assurance, and quality control of drug supply that are required to support our regulatory filings.

Competition

The biotechnology and biopharmaceutical industries are characterized by continuing technological advancement and significant competition. While we believe that our programs, technology, development experience and scientific knowledge provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions, among others. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which we are currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, patient enrollment for clinical trials as well as in acquiring technologies complementary to, or necessary for, our programs.

Key competitive factors affecting the success of all our product candidates that we develop, if approved, are likely to be efficacy, safety, convenience, presentation, price, the level of generic competition, and the availability of reimbursement from government and other third-party payors. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market.

Specifically, there are several companies developing or marketing treatments that may be approved for the same indications and/or diseases as our two most advanced programs, ORKA-001 and ORKA-002, including major pharmaceutical companies. We do not yet have clinical data for any of our programs and there can be no assurance that our programs will have similar or comparable results.

There are several approved biologic therapies for the treatment of moderate-to-severe PsO. These include mAbs targeting IL-23, such as Skyrizi (risankizumab) from AbbVie, Tremfya (guselkumab) from Janssen, and Ilumya (tildrakizumab) from Sun Pharma, also marketed as Ilumetri by Almirall in Europe, which all target the p19 subunit, and Stelara (ustekinumab) from Janssen, which targets the p40 subunit; mAbs targeting IL-17, such as Bimzelx (bimekizumab) from UCB, which targets IL-17A/F, Cosentyx (secukinumab) from Novartis and Taltz (ixekizumab) from Eli Lilly, which both target IL-17A, and Siliq (brodalumab) from Ortho Dermatologics, also marketed as Kyntheum by LEO Pharma in Europe, which targets IL-17 receptor A; and biologics targeting TNF-α, such as Humira (adalimumab) from AbbVie, Enbrel (etanercept) from Amgen, and Remicade (infliximab) from Janssen, and various biosimilar versions of each. In addition, there are several approved oral medicines in these indications, including the phosphodiesterase-4 (PDE4) inhibitor Otezla (apremilast) from Amgen and the tyrosine kinase 2 (TYK2) inhibitor Sotyktu (deucravacitinib) from Bristol-Myers Squibb. Many of these therapies also are approved or in development for PsA, HS, axSpA, and other I&I indications.

In addition, we are aware of several product candidates in clinical development for moderate-to-severe PsO, along with PsA, HS, axSpA, and other indications. These include the biologics picankibart from Innovent Biologics targeting IL-23p19 and sonelokimab from MoonLake Immunotherapeutics targeting IL-17A/F. Also, there are several oral agents in development, including JNJ-2113 from Janssen targeting the IL-23 receptor, DC-806 and DC-853 from Eli Lilly targeting IL-17A, and TAK-279 from Takeda and ESK-001 from Alumis, both targeting TYK2.

License Agreements

Paragon Therapeutics

On March 6, 2024, we entered into the Paragon Option Agreements. Under the terms of each agreement, Paragon identifies, evaluates, and develops antibodies directed against certain mutually agreed therapeutic targets of interest to us. Each Paragon Option Agreement initially included one of two selected targets: IL-23 and IL-17A/F. Under the Paragon Option Agreements, we have the exclusive option to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture, and commercialize the antibodies and products directed to the selected target(s) (each, an “Option”). In the case of IL-23, our Option excludes the therapeutic area of IBD. From time to time, we can choose to add additional targets to the collaboration by mutual agreement with Paragon and Paruka. In September 2024 we exercised the Option to acquire the rights to ORKA-001 but have not yet entered into the corresponding license agreement. As of the date hereof, we have not exercised the IL-17A/F Option.

Pursuant to the terms of the Paragon Option Agreements, we initiated certain research programs with Paragon that generally focus on a particular target (each, a “Research Program”). Each Research Program is aimed at discovering, generating, identifying, and/or characterizing antibodies directed to the respective target. For each Research Program, we established or may establish in the future a research plan with Paragon that sets forth the activities that will be conducted, and the associated research budget (each, a “Research Plan”). Our exclusive option with respect to each Research Program is exercisable at our sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following (i) with respect to any Research Program other than ORKA-001, the delivery of the data package from Paragon related to the results of the Research Plan activities or (ii) with respect to ORKA-001, the completion of the IL-23 antibody selection process described in the agreement (the “Option Period”). There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements.

Unless terminated earlier, each Paragon Option Agreement shall continue in force on a Research Program-by-Research Program basis until the earlier of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by us; (ii) the expiration of the 30-day period after we exercise our Option with respect to a Research Program, subject to mutually agreed extension, during the Option Period and the parties are unable to finalize and execute a license agreement, and (iii) the expiration of the applicable Research Term (as defined under each Paragon Option Agreement) (the “Term”). We may terminate any Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that we must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreement or a Research Program immediately upon written notice to us if, as a result of any action or failure to act by us or our affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

As of the date of filing of this prospectus, we have exercised the Option with respect to ORKA-001 but have not yet entered into the corresponding license agreement. We have not yet exercised the Option with respect to ORKA-002. For each of these agreements, once we enter into the corresponding license agreements, we will be required to make non-refundable milestone payments to Paragon of up to $12.0 million for each program upon the achievement of certain clinical development milestones, up to $10.0 million for each program upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale in each program.

Additionally, as part of the Paragon Option Agreements, on each of December 31, 2024 and December 31, 2025, we will grant Paruka warrants to purchase a number of shares equal to 1.00% of outstanding shares as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares on the grant date.

Pursuant to the Option Agreements, on a research program-by-research program basis following the finalization of the research plan for each respective research program, the Company was required to pay Paragon a one-time, nonrefundable research initiation fee of $0.8 million related to the ORKA-001 program. This amount was recognized as a research and development expense during the period from February 6 (inception) to September 30, 2024. In June 2024, pursuant to the Option Agreements with Paragon, the Company completed the selection process of its development candidate for IL-23 antibody for ORKA-001 program. The Company was responsible for 50% of the development costs incurred through the completion of the IL-23 selection process. The Company received the rights to at least one selected IL-23 antibody in June 2024. During the three months ended September 30, 2024, the Company exercised its option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in the Company’s condensed consolidated statements of operations and comprehensive loss for each of the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024. The Company’s share of development costs incurred during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024 was $0.8 million and $13.2 million, respectively, which were recorded as research and development expenses during the respective periods. An amount of $2.3 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

The Company was also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred by Paragon between January 1, 2024 and March 6, 2024 as stipulated by the Option Agreements. This amount was recognized as a research and development expense during the period from February 6 (inception) to September 30, 2024. The Company is also responsible for the development costs incurred by Paragon from January 1, 2024 through the completion of the IL-17 selection process. The Company recognized an amount of $0.8 million payable to Paragon for the research initiation fee related to ORKA-002 following the finalization of the ORKA-002 research plan. This was recognized as research and development expenses in the period from February 6 (inception) to September 30, 2024. The Company accounted for development costs of $3.8 million and $6.6 million during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively, as research and development expenses during the respective periods. An amount of $3.8 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, we recognized $13.4 million and $33.8 million of expenses, respectively in connection with services provided by Paragon and Paruka under the Paragon Option Agreements.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those we are developing. We, along with our third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.

United States Biologics Regulation

In the United States, biological products are subject to regulation under the FDCA, the Public Health Service Act (“PHSA”) and other federal, state, local, and foreign statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative action and judicial sanctions. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices (“GLP”) regulation;

●	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

●	approval by an independent IRB, or ethics committee at each clinical site before the trial is commenced;

●	manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices (“cGMPs”);

●	performance of adequate and well-controlled human clinical trials in accordance with current GCP requirements to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

●	preparation of and submission to the FDA of a BLA, after completion of all pivotal clinical trials;

●	satisfactory completion of an FDA Advisory Committee review, if applicable;

●	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with GCPs; and

●	FDA review and approval of a BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning any clinical trial with a product candidate, in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the IND submission process, supervision of human gene transfer trials includes evaluation and assessment by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment and such review may result in some delay before initiation of a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

●	Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

●	Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval or licensure, including that the study was conducted in accordance with GCP, including review and approval by an independent ethics committee and use of proper procedures for obtaining informed consent from subjects, and the FDA is able to validate the data from the study through an onsite inspection if the FDA deems such inspection necessary. The GCP requirements encompass both ethical and data integrity standards for clinical studies.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and data demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product is eligible for priority review if there is evidence it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of the FDA to permit the import or export of products;

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The ACA includes a subtitle called the BPCIA, which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. In September 2021, the FDA issued two guidance documents intended to inform prospective applicants and facilitate the development of proposed biosimilars and interchangeable biosimilars, as well as to describe the FDA’s interpretation of certain statutory requirements added by the BPCIA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitted under the abbreviated approval pathway for the lesser of (i) one year after the first commercial marketing, (ii) 18 months after approval if there is no legal challenge, (iii) 18 months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In July 2018, the FDA announced an action plan to encourage the development and efficient review of biosimilars, including the establishment of a new office within the agency that will focus on therapeutic biologics and biosimilars. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

As discussed below, the IRA is a significant new law that intends to foster generic and biosimilar competition and to lower drug and biologic costs.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute (“AKS”); the federal False Claims Act (“FCA”); the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and similar foreign, federal and state fraud, abuse and transparency laws.

The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value.

The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that “caused” the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate the statute in order to have committed a violation.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services (“CMS”) information related to payments or other transfers of value to various healthcare professionals including physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning on January 1, 2023, California Assembly Bill 1278 requires California physicians and surgeons to notify patients of the Open Payments database established under the federal Physician Payments Sunshine Act.

We are also subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Data Privacy and Security

Numerous state, federal, and foreign laws govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”), and their respective implementing regulations imposes data privacy, security, and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates and their covered subcontractors that perform certain services that involve using, disclosing, creating, receiving, maintaining, or transmitting individually identifiable protected health information (“PHI”) for or on behalf of such covered entities. These requirements imposed by HIPAA and the HITECH Act on covered entities and business associates include entering into agreements that require business associates protect PHI provided by the covered entity against improper use or disclosure, among other things; following certain standards for the privacy of PHI, which limit the disclosure of a patient’s past, present, or future physical or mental health or condition or information about a patient’s receipt of health care if the information identifies, or could reasonably be used to identify, the individual; ensuring the confidentiality, integrity, and availability of all PHI created, received, maintained, or transmitted in electronic form, to identify and protect against reasonably anticipated threats or impermissible uses or disclosures to the security and integrity of such PHI; and reporting of breaches of PHI to individuals and regulators. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with the U.S. Department of Health and Human Services (“HHS”) to settle allegations of HIPAA non-compliance. A covered entity or business associate is also liable for civil money penalties for a violation that is based on an act or omission of any of its agents, which may include a downstream business associate, as determined according to the federal common law of agency. HITECH also increased the civil and criminal penalties applicable to covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. To the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to us may be delayed or denied.

Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act.

In addition, certain state laws, such as the California Consumer Privacy Act of 2018 (“CCPA”), as amended by the California Privacy Rights Act of 2020 (“CPRA”), govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. The CCPA/CPRA applies to personal data of consumers, business representatives, and employees, and imposes obligations on certain businesses that do business in California, including to provide specific disclosures in privacy notices, rights to California residents in relation to their personal information. Health information falls under the CCPA/CPRA’s definition of personal information where it identifies, relates to, describes, or is reasonably capable of being associated with or could reasonably be linked with a particular consumer or household - unless it is subject to HIPAA - and is included under a new category of personal information, “sensitive personal information,” which is offered greater protection. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing. Additionally, our use of artificial intelligence and machine learning may be subject to laws and evolving regulations regarding the use of artificial intelligence/machine learning, controlling for data bias, and antidiscrimination.

In addition, the CPRA expands the CCPA’s requirements, including by adding a new right for individuals to correct their personal information and establishing a new regulatory agency to implement and enforce the law. Other states, such as Virginia, Colorado, Connecticut and Utah, have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While the laws in these states, like the CCPA, also exempt some data processed in the context of clinical trials, such developments further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties upon whom we rely.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of our product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA provides CMS with significant new authorities intended to curb drug costs and to encourage market competition. For the first time, CMS will be able to directly negotiate prescription drug prices and to cap out-of-pocket costs. Each year, CMS will select and negotiate a preset number of high-spend drugs and biologics that are covered under Medicare Part B and Part D that do not have generic or biosimilar competition. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations. These price negotiations will begin in 2023, although the Medicare drug price negotiation program is currently subject to legal challenges. The IRA also provides a new “inflation rebate” covering Medicare patients that took effect in 2023 and is intended to counter certain price increases in prescriptions drugs. The inflation rebate provision will require drug manufacturers to pay a rebate to the federal government if the price for a drug or biologic under Medicare Part B and Part D increases faster than the rate of inflation. To support biosimilar competition, beginning in October 2022, qualifying biosimilars may receive a Medicare Part B payment increase for a period of five years. Separately, if a biologic drug for which no biosimilar exists delays a biosimilar’s market entry beyond two years, CMS will be authorized to subject the biologics manufacturer to price negotiations intended to ensure fair competition. Notwithstanding these provisions, the IRA’s impact on commercialization and competition remains largely uncertain.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, the IRA, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program.

Other legislative changes have been proposed and adopted since the ACA was enacted, including automatic aggregate reductions of Medicare payments to providers of on average 2% per fiscal year as part of the federal budget sequestration under the Budget Control Act of 2011. These reductions went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect until 2032 unless additional action is taken by Congress.

In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program from 50% to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives, which went into effect on January 1, 2021. In response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the CMS Innovation Center which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 7, 2023, the Biden administration announced an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

Notwithstanding the IRA, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Specifically, we expect regulators to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.

Other Government Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials.

The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.

Regulation in the European Union

European Data Laws

The collection and use of personal health data and other personal data in the EU is governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (“GDPR”), which came into force in May 2018, and related data protection laws in individual EU Member States. The GDPR imposes a number of strict obligations and restrictions on the ability to process, including collecting, analyzing and transferring, personal data of individuals, in particular with respect to health data from clinical trials and adverse event reporting. The GDPR includes requirements relating to the legal basis of the processing (such as consent of the individuals to whom the personal data relates), the information provided to the individuals prior to processing their personal data, the notification obligations to the national data protection authorities, and the security and confidentiality of the personal data. EU Member States may also impose additional requirements in relation to health, genetic and biometric data through their national legislation.

In addition, the GDPR imposes specific restrictions on the transfer of personal data to countries outside of the European Economic Area (“EEA”) that are not considered by the European Commission (“EC”) to provide an adequate level of data protection. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the standard contractual clauses (“SCCs”). With regard to the transfer of data from the EEA to the United States, on July 10, 2023, the EC adopted its adequacy decision for the EU-US Data Privacy Framework. On the basis of the new adequacy decision, personal data can flow from the EEA to U.S. companies participating in the framework.

Failure to comply with the requirements of the GDPR and the related national data protection laws of the EU Member States may result in significant monetary fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater, other administrative penalties and a number of criminal offenses (punishable by uncapped fines) for organizations and, in certain cases, their directors and officers, as well as civil liability claims from individuals whose personal data was processed. Data protection authorities from the different EU Member States may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data in the EU. Guidance developed at both the EU level and at the national level in individual EU Member States concerning implementation and compliance practices are often updated or otherwise revised.

Furthermore, there is a growing trend towards the required public disclosure of clinical trial data in the EU, which adds to the complexity of obligations relating to processing health data from clinical trials. Such public disclosure obligations are provided in the new EU Clinical Trials Regulation No. 536/2014 (“CTR”), European Medical Agency (“EMA”) disclosure initiatives and voluntary commitments by industry. Failure to comply with these obligations could lead to government enforcement actions and significant penalties against us, harm to our reputation, and adversely impact our business and operating results. The uncertainty regarding the interplay between different regulatory frameworks, such as the CTR and the GDPR, further adds to the complexity that we face with regard to data protection regulation.

With regard to the transfer of personal data from the EEA to the UK, personal data may now freely flow from the EEA to the UK since the UK is deemed to have an adequate data protection level.

However, the adequacy decisions include a ‘sunset clause’ which entails that the decisions will automatically expire four years after their entry into force. Additionally, following the UK’s withdrawal from the EU and the EEA, companies also have to comply with the UK’s data protection laws (including the UK GDPR (as defined in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018 (the “DPA 2018”)), the DPA 2018, and related data protection laws in the UK). Separate from the fines that can be imposed by the GDPR, the UK regime has the ability to fine up to the greater of £17.5 million or 4% of global turnover.

Following the UK’s withdrawal from the EU and the EEA, companies are subject to specific transfer rules under the UK regime; personal data may flow freely from the UK to the EEA, since the EEA is deemed to have an adequate data protection level for purposes of the UK regime. These UK international transfer rules broadly mirror the GDPR rules. On February 2, 2022, the UK Secretary of State laid before the UK Parliament the international data transfer agreement (“IDTA”) and the international data transfer addendum to the EC’s standard contractual clauses for international data transfers (Addendum) and a document setting out transitional provisions. The IDTA and Addendum came into force on March 21, 2022 and replaced the old SCCs for the purposes of the UK regime. However, the transitional provisions, adopted with the IDTA and the Addendum, provide that contracts concluded on or before September 21, 2022 on the basis of any old SCCs continue to provide appropriate safeguards for the purpose of the UK regime until March 21, 2024, provided that the processing operations that are the subject matter of the contract remain unchanged and reliance on those clauses ensures that the transfer of personal data is subject to appropriate safeguards.

With regard to the transfer of personal data from the UK to the United States, the UK government has adopted an adequacy decision for the United States, the UK-US Data Bridge, which came into force on October 12, 2023. The UK-US Data Bridge recognizes the United States as offering an adequate level of data protection where the transfer is to a U.S. company participating in the EU-US Data Privacy Framework and the UK Extension.

Drug and Biologic Development Process

Regardless of where they are conducted, all clinical trials included in applications for marketing authorization (“MA”) for human medicines in the EU/EEA must have been carried out in accordance with EU regulations. This means that clinical trials conducted in the EU/EEA have to comply with EU clinical trial legislation but also that clinical trials conducted outside the EU/EEA have to comply with ethical principles equivalent to those set out in the EEA, including adhering to international good clinical practice and the Declaration of Helsinki. The conduct of clinical trials in the EU is governed by the CTR, which entered into force on January 31, 2022. The CTR replaced the Clinical Trials Directive 2001/20/EC, (“Clinical Trials Directive”) and introduced a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU.

Under the former regime, which will expire after a transition period of three years as outlined below in more detail, before a clinical trial can be initiated it must be approved in each EU member state where there is a site at which the clinical trial is to be conducted. The approval must be obtained from two separate entities: the National Competent Authority (“NCA”) and one or more Ethics Committees. NCA of the EU Member States in which the clinical trial will be conducted must authorize the conduct of the trial, and the independent Ethics Committee must grant a positive opinion in relation to the conduct of the clinical trial in the relevant EU member state before the commencement of the trial. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be submitted to or approved by the relevant NCA and Ethics Committees. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and to the Ethics Committees of the EU member state where they occur.

A more unified procedure will apply under the new CTR. A sponsor will be able to submit a single application for approval of a clinical trial through a centralized EU clinical trials portal (the “CTIS”). One national regulatory authority (the reporting EU member state proposed by the applicant) will take the lead in validating and evaluating the application and consult and coordinate with the other concerned EU Member States. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned EU Member States. However, a concerned EU member state may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial from being conducted in such member state. The CTR also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database. The CTR foresees a three-year transition period. EU Member States will work in CTIS immediately after the system has gone live. Since January 31, 2023, submission of initial clinical trial applications via CTIS is mandatory, and by January 31, 2025, all ongoing trials approved under the former Clinical Trials Directive will need to comply with the CTR and have to be transitioned to CTIS. On July 19, 2023, the EC published guidance concerning the steps to be taken in this transition. This guidance provides, among other things, that (i) documentation which was previously assessed will not be reassessed, (ii) templates that were developed and endorsed by the EU Clinical Trials Expert Group to provide compliance with the CTR do not need to be updated and (iii) there is no need to retrospectively create a site suitability form, which are only necessary for new trial sites.

Under both the former regime and the new CTR, national laws, regulations, and the applicable GCP and GLP standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on Good Clinical Practice and the ethical principles that have their origin in the Declaration of Helsinki.

During the development of a medicinal product, the EMA and national regulators within the EU provide the opportunity for dialogue and guidance on the development program. At the EMA level, this is usually done in the form of scientific advice, which is given by the Committee for Medicinal Products for Human Use (“CHMP”) on the recommendation of the Scientific Advice Working Party. A fee is incurred with each scientific advice procedure, but is significantly reduced for designated orphan medicines. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs. Advice is not legally binding with regard to any future Marketing Authorization Application (“MAA”) of the product concerned.

Drug Marketing Authorization

In the EEA, after completion of all required clinical testing, pharmaceutical products may only be placed on the market after obtaining a MA. To obtain a MA of a drug under European Union regulatory systems, an applicant can submit an MAA through, amongst others, a centralized or decentralized procedure.

To be used or sold in the UK, a drug must have an effective MA obtained by a centralized application through EMA or a national application. National applications are governed by the Human Medicines Regulations (SI 2012/1916). Applications are made electronically through the Medicines and Healthcare products Regulatory Agency (“MHRA”) Submissions Portal. The process from application to authorizations generally takes up to 210 days, excluding time taken to provide any additional information or data required by the MHRA.

On August 30, 2023, the MHRA published detailed guidance on its recently announced new International Reliance Procedure (“IRP”) for MAAs. The IRP applies since January 1, 2024 and replaces existing EU reliance procedures to apply for authorizations from seven international regulators (e.g. Health Canada, Swiss Medic, FDA, EMA, among others). The IRP allows medicinal products approved in other jurisdictions that meet certain criteria to undergo a fast-tracked MHRA review to obtain and/or update a MA in the UK or Great Britain.

Applicants can submit initial MAAs to the IRP but the procedure can also be used throughout the lifecycle of a product for post-authorization procedures including line extensions, variations and renewals.

Centralized Authorization Procedure

The centralized procedure provides for the grant of a single MA that is issued by the EC following the scientific assessment of the application by the EMA that is valid for all EU Member States as well as in the three additional member states of the EEA. The centralized procedure is compulsory for certain types of medicinal products, including for medicines developed by means of certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (“ATMP”) and medicinal products with a new active substance indicated for the treatment of certain diseases (AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases). For medicinal products containing a new active substance not yet authorized in the EEA before May 20, 2004 and indicated for the treatment of other diseases, medicinal products that constitute significant therapeutic, scientific or technical innovations or for which the grant of a MA through the centralized procedure would be in the interest of public health at EU level, an applicant may voluntarily submit an application for a MA through the centralized procedure.

Under the centralized procedure, the CHMP established at the EMA, is responsible for conducting the initial assessment of a drug. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing MA. Under the centralized procedure, the timeframe for the evaluation of an MAA by the EMA’s CHMP is, in principle, 210 days from receipt of a valid MAA. However, this timeline excludes clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP, so the overall process typically takes a year or more, unless the application is eligible for an accelerated assessment. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. Upon request, the CHMP can reduce the time frame to 150 days if the applicant provides sufficient justification for an accelerated assessment. The CHMP will provide a positive opinion regarding the application only if it meets certain quality, safety and efficacy requirements. This opinion is then transmitted to the EC, which has the ultimate authority for granting MA within 67 days after receipt of the CHMP opinion.

Decentralized Authorization Procedure

Medicines that fall outside the mandatory scope of the centralized procedure have three routes to authorization: (i) they can be authorized under the centralized procedure if they concern a significant therapeutic, scientific or technical innovation, or if their authorization would be in the interest of public health; (ii) they can be authorized under a decentralized procedure where an applicant applies for simultaneous authorization in more than one EU member state; or (iii) they can be authorized in an EU member state in accordance with that state’s national procedures and then be authorized in other EU countries by a procedure whereby the countries concerned agree to recognize the validity of the original, national MA (mutual recognition procedure).

The decentralized procedure permits companies to file identical MA applications for a medicinal product to the competent authorities in various EU Member States simultaneously if such medicinal product has not received marketing approval in any EU Member State before. This procedure is available for pharmaceutical products not falling within the mandatory scope of the centralized procedure. The competent authority of a single EU Member State, the reference member state, is appointed to review the application and provide an assessment report. The competent authorities of the other EU Member States, the concerned member states, are subsequently required to grant a MA for their territories on the basis of this assessment. The only exception to this is where the competent authority of an EU Member State considers that there are concerns of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the EC, whose decision is binding for all EU Member States.

Risk Management Plan

All new MAAs must include a Risk Management Plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. RMPs are continually modified and updated throughout the lifetime of the medicine as new information becomes available. An updated RMP must be submitted: (i) at the request of EMA or a national competent authority, or (ii) whenever the risk-management system is modified, especially as the result of new information being received that may lead to a significant change to the benefit-risk profile or as a result of an important pharmacovigilance or risk-minimization milestone being reached. The regulatory authorities may also impose specific obligations as a condition of the MA. Since October 20, 2023, all RMPs for centrally authorized products are published by the EMA, subject only to limited redactions.

MA Validity Period

MAs have an initial duration of five years. After these five years, the authorization may subsequently be renewed on the basis of a reevaluation of the risk-benefit balance. Once renewed, the MA is valid for an unlimited period unless the EC or the national competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Applications for renewal must be made to the EMA at least nine months before the five-year period expires.

Additionally, the holder of a MA for an ATMP must put in place and maintain a system to ensure that each individual product and its starting and raw materials, including all substances coming into contact with the cells or tissues it may contain, can be traced through the sourcing, manufacturing, packaging, storage, transport and delivery to the relevant healthcare institution where the product is used.

Any authorization which is not followed by the actual placing of the drug on the EU market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid.

For the UK, the period of three years during which the drug has not been marketed in Great Britain will be restarted from the date of conversion to a Great Britain MA. Conversion refers to the procedure by which, as of January 1, 2021, MAs granted on the basis of a centralized procedure in the EU are only valid in Northern Ireland but not in Great Britain, whereas, prior EU authorizations have all been automatically converted into UK MAs effective in Great Britain only.

On the other hand, for the EU, in the case the drug has been marketed in the UK, the placing on the UK market before the end of the period starting when the UK left the EU on January 31, 2020 and ending on December 31, 2020 (the “Brexit Transition Period”) will be taken into account. If, after the end of the Brexit Transition Period, the drug is not placed on any other market of the remaining EU Member States, the three-year period will start running from the last date the drug was placed on the UK market before the end of the Brexit Transition Period.

Advanced Therapy Medicinal Products

In the EU, medicinal products, including ATMPs are subject to extensive pre- and post-market regulation by regulatory authorities at both the EU and national levels. ATMPs comprise gene therapy products, somatic cell therapy products and tissue engineered products, which are genes, cells or tissues that have undergone substantial manipulation and that are administered to human beings in order to cure, diagnose or prevent diseases or regenerate, repair or replace a human tissue. Pursuant to the ATMP Regulation, the Committee on Advanced Therapies (“CAT”) is responsible in conjunction with the CHMP for the evaluation of ATMPs. The CHMP and CAT are also responsible for providing guidelines on ATMPs. These guidelines provide additional guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs and include, among other things, the preclinical studies required to characterize ATMPs. Although such guidelines are not legally binding, compliance with them is often necessary to gain and maintain approval for product candidates.

In addition to the mandatory RMP, the holder of a MA for an ATMP must put in place and maintain a system to ensure that each individual product and its starting and raw materials, including all substances coming into contact with the cells or tissues it may contain, can be traced through the sourcing, manufacturing, packaging, storage, transport and delivery to the relevant healthcare institution where the product is used.

Exceptional Circumstances/Conditional Approval

Similar to accelerated approval regulations in the United States, conditional MAs can be granted in the EU in exceptional circumstances. A conditional MA can be granted for medicinal products where, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, a number of criteria are fulfilled: (i) the benefit/risk balance of the product is positive, (ii) it is likely that the applicant will be in a position to provide the comprehensive clinical data, (iii) unmet medical needs will be fulfilled by the grant of the MA and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional MA must be renewed annually.

Data and Market Exclusivity

As in the United States, it may be possible to obtain a period of market and / or data exclusivity in the EU that would have the effect of postponing the entry into the marketplace of a competitor’s generic, hybrid or biosimilar product (even if the pharmaceutical product has already received a MA) and prohibiting another applicant from relying on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining MA or placing the product on the market. New Chemical Entities (“NCEs”) approved in the EU qualify for eight years of data exclusivity and 10 years of marketing exclusivity.

An additional non-cumulative one-year period of marketing exclusivity is possible if during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies.

The data exclusivity period begins on the date of the product’s first MA in the EU. After eight years, a generic product application may be submitted and generic companies may rely on the MA holder’s data. However, a generic product cannot launch until two years later (or a total of 10 years after the first MA in the EU of the innovator product), or three years later (or a total of 11 years after the first MA in the EU of the innovator product) if the MA holder obtains MA for a new indication with significant clinical benefit within the eight-year data exclusivity period. Additionally, another non-cumulative one-year period of data exclusivity can be added to the eight years of data exclusivity where an application is made for a new indication for a well-established substance, provided that significant pre-clinical or clinical studies were carried out in relation to the new indication.

Another year of data exclusivity may be added to the eight years, where a change of classification of a pharmaceutical product has been authorized on the basis of significant pre-trial tests or clinical trials (when examining an application by another applicant for or holder of MA for a change of classification of the same substance the competent authority will not refer to the results of those tests or trials for one year after the initial change was authorized).

Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the EU’s regulatory authorities to include an NCE. Even if a compound is considered to be an NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full MAA with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.

On April 26, 2023, the EC submitted a proposal for the reform of the European pharmaceutical legislation. The current draft envisages e.g., a shortening of the periods of data exclusivity, however, there is currently neither a final version of this draft nor a date for its entry into force.

Orphan Designation and Exclusivity

The criteria for designating an orphan medicinal product in the EU are similar in principle to those in the U.S. The EMA grants orphan drug designation if the medicinal product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the EU (prevalence criterion). In addition, orphan drug designation can be granted if, for economic reasons, the medicinal product would be unlikely to be developed without incentives and if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the condition, or if such a method exists, the proposed medicinal product is a significant benefit to patients affected by the condition. An application for orphan drug designation (which is not a MA, as not all orphan-designated medicines reach the authorization application stage) must be submitted first before an application for MA of the medicinal product is submitted. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the MA is submitted, and sponsors must submit an annual report to EMA summarizing the status of development of the medicine. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Designated orphan medicines are eligible for conditional MA.

The EMA’s Committee for Orphan Medicinal Products reassesses the orphan drug designation of a product in parallel with the review for a MA; for a product to benefit from market exclusivity it must maintain its orphan drug designation at the time of MA review by the EMA and approval by the EC. Additionally, any MA granted for an orphan medicinal product must only cover the therapeutic indication(s) that are covered by the orphan drug designation. Upon the grant of a MA, orphan drug designation provides up to ten years of market exclusivity in the orphan indication.

During the 10-year period of market exclusivity, with a limited number of exceptions, the regulatory authorities of the EU Member States and the EMA may not accept applications for MA, accept an application to extend an existing MA or grant a MA for other similar medicinal products for the same therapeutic indication. A similar medicinal product is defined as a medicinal product containing a similar active substance or substances as contained in a currently authorized orphan medicinal product, and which is intended for the same therapeutic indication. An orphan medicinal product can also obtain an additional two years of market exclusivity for an orphan-designated condition when the results of specific studies are reflected in the Summary of Product Characteristics (“SmPC”) addressing the pediatric population and completed in accordance with a fully compliant Pediatric Investigation Plan (“PIP”). No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, i.e. the condition prevalence or financial returns criteria under Article 3 of Regulation (EC) No. 141/2000 on orphan medicinal products. When the period of orphan market exclusivity for an indication ends, the orphan drug designation for that indication expires as well. Orphan exclusivity runs in parallel with normal rules on data exclusivity and market protection. Additionally, a MA may be granted to a similar medicinal product (orphan or not) for the same or overlapping indication subject to certain requirements.

In the UK, following the post-Brexit transition period, a system for incentivizing the development of orphan medicines was introduced. Overall, the requirements for orphan designation largely replicate the requirements in the EU and the benefit of market exclusivity has been retained. Products with an orphan designation in the EU can be considered for an orphan MA in Great Britain, but a UK-wide orphan MA can only be considered in the absence of an active EU orphan designation. The MHRA will review applications for orphan designation at the time of a MA, and will offer incentives, such as market exclusivity and full or partial refunds for MA fees to encourage the development of medicines in rare diseases.

Pediatric Development

In the EU, companies developing a new medicinal product are obligated to study their product in children and must therefore submit a PIP together with a request for agreement to the EMA. The EMA issues a decision on the PIP based on an opinion of the EMA’s Pediatric Committee. Companies must conduct pediatric clinical trials in accordance with the PIP approved by the EMA, unless a deferral (e.g. until enough information to demonstrate its effectiveness and safety in adults is available) or waiver (e.g. because the relevant disease or condition occurs only in adults) has been granted by the EMA. The MAA for the medicinal product must include the results of all pediatric clinical trials performed and details of all information collected in compliance with the approved PIP, unless a waiver or a deferral has been granted, in which case the pediatric clinical trials may be completed at a later date. Medicinal products that are granted an MA on the basis of the pediatric clinical trials conducted in accordance with the approved PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval), or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the approved PIP are developed and submitted. An approved PIP is also required when a MA holder wants to add a new indication, medicinal form or route of administration for a medicine that is already authorized and covered by intellectual property rights.

In the UK, the MHRA has published guidance on the procedures for UK PIPs which, where possible, mirror the submission format and requirements of the EU system. EU PIPs remain applicable for Northern Ireland and EU PIPs agreed by the EMA prior to January 1, 2021 have been adopted as UK PIPs.

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The Priority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small-and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or CAT are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

Post-Approval Regulation

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the EC and/or the competent regulatory authorities of the EU Member States. This oversight applies both before and after grant of manufacturing licenses and MAs. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.

Failure by us or by any of our third-party partners, including suppliers, manufacturers and distributors to comply with EU laws and the related national laws of individual EU Member States governing the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of MA, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

The holder of MA for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products.

These pharmacovigilance rules can impose on holders of MAs the obligation to conduct a labor intensive collection of data regarding the risks and benefits of marketed medicinal products and to engage in ongoing assessments of those risks and benefits, including the possible requirement to conduct additional clinical studies or post-authorization safety studies to obtain further information on a medicine’s safety, or to measure the effectiveness of risk-management measures, which may be time consuming and expensive and could impact our profitability. MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of Periodic Safety Update Reports (“PSURs”) in relation to medicinal products for which they hold MAs. The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn or varied. The agency can advise that the MA holder be obliged to conduct post-authorization Phase 4 safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the MA holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.

More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.

The manufacturing process for pharmaceutical products in the EU is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. Manufacturing requires a manufacturing authorization, and the manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice (“GMP”). These requirements include compliance with EU GMP standards when manufacturing pharmaceutical products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the EU. Similarly, the distribution of pharmaceutical products into and within the EU is subject to compliance with the applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU Member States. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with GMP, before releasing the product for commercial distribution in the EU or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent authorities for compliance with GMP.

Sales and Marketing Regulations

The advertising and promotion of our products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other national legislation of individual EU Member States may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s SmPC as approved by the competent regulatory authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the MA granted for the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion. All advertising and promotional activities for the product must be consistent with the approved SmPC and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the EU. Violations of the rules governing the promotion of medicinal products in the EU could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of our products to the general public and may also impose limitations on its promotional activities with healthcare professionals.

EU regulation with regards to dispensing, sale and purchase of medicines has generally been preserved in the UK following Brexit, through the Human Medicines Regulations 2012. However, organizations wishing to sell medicines online need to register with the MHRA. Following Brexit, the requirements to display the common logo no longer apply to UK-based online sellers, except for those established in Northern Ireland.

Anti-Corruption Legislation

In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the EU. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU Member States. Violation of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

In the UK, the pharmaceutical sector is recognized as being particularly vulnerable to corrupt practices, some of which fall within the scope of the Bribery Act 2010. Due to the Bribery Act 2010’s far-reaching territorial application, the potential penalized act does not have to occur in the UK to become within its scope. If the act or omission does not take place in the UK, but the person’s act or omission would constitute an offense if carried out there and the person has a close connection with the UK, an offense will still have been committed.

The Bribery Act 2010 is comprised of four offenses that cover (i) individuals, companies and partnerships that give, promise or offer bribes, (ii) individuals, companies and partnerships that request, agree to receive or accept bribes, (iii) individuals, companies and partnerships that bribe foreign public officials, and (iv) companies and partnerships that fail to prevent persons acting on their behalf from paying bribes. The penalties imposed under the Bribery Act 2010 depend on the offence committed, harm and culpability and penalties range from unlimited fines to imprisonment for a maximum term of ten years and in some cases both.

Regulations in the UK and Other Markets

The UK formally left the EU on January 31, 2020 and EU laws now only apply to the UK in respect of Northern Ireland as laid out in the Protocol on Ireland and Northern Ireland and as amended by the Windsor Framework sets out a long-term set of arrangements for the supply of medicines into Northern Ireland. The EU and the UK agreed on a trade and cooperation agreement (“TCA”), which includes provisions affecting the life sciences sector (including on customs and tariffs). There are some specific provisions concerning pharmaceuticals, including the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP issued documents. The TCA does not, however, contain wholesale mutual recognition of UK and EU pharmaceutical regulations and product standards.

The UK government has adopted the Medicines and Medical Devices Act 2021 (the “MMDA”) to enable the UK’s regulatory frameworks to be updated following the UK’s departure from the EU. The MMDA introduces regulation-making, delegated powers covering the fields of human medicines, clinical trials of human medicines, veterinary medicines and medical devices. The MHRA has since been consulting on future regulations for medicines and medical devices in the UK.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCPs and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of November 13, 2024, we had 27 full-time employees. We also engage temporary employees and consultants to augment our existing workforce. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our relationship with our employees to be good.

We recognize that attracting, motivating, and retaining talent at all levels is vital to continuing our success. We invest in our employees through high-quality benefits, professional development opportunities, and various health and wellness initiatives and offer competitive compensation packages (base salary and incentive plans), ensuring fairness in internal compensation practices. The principal purposes of our incentive plans (bonus and equity) are to align with the long-term interests of our stakeholders and stockholders.

Properties and Facilities

We maintain a corporate office at 855 Oak Grove Ave., Suite 100, Menlo Park, California. The lease for this office commenced on June 15, 2024 with an initial term of 39.5 months.

Legal Proceedings

From time to time, we may become involved in legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table and discussion sets forth the names, ages as of November 13, 2024, positions and biographical and other information of the individuals who currently serve as directors and executive officers of the Company.

Name	Age	Position
Executive Officers:
Lawrence Klein	42	President, Chief Executive Officer and Director
Arjun Agarwal	48	Senior Vice President, Finance and Treasurer
Joana Goncalves	51	Chief Medical Officer
Paul Quinlan	61	General Counsel and Corporate Secretary
Non-Employee Directors:
Samarth Kulkarni (2)(3)	46	Chair and Director
Kristine Ball (1)(3)	52	Director
Carl Dambkowski (1)	40	Director
Peter Harwin (2)(3)	38	Director
Cameron Turtle (1)(2)	34	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee (the “Governance Committee”).

Each executive officer serves at the discretion of the of the Board and holds office until their successor is duly appointed and qualified or until their earlier resignation or removal.

Executive Officers

Lawrence Klein, Ph.D. Dr. Klein has served as Chief Executive Officer and as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka from February 2024 through the Closing. Prior to joining Pre-Merger Oruka, Dr. Klein was a Partner at Versant Venture Management, LLC, a healthcare and biotechnology venture capital firm, from January 2023 to February 2024, where he invested in and helped to grow early-stage biotechnology companies. Prior to Versant, Dr. Klein served in various positions at CRISPR Therapeutics AG (Nasdaq: CRSP), a biopharmaceutical company, including Chief Operating Officer from January 2020 to October 2022, Chief Business Officer from January 2019 to January 2020, Senior Vice President, Business Development and Strategy from November 2017 to December 2018 and as Vice President, Strategy from February 2016 to November 2017, where he helped to initiate and execute on several transformative partnerships, establish the strategic direction of the company, oversee important pipeline programs and led several functions, including program and portfolio management. Before joining CRISPR, Dr. Klein was an Associate Partner at McKinsey & Company, a global management consulting firm, from October 2014 to February 2016. Dr. Klein served as a member of the board of directors of Dyne Therapeutics, Inc. (Nasdaq: DYN) from September 2019 to May 2023 and of Jasper Therapeutics, Inc. (Nasdaq: JSPR) from September 2021 to June 2023. Dr. Klein received his B.S. in biochemistry and physics from the University of Wisconsin-Madison and his Ph.D. in biophysics from Stanford University.

We believe Dr. Klein is qualified to serve as a member of the Board because of his business development, operational and senior management experience in the biotechnology industry and his academic expertise and accomplishments.

Arjun Agarwal. Mr. Agarwal has served as the Senior Vice President of Finance of the Company since the Closing and of Pre-Merger Oruka from March 2024 through the Closing, where he is responsible for overseeing the company’s finance and accounting functions. Prior to joining Pre-Merger Oruka, Mr. Agarwal served as VP of Finance at Jasper Therapeutics, Inc. (Nasdaq: JSPR), a biotechnology company, from June 2021 to March 2024, including through multiple financings and the company’s successful transition to become a publicly traded entity. Before joining Jasper, Mr. Agarwal served as Vice President, Corporate Controller at Protagonist Therapeutics, Inc. (Nasdaq: PTGX), a biotechnology company, from August 2019 to June 2021, where he was responsible for overseeing the company’s finance and accounting functions. Prior to joining Protagonist, Mr. Agarwal served in various roles of increasing responsibility at McKesson Corporation (NYSE: MCK), an international healthcare services company, from 2009 to 2019. Prior to McKesson, Mr. Agarwal worked at PricewaterhouseCoopers LLP, where he managed a portfolio of audit clients. He is a graduate of Sydenham College of Commerce and Economics at Mumbai University, India. He is a Certified Public Accountant (CPA) and a Chartered Accountant accredited by the Institute of Chartered Accountants of India.

Joana Goncalves, MBChB. Dr. Goncalves has served as the Chief Medical Officer of the Company since the Closing and of Pre-Merger Oruka from April 2024 through the Closing. Prior to joining Pre-Merger Oruka, Dr. Goncalves served as Chief Medical Officer of Cara Therapeutics, Inc. (Nasdaq: CARA), a biopharmaceutical company, from October 2018 to April 2024, where she was responsible for representing Cara Therapeutics in interactions with regulatory agencies, the investor and scientific communities and the board of directors, building multifunctional terms and developing the clinical development strategy in dermatological conditions. Prior to Cara, Dr. Goncalves held various positions at Celgene Corporation, a pharmaceutical company, which was later acquired by Bristol-Myers Squibb Company, from April 2014 to October 2018, where she most recently served as Vice President, Medical Affairs for Dermatology and Neurology and was instrumental in planning and executing medical support activities for a number of programs, including OTEZLA® for psoriasis. Prior to Celgene, Dr. Goncalves served as Vice President, Medical Strategy and Scientific Affairs at LEO Pharma Inc., the U.S. subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, from February 2012 to April 2014. She began her pharmaceutical career at Novartis Pharmaceuticals, working on a range of products across various therapeutic areas from 2001 to 2012. Dr. Goncalves received her MBChB from the University of Cape Town, South Africa.

Paul Quinlan. Mr. Quinlan has served as General Counsel and Corporate Secretary of the Company since the Closing and of Pre-Merger Oruka since April 2024 through the Closing. Prior to joining Pre-Merger Oruka, Mr. Quinlan served as General Counsel, Chief Compliance Officer and Corporate Secretary of CymaBay Therapeutics, Inc., a biopharmaceutical company, from October 2020 to March 2024, where he was responsible for the general supervision of the company’s legal affairs. From December 2017 to February 2020, he served as General Counsel and Corporate Secretary of CymaBay, where he was responsible for the general supervision of the company’s legal affairs. Prior to CymaBay, Mr. Quinlan served as General Counsel and Secretary, from 2010 to January 2018, and Chief Legal Officer from 2016 to January 2018, of TerraVia Holdings, Inc., a biotechnology company, where he was responsible for the general supervision of the company’s legal affairs. Prior to joining TerraVia, Mr. Quinlan served as General Counsel of Metabolex, Inc., a biopharmaceutical company, from 2005 to 2010. Prior to joining Metabolex, Mr. Quinlan held various positions at Maxygen, Inc., a biopharmaceutical company, from 2000 to 2005. Prior to Maxygen, Mr. Quinlan practiced law at Cooley LLP and Cravath, Swaine, & Moore LLP. Mr. Quinlan received a law degree from Columbia Law School and an M.Sc. in Medical Biophysics from the University of Toronto.

Non-Employee Directors

Kristine Ball. Ms. Ball has served as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka since May 2024 through the Closing. Ms. Ball has served as President and Chief Executive Officer of Antiva Biosciences, Inc., a private biopharmaceutical company, since April 2023. Prior to Antiva, Ms. Ball served as Chief Executive Officer of Soteria Biotherapeutics, Inc., a private biotechnology company, from September 2020 to August 2022. Prior to joining Soteria, Ms. Ball served as Senior Vice President, Corporate Strategy and Chief Financial Officer of Menlo Therapeutics, Inc., a Nasdaq-listed biopharmaceutical company, which later became VYNE Therapeutics Inc. (Nasdaq: VYNE), from September 2017 to March 2020, where she was responsible for leading all non-R&D functions, including strategic planning, corporate development, commercial, human resources, legal, finance and information technology. Prior to joining Menlo, Ms. Ball served as Chief Financial Officer and Senior Vice President of Relypsa, Inc., a Nasdaq-listed pharmaceutical company, which was later acquired by Galenica Group, from November 2012 to October 2016. Prior to Relypsa, Ms. Ball held various other finance roles in the life sciences industry, including Senior Vice President of Finance & Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc., a biopharmaceutical company, and Vice President of Finance at Exelixis, Inc. (Nasdaq: EXEL), a biotechnology company. Prior to that, Ms. Ball served as a senior manager in life sciences audit practice of Ernst & Young LLP. Ms. Ball has previously served on the boards of directors of Atreca, Inc. (Nasdaq: BCEL), a biopharmaceutical company, from 2020 to 2024, Soteria from 2020 to 2022 and Forty Seven, Inc., a Nasdaq-listed biotechnology company, which was later acquired by Gilead Sciences, Inc., from 2018 to 2020. Ms. Ball received a B.S. from Babson College.

We believe Ms. Ball is qualified to serve as a member of the Board because of her experience as an executive officer and director of life sciences companies and her background in finance, corporate development and strategic planning.

Carl Dambkowski, M.D. Dr. Dambkowski has served as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka from February 2024 through the Closing. Dr. Dambkowski has served as the Chief Medical Officer of Apogee Therapeutics, Inc. (Nasdaq: APGE), a biotechnology company, since September 2022. Prior to joining Apogee, Dr. Dambkowski served as a strategic and clinical leader for a variety of companies, including as Chief Medical Officer of QED Therapeutics, Inc., a private biotechnology company, from July 2021 to September 2022; Chief Strategy Officer and EVP of Operations of Origin Biosciences, Inc., a private bioecology company, from March 2018 to June 2021; and Chief Medical Officer of Navire Pharma, Inc., a private biotechnology company, from January 2020 to September 2022, where he served as the clinical lead starting prior to IND for BBP-398 through the out licensing of the compound to Bristol-Myers Squibb based on initial clinical data and for low-dose infigratinib in achondroplasia through initial proof-of-concept data. He was part of the core team that brought TRUSELTIQ® (infigratinib) and NULIBRY® (fosdenopterin) through regulatory review and FDA approval at QED Therapeutics and Origin Biosciences, respectively. From July 2016 to March 2018, Dr. Dambkowski was an associate at McKinsey & Company, a global management consulting firm, where he advised biotech and pharmaceutical companies across the world on a range of research and development activities. Dr. Dambkowski co-founded Novonate, Inc., a private medical device company focused on building life-saving devices for neonates, in January 2015. Dr. Dambkowski has coauthored numerous peer-reviewed publications and scientific abstracts and is a named inventor on multiple published and granted patents. Dr. Dambkowski was trained as a physician at Stanford University, where he also received his M.D. with a concentration in bioengineering. He also received a B.A. (with honors) from Stanford University and an M.A. from Columbia University.

We believe Dr. Dambkowski is qualified to serve as a member of the Board because of his significant experience and innovations in the biotechnology industry and his academic expertise and accomplishments.

Peter Harwin. Mr. Harwin has served as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka from February 2024 through the Closing. Mr. Harwin is a Managing Member at Fairmount Funds Management, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount Funds Management, Mr. Harwin was a member of the investment team at Boxer Capital, LLC, an investment fund that was part of the Tavistock Group, based in San Diego. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT) and is a member of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE), Viridian Therapeutics, Inc. (Nasdaq: VRDN) and Spyre Therapeutics, Inc. (Nasdaq: SYRE). Mr. Harwin received a B.B.A. from Emory University.

We believe Mr. Harwin is qualified to serve as a member of the Board because his experience serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.

Samarth Kulkarni, Ph.D. Dr. Kulkarni has served as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka from February 2024 through the Closing. Dr. Kulkarni has served as the Chief Executive Officer of CRISPR Therapeutics AG (Nasdaq: CRSP), a biopharmaceutical company, since December 2017, where he has also served as a member and chair of the board of directors since June 2018 and September 2023, respectively. Previously, Dr. Kulkarni served as CRISPR’s President and Chief Business Officer from May 2017 to November 2017 and as Chief Business Officer from August 2015. Prior to joining CRISPR, Dr. Kulkarni was at McKinsey & Company, a global management consulting firm, from 2006 to 2015, with various titles, his most recent being Partner within the Pharmaceuticals and Biotechnology practice. Dr. Kulkarni has also served as a member of the boards of directors of Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology company, since 2019, including as lead independent director since September 2023, Repare Therapeutics Inc. (Nasdaq: RPTX), a precision oncology company, since November 2019 and Centessa Pharmaceuticals plc (Nasdaq: CNTA), a biotechnology company, since February 2021. Dr. Kulkarni received a Ph.D. in Bioengineering and Nanotechnology from the University of Washington and a B. Tech. from the Indian Institute of Technology. Dr. Kulkarni has authored several publications in leading scientific and business journals.

We believe that Dr. Kulkarni is qualified to serve as a member of the Board because of his experience as a consultant and an executive in the biopharmaceutical industry and his academic expertise and accomplishments.

Cameron Turtle, D.Phil. Dr. Turtle has served as a member of the board of directors of the Company since the Closing and of Pre-Merger Oruka from February 2024 through the Closing. Dr. Turtle has served as Chief Executive Officer and a member of the board of directors of Spyre Therapeutics, Inc. (formerly Aeglea BioTherapeutics, Inc.) (Nasdaq: SYRE), a biotechnology company, since November 2023 and, before that, as Chief Operating Officer from June 2023 to November 2023. Prior to joining Spyre, Dr. Turtle was an advisor to Spyre Therapeutics, Inc., a private biotechnology company, from May 2023 to June 2023. Previously, he served as Venture Partner at Foresite Labs, a life sciences investment firm, from July 2022 to May 2023; Chief Strategy Officer of BridgeBio Pharma (Nasdaq: BBIO), a biotechnology company, from January 2021 to April 2022; and Chief Business Officer of Eidos Therapeutics (Nasdaq: EIDX), a biopharmaceutical company, from November 2018 to January 2021, where he led business development, investor relations, and multiple operational functions as the company advanced an investigational medicine for a form of heart failure. Prior to joining BridgeBio and Eidos, he was a consultant at McKinsey & Company, a global management consulting firm, where he worked with pharmaceutical and medical device companies on topics including M&A, growth strategy, clinical trial strategy, and sales force optimization. Dr. Turtle received his B.S. with honors in Bioengineering from the University of Washington and his D.Phil. in Cardiovascular Medicine from the University of Oxford, St. John’s College. He is the recipient of several awards, including a Rhodes Scholarship, Goldwater Scholarship, Forbes 30 Under 30, San Francisco Business Times 40 Under 40, and the Biocom Life Sciences Catalyst Award.

We believe Dr. Turtle is qualified to serve as a member of the Board because of his experience as a leader in building, financing, and shaping biopharmaceutical organizations from preclinical development to late-stage clinical trials and commercialization.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Structure and Related Matters

Board Structure

Our business and affairs are managed under the direction of our Board. Our Board currently consists of six members. Each of our current directors will continue to serve until the election and qualification of their successor, or their earlier death, resignation or removal.

The authorized number of directors is determined from time to time solely by resolution of the Board. Our certificate of incorporation and bylaws provide that our directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the voting power of the common stock outstanding and entitled to vote thereon. In addition, only our Board is authorized to fill vacancies and any additional directorships resulting from an increase in the authorized number of directors.

Our certificate of incorporation establishes a classified Board consisting of three classes of directors with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders to succeed the directors of the same class whose terms are then expiring, with the other classes continuing for the remainder of their respective three-year terms. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2025 for Class I directors, 2026 for Class II directors, and 2027 for Class III directors.

●	Our Class I directors are Dr. Dambkowski and Mr. Harwin.

●	Our Class II directors are Dr. Klein and Dr. Turtle.

●	Our Class III directors are Ms. Ball and Dr. Kulkarni.

Director Independence

Our Board has reviewed the independence of all directors in light of each director’s (or any family member’s, if applicable) affiliations with the Company and members of management, as well as significant holdings of our securities and all other facts and circumstances that the Board has deemed relevant in determining the independence of each director. The Board has determined that each of the directors other than Lawrence Klein, our current President and Chief Executive Officer, including Kristine Ball, Carl Dambkowski, Peter Harwin, Samarth Kulkarni and Cameron Turtle, qualify as “independent directors” as defined by the Nasdaq listing rules.

Nasdaq listing rules have objective tests and a subjective test for determining who is an “independent director.” The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

Board Leadership Structure

Our Board has designated Dr. Kulkarni to serve as Chair of the Board. Although our bylaws do not require that we separate the Chief Executive Officer and Chair positions, our Board believes that having the positions be separate is the appropriate leadership structure for us at this time, as it helps facilitate independent Board oversight of management and allows the Chief Executive Officer to focus on strategy execution and managing the business while the Chair focuses on corporate governance and managing the Board.

Our Board recognizes that, depending on future circumstances, other leadership models, such as combining the roles of Chief Executive Officer and Chair, might be appropriate. Accordingly, our Board may periodically review its leadership structure. At any time when a non-independent director is serving as Chair, the independent directors will designate a lead independent director to preside at all meetings of the Board at which the Chair is not present, preside over executive sessions of the independent directors (which occur regularly throughout each year), serve as a liaison between the Chair and independent directors, and perform such additional duties as our Board may otherwise determine and delegate.

Role of Our Board in Risk Oversight

We face a number of risks, including those described under the section titled “Risk Factors”. Our Board believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board, both as a whole and at the committee level, has oversight responsibility relating to risks that could affect the strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of our senior management on material risks to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for managing and assessing risks and the implementation of processes and controls to mitigate their effects on the Company. Our Board believes its administration of its risk oversight function has not significantly impacted its selection of the current leadership structure.

Board Committees

We currently have an Audit Committee, a Compensation Committee, and a Governance Committee. We believe that the functioning and composition of these committees complies with the requirements of Nasdaq listing rules and SEC rules and regulations. Each committee has the responsibilities described below.

Audit Committee

The Audit Committee currently comprises Ms. Ball, Dr. Dambkowski, and Dr. Turtle, each of whom qualifies as an independent director for Audit Committee purposes, as defined under the rules of the SEC and the applicable Nasdaq listing rules and has sufficient knowledge in financial and auditing matters to serve the Audit Committee. Ms. Ball chairs the Audit Committee and is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act.

The primary responsibilities of the Audit Committee are to oversee our accounting and financial reporting processes, including the audits of the financial statements, and the internal and external audit processes. The Audit Committee also oversees the system of internal controls established by management and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for the review, consideration and approval or ratification of related party transactions. The Audit Committee further oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

Compensation Committee

The Compensation Committee currently comprises Mr. Harwin, Dr. Kulkarni and Dr. Turtle, each of whom qualifies as an independent director for Compensation Committee purposes, as defined under the rules of the SEC and the applicable Nasdaq listing rules. Dr. Turtle chairs the Compensation Committee.

The primary responsibility of the Compensation Committee is to periodically review and approve the compensation and other benefits of our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of the goals and objectives and setting or recommending to the Board the officers’ compensation. The Compensation Committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval, in addition to approving the grant of equity awards under those plans.

Governance Committee

The Governance Committee currently comprises Ms. Ball, Dr. Kulkarni and Mr. Harwin, each of whom qualifies as an independent director, as defined under applicable Nasdaq listing rules. Mr. Harwin chairs the Governance Committee.

The Governance Committee is responsible for engaging in succession planning for our Board, developing and recommending to the Board criteria for identifying and evaluating qualified director candidates and making recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the Governance Committee is responsible for overseeing corporate governance matters. The Governance Committee is also responsible for overseeing the structure, composition and functioning of the Board and its committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees. The full text of our Code of Conduct and Ethics is posted on our website at https://ir.orukatx.com/corporate-governance. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. Any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, will be posted on our website to the extent required by applicable rules. The Audit Committee is responsible for applying and interpreting our Code of Conduct and Ethics in situations where questions are presented to it. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

EXECUTIVE COMPENSATION

All of the information contained in the sections below generally relates to ARCA compensation for fiscal years 2023 and 2022 and was included in the definitive proxy statement/prospectus filed on Form S-4 with the SEC and declared effective on July 24, 2024 (the “Proxy Statement/Prospectus”). Such information has not been adjusted to reflect the effects of the Reverse Stock Split. Since the date of the Proxy Statement/Prospectus, there have been several changes to our senior management, including the following:

●	Thomas A. Keuer’s resignation as our President and Chief Operating Officer, effective as of August 29, 2024, and termination of employment, effective as of September 1, 2024.

●	C. Jeffrey Dekker’s resignation as our Chief Financial Officer, effective as of August 29, 2024, and termination of employment, effective as of September 1, 2024. Mr. Dekker has entered into a consulting agreement with us, effective as of August 30, 2024, to provide transition services through August 30, 2025, unless terminated earlier in accordance with the agreement.

●	Lawrence Klein’s appointment as our President and Chief Executive Officer, effective as of August 29, 2024.

●	Arjun Agarwal’s appointment as our Senior Vice President, Finance and Treasurer, effective as of August 29, 2024.

●	Joana Goncalves’s appointment as our Chief Medical Officer, effective as of August 29, 2024.

●	Paul Quinlan’s appointment as our General Counsel and Corporate Secretary, effective as of August 29, 2024.

ARCA Executive Compensation

The following table shows for the fiscal years ended December 31, 2023 and December 31, 2022, compensation awarded to, paid to, or earned by ARCA’s principal executive officer and its two most highly compensated executive officers as of December 31, 2023, collectively, the ARCA named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	All Other Compensation ($)(3)	Total ($)
Michael R. Bristow	2023	345,000	—	—	13,800	358,800
Former President and Chief Executive Officer(4)	2022	345,000	—	—	13,800	358,800
Thomas A. Keuer	2023	340,000	35,000	—	25,802	400,802
President and Chief Operating Officer	2022	340,000	—	88,400	20,593	448,993
C. Jeffrey Dekker	2023	270,000	35,000	—	18,072	323,072
Chief Financial Officer

(1)	The amounts reported under “Salary” in the above table represent the actual amounts paid during the calendar year. Because ARCA’s actual pay dates do not always coincide with the first and last days of the year, these amounts may differ from the base salary amounts authorized by ARCA’s board of directors.
(2)	The amounts reported under “Bonus” in the above table represent retention bonuses paid to each of Thomas A. Keuer and C. Jeffrey Dekker in December 2023. These amounts were previously reported as “All Other Compensation” in ARCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(3)	Represents 401(k) Company match in the amount of $13,800 for Michael R. Bristow in each of 2023 and 2022, $15,000 and $13,600 for Thomas A. Keuer in 2023 and 2022, and $11,579 for C. Jeffrey Dekker in 2023, Health Savings Account contributions by ARCA in the amount of $850 for Thomas A. Keuer in 2022, and $3,960 for C. Jeffrey Dekker in 2023, group term life premiums in the amount of $9,602 and $4,989 for Thomas A. Keuer in 2023 and 2022, and $2,533 for C. Jeffrey Dekker in 2023, and cell phone reimbursements in the amount of $1,200 and $1,154 for Thomas A. Keuer in 2023 and 2022.
(4)	Dr. Bristow and ARCA mutually agreed to conclude Dr. Bristow’s employment effective April 3, 2024.

Narrative Disclosure to Summary Compensation Table

Employment Agreements or Arrangements

Michael R. Bristow, M.D., Ph.D.    Dr. Bristow served as ARCA’s President and Chief Executive Officer under an Employment and Retention Agreement dated as of June 4, 2008, as amended. Pursuant to such employment agreement, Dr. Bristow was permitted to continue his academic work for the University of Colorado Health Sciences Center and for the Cardiovascular Institute, so long as it did not interfere with his duties as President and Chief Executive Officer of ARCA.

In connection with Dr. Bristow’s separation on April 3, 2024, ARCA and Dr. Bristow entered into a separation agreement (the “Separation Agreement”) pursuant to which ARCA paid Dr. Bristow a lump sum amount equal to $370,000, less applicable tax withholding, which consisted of (i) 12 months of Dr. Bristow’s base salary as of the last date of his employment and (ii) a $25,000 cash payment. The separation payments were conditioned on Dr. Bristow not revoking the Separation Agreement.

ARCA and Dr. Bristow also entered into a consulting agreement, effective April 3, 2024 (the “Consulting Agreement”), pursuant to which Dr. Bristow provided certain consulting services to ARCA through the earlier of (i) the completion of services under the Consulting Agreement, (ii) a termination in accordance with the terms of the Consulting Agreement, and (iii) a change of control of ARCA (as defined in ARCA’s 2020 Equity Incentive Plan (the “2020 Plan”)). During the consulting term, Dr. Bristow continued to vest in his outstanding equity awards.

Thomas A. Keuer.    Mr. Keuer served as ARCA’s President and Chief Operating Officer until August 29, 2024 under an Amended and Restated Employment Agreement that was effective as of January 1, 2015. The potential severance payments and benefits available under Mr. Keuer’s employment agreement as in effect on December 31, 2023 are set forth in Item 11 of ARCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

On December 8, 2022, the Compensation Committee approved a retention bonus of $100,000 for Mr. Keuer, subject to continued employment with ARCA through the earlier of a change in control of ARCA or certain clinical development decisions. On November 29, 2023, the Compensation Committee approved the amendment of the retention bonus letter between ARCA and Mr. Keuer to (i) increase the aggregate amount of the retention bonus by 50%, to $150,000, and (ii) in order to assist with tax obligations associated with the vesting of certain ARCA restricted stock unit awards, provided that $35,000 of Mr. Keuer’s retention bonus was paid on December 8, 2023. On April 20, 2024, the board of directors of ARCA approved the second amendment of the retention bonus letter between ARCA and Mr. Keuer to increase the aggregate amount of the retention bonus by 33.33% to $200,000.

In connection with Mr. Keuer’s termination of employment, which was considered to be without “cause” related to a change in control for purposes of his employment agreement, ARCA agreed to pay Mr. Keuer, in exchange for his execution of a legal release of claims, a severance payment equivalent to (i) 12 months of his base salary, (ii) the unpaid portion of his retention bonus noted above equal to $165,000, and (iii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 12 months.

C. Jeffrey Dekker.    Mr. Dekker served as ARCA’s Chief Financial Officer until August 29, 2024 under an Employment Agreement that was effective as of May 10, 2021. Mr. Dekker served as ARCA’s Secretary since April 2023 until August 29, 2024.

Under his employment agreement, Mr. Dekker was entitled to receive an annual base salary of $270,000, subject to annual increases if approved by ARCA’s board of directors or Compensation Committee and was eligible to receive an annual target bonus of 35% of his base salary as determined by ARCA’s board of directors or Compensation Committee in its sole discretion. The potential severance payments and benefits available under Mr. Dekker’s employment agreement as in effect on December 31, 2023 are set forth in Item 11 of ARCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

On December 8, 2022, the Compensation Committee approved a retention bonus of $100,000 for Mr. Dekker, subject to continued employment with ARCA through the earlier of a change in control of ARCA or certain clinical development decisions. On November 29, 2023, the Compensation Committee approved the amendment of the retention bonus letter between ARCA and Mr. Dekker to (i) increase the aggregate amount of the retention bonus by 50%, to $150,000, and (ii) in order to assist with tax obligations associated with the vesting of certain ARCA restricted stock unit awards, provided that $35,000 of Mr. Dekker’s retention bonus was paid on December 8, 2023. On April 20, 2024, the board of directors of ARCA approved the second amendment of the retention bonus letter between ARCA and Mr. Dekker to increase the aggregate amount of the retention bonus by 33.33% to $200,000.

In connection with Mr. Dekker’s termination of employment, which was considered to be without “cause” related to a change in control for purposes of his employment agreement, ARCA agreed to pay Mr. Dekker, in exchange for his execution of a legal release of claims, a severance payment equivalent to (i) 12 months of his base salary, (ii) the unpaid portion of his retention bonus noted above equal to $165,000, and (iii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 12 months.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2023, certain information regarding outstanding equity awards at fiscal year-end for ARCA named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael R. Bristow, Former President and Chief Executive Officer	408	—		245.70	2/26/2024
	205	—		84.42	2/11/2025
	1,511	—		59.40	6/8/2026
	2,333	—		45.00	2/15/2027
	142,500	47,500	(1)(4)	4.27	12/21/2030
	63,334	31,666	(2)(4)	2.29	12/14/2031
Thomas A. Keuer, President and Chief Operating Officer	83	—		245.70	2/26/2024
	108	—		84.42	2/11/2025
	866	—		59.40	6/8/2026
	1,400	—		45.00	2/15/2027
	52,500	17,500	(1)(4)	4.27	12/21/2030
	23,334	11,666	(2)(4)	2.29	12/14/2031
C. Jeffrey Dekker, Secretary, Chief Financial Officer	35,521	19,479	(3)(4)	3.06	5/10/2031
	11,800	5,900	(2)(4)	2.29	12/14/2031

(1)	Options vest in 48 monthly installments measured from December 21, 2020.
(2)	Options vest in 36 monthly installments measured from December 14, 2021.
(3)	Options vested 25% after one year, then in 36 monthly installments measured from May 10, 2021.
(4)	In the event of a change in control of ARCA, 50% of the unvested shares subject to this award shall become fully and immediately vested upon the closing date of such change in control, provided, however, that on the earlier of (i) the one-year anniversary of the closing date or (ii) involuntary termination, any options that remain unvested on such earlier date shall become fully and immediately vested.

ARCA Director Compensation

All of the information contained in the sections below generally relates to compensation for our fiscal year 2023 and was included in the Proxy Statement/Prospectus. Such information has not been adjusted to reflect the effects of the Reverse Stock Split. Since the date of the Proxy Statement/Prospectus, there have been several changes to the composition of our Board, including the following:

●	Linda Grais, Anders Hove, Robert Conway, James Flynn and Jacob Ma-Weaver resigned from our Board, effective as of August 29, 2024.

●	Lawrence Klein, Kristine Ball, Carl Dambkowski, Peter Harwin, Samarth Kulkarni and Cameron Turtle were appointed to our Board, effective as of August 29, 2024.

The following table shows for the fiscal year ended December 31, 2023, certain information with respect to the compensation of all non-employee directors of ARCA:

Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Linda Grais(3)	162,500	—	162,500
Raymond L. Woosley(4)(10)	55,000	—	55,000
Robert E. Conway(5)	195,000	—	195,000
Dan J. Mitchell(6)(10)	52,500	—	52,500
Anders Hove(7)	150,000	—	150,000
Jacob Ma-Weaver(8)	130,000	—	130,000
James Flynn(9)	40,000	—	40,000

(1)	Dr. Bristow, ARCA’s former President and Chief Executive Officer, was also a director during the year ended December 31, 2023, but did not receive any additional compensation for his service as a director. Dr. Bristow’s compensation as an executive officer is set forth above under “Executive Compensation — Summary Compensation Table.”
(2)	The amounts reported under “Option Awards” in the above table reflect the grant date fair value of these awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effects of estimated forfeitures. The value of stock option awards was estimated using the Black-Scholes option-pricing model. The valuation assumptions used in the valuation of option grants may be found in Note 8 to ARCA’s financial statements included in this annual report on Form 10-K for the year ended December 31, 2023.
(3)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Dr. Grais was 19,458, all of which were fully vested. Includes $52,500 for Special Committee compensation for 2022 approved and paid in 2023, as discussed below and $52,500 for 2023 approved and paid in 2024.
(4)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Dr. Woosley was 19,458, all of which were fully vested.
(5)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Mr. Conway, Chairman of ARCA’s board of directors, was 19,458, all of which were fully vested. Includes $52,500 for Special Committee compensation for 2022 approved and paid in 2023, as discussed below and $52,500 for 2023 approved and paid in 2024.
(6)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Mr. Mitchell was 19,577, all of which were fully vested.
(7)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Dr. Hove was 18,999, all of which were fully vested. Includes $52,500 for Special Committee compensation for 2022 approved and paid in 2023, as discussed below and $52,500 for 2023 approved and paid in 2024.
(8)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Mr. Ma-Weaver was 18,000, of which 12,000 shares were fully vested. Includes $37,500 for Special Committee compensation for 2022 approved and paid in 2023, as discussed below and $52,500 for 2023 approved and paid in 2024.
(9)	The aggregate number of shares issuable upon exercise of option awards outstanding at December 31, 2023, for Mr. Flynn was 12,000, of which 4,000 shares were vested.
(10)	These directors resigned from ARCA’s board of directors effective February 2, 2024.

In 2021, ARCA revised its compensation plan for non-employee directors to provide that non-employee directors will be compensated for their service on ARCA’s board of directors, as follows:

●	Each non-employee director will receive an annual retainer fee of $40,000;

●	As additional compensation for their services, each non-employee director will receive (i), upon joining ARCA’s board of directors, an initial option grant to purchase 12,000 shares of ARCA’s Common Stock under the 2020 Plan, (ii), in 2021 the members of the board of directors received a one-time retention option grant to purchase 12,000 shares of ARCA’s Common Stock under the 2020 Plan, and (iii), on an annual basis as of the date of ARCA’s annual stockholder meeting, an annual option grant to purchase 6,000 shares of ARCA’s Common Stock under the 2020 Plan; provided that such non-employee director has served on ARCA’s board of directors for at least six months prior to the date of grant (unless such six-month period is modified by recommendation of the Nominating and Corporate Governance Committee and approved by the Compensation Committee);

●	The Chairman of ARCA’s board of directors will receive an additional annual retainer fee of $30,000;

●	ARCA’s Audit Committee chair will receive an additional annual retainer fee of $15,000;

●	The chairs of ARCA’s Compensation Committee and Nominating and Corporate Governance Committee will each receive an additional annual retainer fee of $10,000;

●	Each non-chair member of ARCA’s Audit Committee will receive an additional annual retainer fee of $7,500; and

●	Each non-chair member of ARCA’s Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer fee of $5,000.

On January 30, 2024, ARCA approved paying compensation to its existing non-employee directors, pursuant to ARCA’s Director Compensation Policy, by granting to Dr. Linda Grais, Dr. Anders Hove, Mr. Robert Conway, Mr. Daniel Mitchell, Dr. Raymond Woosley, Mr. James Flynn and Mr. Jacob Ma-Weaver options to purchase 6,000 shares of common stock at an exercise price of $1.64 per share, the closing price of ARCA’s common stock on January 30, 2024. The options are subject to the terms and conditions of the 2020 Plan and ARCA’s standard forms of Stock Option Agreement and Option Grant Notice for the 2020 Plan. The options vest in 12 equal monthly installments beginning on January 30, 2024, assuming Dr. Grais’, Dr. Hove’s, Mr. Conway’s, Mr. Mitchell’s, Dr. Woosley’s, Mr. Flynn’s and Mr. Ma-Weaver’s continued service on the Board for such periods.

In 2022, ARCA’s board of directors established a Special Committee to evaluate strategic options for maximizing stockholder value. The Special Committee includes ARCA board Chairman Robert E. Conway (chair), and board members Linda Grais, M.D., Anders Hove, M.D. and Jacob Ma-Weaver. In December 2023, based on the recommendation of the Nominating and Corporate Governance Committee, the board determined that each member of the Special Committee will be paid $7,500 per month for each month of substantive service on the Special Committee. In December 2023, payments for 2022 service were made to the members of the Special Committee of $52,500 to each of Robert E. Conway, Linda Grais, M.D., Anders Hove, M.D. and $37,500 to Jacob Ma-Weaver (joined the Committee in June 2022). Payments for 2023 service were paid in 2024 to the members of the Special Committee consisting of $52,500 to each of Robert E. Conway, Linda Grais, M.D., Anders Hove, M.D. and Jacob Ma-Weaver. Payments for 2024 service through April 2024 were paid in 2024 to the members of the Special Committee consisting of $30,000 to each of Robert E. Conway, Linda Grais, M.D., Anders Hove, M.D. and Jacob Ma-Weaver.

2024 Director Compensation Program

On September 17, 2024, our Board approved an updated director compensation program for non-employee members of our Board that provides for the following annual cash retainers:

Annual Cash Retainer	$40,000
Annual Board Chair Retainer	$30,000
Audit Committee Retainers:
Chair	$15,000
Non-Chair Member	$7,500
Compensation Committee Retainers:
Chair	$12,000
Non-Chair Member	$6,000
Nominating and Corporate Governance Committee Retainers
Chair	$10,000
Non-Chair Member	$5,000

In connection with the Company’s annual meeting of stockholders, each member of the Board will receive an annual grant of stock options to purchase 17,500 shares of common stock, which will vest in equal monthly installments over 12 months so long as such director joined the Board prior to January 1 of the year in which such annual meeting occurs. In addition, in connection with a non-employee director’s initial appointment to the Board, they will receive an initial grant of stock options to purchase 35,000 shares of common stock, which will vest in equal monthly installments over 36 months.

All members of the Board are also reimbursed for reasonable and documented out-of-pocket travel and lodging expenses incurred in connection with attending meetings and activities of the Board and its committees.

ARCA EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2023, for all of ARCA’s equity compensation plans and has not been adjusted to reflect the effects of the Reverse Stock Split:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options or Upon Vesting of Restricted Stock Units (a)	Weighted Average Exercise Price of Outstanding Options ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	616,707	$4.76	459,718
Equity compensation plans not approved by security holders	—	—	—
Total	616,707	$4.76	459,718

On December 10, 2020, ARCA stockholders approved the 2020 Plan at ARCA’s 2020 annual meeting of stockholders. The 2020 Plan is the successor to the Amended and Restated ARCA biopharma, Inc. 2013 Equity Incentive Plan (the “2013 Plan”). A description of the 2020 Plan is set forth in Note 8 to ARCA’s financial statements included in the Proxy Statement/Prospectus. The 2020 Plan only has options outstanding as of December 31, 2023; no warrants or rights are outstanding under this plan; therefore, all values in the above table relate solely to the outstanding options.

On September 17, 2013, ARCA stockholders approved the 2013 Plan at ARCA’s 2013 annual meeting of stockholders. On June 9, 2016, ARCA stockholders approved an amendment to the 2013 Plan (as amended, the “Amended 2013 Plan”). A description of the 2013 Plan and the Amended 2013 Plan is set forth in Note 8 to ARCA’s financial statements included in the Proxy Statement/Prospectus. The Amended 2013 Plan only has options outstanding as of December 31, 2023; no warrants or rights are outstanding under this plan; therefore, all values in the above table relate solely to the outstanding options.

Compensation Risks

ARCA believes its approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm the value or reward poor judgment by its executives. ARCA believes several features of its programs reflect sound risk management practices. ARCA believes it has allocated compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The multi-year vesting of equity awards properly accounts for the time horizon of risk. Furthermore, ARCA’s Compensation Committee assesses and monitors whether any of ARCA’s compensation policies and programs has the potential to encourage excessive risk-taking on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our Common Stock as of November 1, 2024.

●	each person or group of affiliated persons, who is known by us to be the beneficial owner of more than 5% of Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current directors and executive officers as a group.

The column entitled “Percentage of Shares Outstanding Beneficially Owned” is based on a total of 34,998,550 shares of our Common Stock outstanding as of November 1, 2024.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the Common Stock. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the date of this table are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Due to the conversion limitations on the Series A Preferred Stock, shares of underlying common stock have been excluded from beneficial ownership set forth below. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Oruka Therapeutics, Inc., 855 Oak Grove Ave., Suite 100, Menlo Park, CA 94025.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Entities affiliated with Fairmount Funds Management LLC(1)	7,941,690	19.99%
FMR LLC(2)	4,682,300	13.38%
Entities affiliated with Venrock Healthcare Capital Partners(3)	3,541,941	9.99%
Entities affiliated with RTW Investments, LP(4)	1,963,147	5.61%
Named Executive Officers and Directors:
Lawrence Klein(5)	852,338	2.44%
Arjun Agarwal	—	*
Joana Goncalves	—	*
Paul Quinlan	—	*
Michael R. Bristow(6)	399	*
Thomas A. Keuer(7)	3,394	*
C. Jeffrey Dekker(8)	3,333	*
Cameron Turtle(9)	85,233	*
Samarth Kulkarni	—	*
Peter Harwin(1)	7,941,690	19.99%
Carl Dambkowski	—	*
Kristine Ball	—	*
All executive officers and directors as a group (9 persons)(10)	8,879,261	22.67%

*	Less than 1%.

(1)

Consists of (i) (A) 638,614 shares of common stock, (B) 316,025 shares of common stock issuable upon the exercise of pre-funded warrants and (C) 4,413,743 shares of common stock issuable upon conversion of 52,965 shares of Series B Preferred Stock held by Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”) and (ii) 2,573,308 shares of common stock held by Fairmount Healthcare Co-Invest III L.P. (“Fairmount Fund III”). Excludes (i) 4,981,639 shares of common stock issuable upon the exercise of the pre-funded warrants, (ii) 7,014,406 shares of common stock issuable upon the conversion of 84,173 shares of Series B Preferred Stock and (iii) 160,000 shares of common stock issuable upon the conversion of 160 shares of Series A Preferred Stock owned by Fairmount Fund II. The pre-funded warrants and Series A Preferred Stock are subject to a beneficial ownership limitation of 9.99% and the shares of Series B Preferred Stock are subject to a beneficial ownership limitation of 19.99%, which such limitations restrict Fairmount Funds Management LLC (“Fairmount”) and its affiliates from exercising that portion of the warrants and converting those shares of preferred stock that would result in Fairmount and its affiliates owning, after exercise or conversion, a number of shares of common stock in excess of the applicable ownership limitation. At such time as Fairmount and its affiliates beneficially own 9.0% or less of the shares of common stock, the beneficial ownership limitation applicable to the shares of Series B Preferred Stock will automatically reduce to 9.99%. Fairmount serves as investment manager for Fairmount Fund II and Fairmount Fund III. Fairmount Fund II and Fairmount Fund III have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II and Fairmount Fund III’s portfolios. Because Fairmount Fund II and Fairmount Fund III have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II and Fairmount Fund III disclaim beneficial ownership of the securities they hold. The general partner of Fairmount is Fairmount Funds Management GP LLC (“Fairmount GP”). As managing members of Fairmount GP, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II and Fairmount Fund III. Fairmount, Fairmount GP, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)	All of the shares listed in the table above are owned by funds or accounts managed by direct or indirect subsidiaries of FMR LLC, all of which shares are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)	Consists of (i) 2,350,074 shares of common stock and 351,506 shares of common stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners EG, L.P. (“VHCPEG”), (ii) 668,656 shares of common stock and 95,284 shares of common stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners III, L.P. (“VHCP3”), and (iii) 66,890 shares of common stock and 9,531 shares of common stock issuable upon the exercise of pre-funded warrants held by VHCP Co-Investment Holdings III, LLC (“VHCPCo3”). Excludes (i) 54,474, 12,504 and 1,244 shares of common stock issuable upon the exercise of the pre-funded warrants held by VHCPEG, VHCP3 and VHCPCo3, respectively, and (ii) 157,000, 39,000 and 4,000 shares of common stock issuable upon the conversion of Series A Preferred Stock held by VHCPEG, VHCP3 and VHCPCo3, respectively. The pre-funded warrants and Series A Preferred Stock are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Venrock Healthcare Capital Partners and its affiliates from exercising that portion of the warrants or Series A Preferred Stock that would result in Venrock Healthcare Capital Partners and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable ownership limitation. VHCP Management III, LLC (“VHCPM3”) is the sole general partner of VHCP3 and the sole manager of VHCPCo3. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCPEG. As voting members of VHCPM3 and VHCPM EG, Dr. Bong Koh and Nimish Shah may be deemed beneficial owners of any securities beneficially owned by VHCPM3 and VHCPM EG. The principal business address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(4)	Consists of 1,963,147 shares of common stock held in the aggregate by RTW Master Fund, Ltd. (“RTW Master Fund”), RTW Innovation Master Fund, Ltd. (“RTW Innovation Master Fund”), and RTW Biotech Opportunities Operating Ltd. (“RTW Biotech” and together with RTW Master Fund and RTW Innovation Fund, the “RTW Funds”). Excludes 95,000 shares of common stock issuable upon the conversion of Series A Preferred Stock held in the aggregate by the RTW Funds. The Series A Preferred Stock is subject to a beneficial ownership limitation of 9.99%, which such limitations restrict the RTW Funds and its affiliates from exercising that portion of the Series A Preferred Stock that would result in the RTW Funds and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable ownership limitation. RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The principal business address of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

(5)	Includes 852,338 shares of restricted voting common stock.

(6)	Includes (i) 92 shares owned by Investocor Trust, of which Dr. Bristow is the sole trustee and (ii) 117 shares owned by NFS as Custodian for Michael Bristow’s IRA. Dr. Bristow and ARCA mutually agreed to conclude Dr. Bristow’s employment effective April 3, 2024.

(7)	Mr. Keuer resigned as named executive officer at the Closing and his last day of employment was September 1, 2024, which termination was considered to be without “cause” related to a change in control for purposes of his employment agreement with ARCA.

(8)	Mr. Dekker resigned as named executive officer at the Closing and his last day of employment was September 1, 2024, which termination was considered to be without “cause” related to a change in control for purposes of his employment agreement with ARCA.

(9)	Includes 85,233 shares of restricted voting common stock held by the Turtle Family Trust, for which Mr. Turtle serves as Trustee.

(10)	See notes (1), (5) and (9) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed in the “Certain Relationships and Related Party Transactions of the Combined Company” section of the Proxy Statement/Prospectus, the following is a description of each transaction involving (1) the Company since the Closing, including proposed transactions, (2) Pre-Merger Oruka since February 6, 2024 (its inception) through the Closing, and (3) ARCA, beginning on January 1, 2022, and in which:

●	the Company, Pre-Merger Oruka, or ARCA has been, or is to be, a participant;

●	the amount involved exceeded or will exceed the lesser of $120,000 and 1% of the average of either the Company’s, Pre-Merger Oruka’s, or ARCA’s assets (as the case may be); and

●	in which the directors, executive officers, former directors, former executive officers, director nominees and holders of more than 5% of capital stock of the Company, Pre-Merger Oruka, or ARCA (as the case may be), or other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, had or will have a direct or indirect material interest.

Other than the compensation agreements and other arrangements disclosed above under the heading “Executive Compensation,” and the transactions described below, since the filing date of the Proxy Statement/Prospectus, there were no transactions or series of similar transactions to which ARCA, Pre-Merger Oruka, or the Company were a party in which the amount involved exceed $120,000 (or, if less, 1% of the average of ARCA, Pre-Merger Oruka, or the Company’s total asset amounts (as the case may be)) and in which any director, executive officer, holder of 5% or more of any class of ARCA’s, Pre-Merger Oruka’s or the Company’s capital stock (as the case may be) or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had a direct or indirect material interest.

ARCA Transactions

Transactions With ARCA’s Former President and Chief Executive Officer

ARCA previously entered into unrestricted research grants with its former President and Chief Executive Officer’s academic research laboratory at the University of Colorado. Funding of any unrestricted research grants was contingent upon ARCA’s financial condition, and could be deferred or terminated at ARCA’s discretion. There was no expense under these arrangements for the three months ended March 31, 2024. Total expense under these arrangements for the three months ended March 31, 2023 was $108,000. Total expense under these arrangements for the years ended December 31, 2023 and 2022 was $(91,000) and $432,000, respectively. In December 2023, ARCA made a payment of $125,000 for the grant period July 2022 through December 2023 under these arrangements. In April 2024, the President and Chief Executive Officer resigned.

Cooperation Agreement

ARCA was a party to a Cooperation Agreement (the “Cooperation Agreement”) with Cable Car Capital LLC, The Funicular Fund, LP, Funicular Funds, LP and Jacob Ma-Weaver (collectively, “Cable Car”).

Pursuant to the Cooperation Agreement, ARCA’s board of directors appointed Mr. Ma-Weaver as a Class III director with a term expiring at ARCA’s 2024 annual meeting of stockholders, effective June 15, 2022 and appointed Mr. Ma-Weaver to the Special Committee of ARCA’s board of directors (the “First Director Appointment”). Mr. Ma-Weaver resigned from ARCA’s board of directors immediately prior to the Closing.

Additionally, under the terms of the Cooperation Agreement, ARCA and Cable Car initiated a process and subsequently identified a mutually acceptable second independent director, Mr. James Flynn, to join ARCA’s board of directors. Mr. Flynn was elected as director at the 2022 annual meeting of stockholders. Mr. Flynn resigned from ARCA’s board of directors immediately prior to the Closing.

Under the terms of the Cooperation Agreement, Cable Car agreed to abide by customary standstill restrictions from the date of the Cooperation Agreement until the earlier to occur of (i) the 180th day after the First Director Appointment is no longer serving as a director of ARCA and (ii) the 90th day prior to the 2023 Annual Meeting (such period, the “Cooperation Period”), including that Cable Car would not, among other things, (i) seek additional representation, or the removal of an existing director, on ARCA’s board of directors, (ii) engage in any solicitation of proxies, or (iii) initiate, propose or otherwise solicit, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 of ARCA’s stockholders for the approval of, any stockholder proposal. The Cooperation Period expired on November 1, 2023, the 90th day prior to the 2023 Annual Meeting.

ARCA and Cable Car also agreed to customary mutual non-disparagement obligations.

Pre-Merger Oruka Transactions

Private Placements of Securities

Pre-Merger Oruka Series A Preferred Stock and Convertible Note Financing

On March 6, 2024, Oruka entered into a Convertible Note Purchase Agreement with Fairmount Healthcare Fund II, L.P. (“Fairmount Fund II”), whereby Oruka issued and sold to Fairmount Fund II (i) an aggregate of 20,000,000 shares of Pre-Merger Oruka Series A Preferred Stock at a purchase price of $0.15 per share and (ii) a convertible note (the “Convertible Note”) with an initial principal amount of $25.0 million at an interest rate of 12% per annum, for aggregate gross proceeds of $28 million. Fairmount Fund II contributed the aggregate principal amount of $25.0 million and all accrued interest under the Convertible Note (unpaid accrued interest of $1.5 million divided by the conversion price of $66.62 ($5.55 prior to the impact of the Reverse Stock Split) per share) in exchange for Pre-Merger Oruka Common Stock and Pre-Merger Oruka pre-funded warrants in connection with the Pre-Closing Financing (as defined below), immediately prior to the completion of the Merger. Fairmount Funds Management (“Fairmount”) is the investment manager of Fairmount Fund II. Peter Harwin, one of our directors, is a managing member of Fairmount.

Pre-Merger Oruka Pre-Closing Financing

On April 3, 2024, in connection with the execution of the Merger Agreement, Pre-Merger Oruka entered into the Subscription Agreement to consummate the Pre-Closing Financing. Pursuant to the Subscription Agreement, the Financing Investors purchased 39,873,706 shares of Pre-Merger Oruka common stock and 9,664,208 Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note and accrued interest on such note which converted to 4,764,032 shares of Pre-Merger Oruka common stock), immediately prior to the Closing and before the effect of the Reverse Stock Split. Three of the investors or their affiliates were beneficial holders of more than 5% of Pre-Merger Oruka’s capital stock, and the table below sets forth the number of shares of Pre-Merger Oruka common stock and Pre-Merger Oruka pre-funded warrants purchased by such holders at the closing of the Pre-Closing Financing.

Participant	Shares of Pre-Merger Oruka Common Stock	Pre-funded Warrants of Pre-Merger Oruka	Total Purchase Price
Entities affiliated with Fairmount	5,139,797	9,271,241	$79,907,282	(1)
Entities affiliated with Venrock Healthcare Capital Partners	5,011,172	392,967	$29,996,067
Entities affiliated with FMR LLC	4,503,445	—	$24,999,974

(1)	Includes $25.0 million of proceeds previously received by Pre-Merger Oruka from the issuance of the Convertible Note and accrued interest on such note, with the remainder of the purchase price paid in cash.

Company Transactions

September 2024 Private Placement

On September 11, 2024, the Company entered into the SPA with the Selling Stockholders to consummate the Private Placement. Pursuant to the SPA, the Selling Stockholders purchased (i) an aggregate of 5,600,000 shares of Common Stock, at a price per share of $23.00, (ii) an aggregate of 2,439 shares of Series A Preferred Stock (each Series A Preferred Stock is convertible into 1,000 shares of Company Common Stock), at a price per share of $23,000.00, and (iii) pre-funded warrants to purchase an aggregate of 680,000 shares of Common Stock at a purchase price of $22.999 per pre-funded warrant, which represents the per share purchase price of the Private Placement Common Shares less the $0.001 per share exercise price for each pre-funded warrant, for an aggregate purchase price of approximately $200.5 million. Subject to receiving the requisite stockholder approval and certain beneficial ownership limitations set by each holder of Series A Preferred Stock, each share of Series A Preferred Stock will automatically convert into an aggregate of 1,000 shares of Common Stock. Three of the Selling Stockholders or their affiliates were beneficial holders of more than 5% of the Company’s capital stock, and the table below sets forth the number of shares of Common Stock, Series A Preferred Stock and pre-funded warrants purchased by such holders at the closing of the Private Placement.

Participant	Shares of Common Stock	Series A Preferred Stock	Pre-Funded Warrants	Total Purchase Price
Entities affiliated with FMR LLC	2,105,000	830	—	$67,505,000
Entities affiliated with Venrock Healthcare Capital Partners	150,000	200	300,000	$14,949,700
Entities affiliated with Fairmount	275,000	160	—	$10,005,000

Our Relationship with Paragon and Paruka

We are party to a number of agreements with Paragon and Paruka. Paragon and Paruka beneficially own more than 5% of our capital stock through their joint holdings of our Common Stock. Fairmount beneficially owns more than 5% of our capital, one of Fairmount’s employees serves on our Board, and Fairmount beneficially owns more than 5% of Paragon. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon, but is not the beneficial owner of Paragon’s securities. Paruka is an entity formed by Paragon as a vehicle to hold equity in our Company in order to share profits with certain employees of Paragon.

In March 2024, Pre-Merger Oruka entered into the Option Agreements with Paragon and Paruka. Under the terms of the Option Agreements, Paragon identifies, evaluates and develops antibodies directed against certain mutually agreed therapeutic targets of interest to us. The Option Agreements include two selected targets, IL-23 (ORKA-001) and IL-17A/F (ORKA-002). Under the Option Agreements, we have the exclusive options to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture, and commercialize the antibodies and products directed to the selected targets (each, an “Option”), with the exception of pursuing ORKA-001 for the treatment of inflammatory bowel disease. If we exercise our options, we will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale. From time to time, we can choose to add additional targets to the collaboration by mutual agreement with Paragon. During the three months ended September 30, 2024, we exercised our option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in our condensed consolidated statements of operations and comprehensive loss for the three months ended September 30, 2024. As of September 30, 2024, this amount is included under related party accounts payable and other current liabilities on the condensed consolidated balance sheet.

Our exclusive Option with respect to each research program for a particular target initiated by the parties (“Research Program”) is exercisable at our sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following (i) with respect to any Research Program other than ORKA-001, the delivery of the data package from Paragon related to the results of the Research Plan activities, or (ii) with respect to ORKA-001, the completion of the IL-23 antibody selection process described in the agreement (the “Option Period”). There is no payment due upon exercise of an Option pursuant to the Option Agreements.

Unless terminated earlier, the Option Agreements shall continue in force on a Research Program-by-Research Program basis until the earlier of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by us; (ii) the expiration of the 30-day period after we exercise our Option with respect to such Research Program, subject to mutually agreed extension, during the Option Period and the parties are unable to finalize and execute a license agreement, and (iii) the expiration of the applicable research term (the “Term”). Upon the expiration of the Term for all then-existing Research Programs, under the Option Agreements, the Option Agreements will automatically expire in its entirety. We may terminate the Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that we must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Option Agreements or a Research Program immediately upon written notice to us if, as a result of any action or failure to act by us or our affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Pursuant to the Option Agreements, on a research program-by-research program basis following the finalization of the Research Plan for each respective research program, we were required to pay Paragon a one-time nonrefundable research initiation fee of $0.8 million related to the ORKA-001 program. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. In June 2024, pursuant to the Option Agreements with Paragon, we completed the selection process of our development candidate for IL-23 antibody for the ORKA-001 program. We were responsible for 50% of the development costs incurred through the completion of the IL-23 selection process. We received the rights to at least one selected IL-23 antibody in June 2024. During the three months ended September 30, 2024, we exercised our option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in the Company’s condensed consolidated statements of operations and comprehensive loss for each of the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024. Our share of development costs incurred during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024 was $0.8 million and $13.2 million, respectively, which were recorded as research and development expenses during the respective periods. An amount of $2.3 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

We were also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred by Paragon between January 1, 2024 and March 6, 2024 as stipulated by the Option Agreements. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. We are also responsible for the development costs incurred by Paragon from January 1, 2024 through the completion of the IL-17 selection process. We recognized an amount of $0.8 million payable to Paragon for the research initiation fee related to ORKA-002 following the finalization of the ORKA-002 research plan. This was recognized as research and development expenses in the period from February 6, 2024 (inception) to September 30, 2024. We accounted for development costs of $3.8 million and $6.6 million during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively, as research and development expenses during the respective periods. An amount of $3.8 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

As part of the Option Agreements, on each of December 31, 2024 and December 31, 2025, we will grant warrants to purchase a number of shares equal to 1.00% of outstanding shares as of the date of the grant on a fully diluted basis with an exercise price equal to the fair market value of the underlying shares on the grant date. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss as stock-based compensation expenses under research and development expenses.

Indemnification Agreements and Insurance

We have entered into an indemnification agreement with each of the directors and officers and purchased directors’ and officers’ liability insurance. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

Review, Approval or Ratification of Transactions with Related Parties

Prior to the Closing, Pre-Merger Oruka did not have a formal policy regarding approval of transactions with related parties. All disclosable transactions with related parties which occurred prior to the Closing were approved by the directors not interested in such transactions, pursuant to Section 144(a)(1) of the DGCL.

The Company’s Board has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our Common Stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that, subject to limited exceptions, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which (1) the aggregate amount involved since the beginning of the Company’s last completed fiscal year exceeds or is expected to exceed $120,000, (2) the Company or any of our subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest, will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the material facts and other factors it deems appropriate, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 8,719,000 shares of our Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.

On September 11, 2024, we entered into the SPA, pursuant to which we sold an aggregate of (i) 5,600,000 shares of our Common Stock, (ii) 2,439 shares of our Series A Preferred Stock, which will automatically convert into 1,000 shares of Common Stock, subject to stockholder approval and certain beneficial ownership limitations set by each holder, pursuant to the Series A Certificate of Designation, and (iii) Pre-Funded Warrants to purchase an aggregate of 680,000 shares of Common Stock at a purchase price of $22.999 per Pre-Funded Warrant, which represents the per share purchase price of the Private Placement Common Shares less the $0.001 per share exercise price for each Pre-Funded Warrant, for an aggregate purchase price of approximately $200.5 million. This prospectus covers the resale or other disposition by the Selling Stockholders or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus of up to the total number of shares of Common Stock, shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, and shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants sold to the Selling Stockholders pursuant to the SPA. This prospectus covers the resale or other disposition by the Selling Stockholders or their transferees of up to the total number of Private Placement Common Shares, Private Placement Preferred Shares and Pre-Funded Warrants issued to the Selling Stockholders upon conversion of the Private Placement Preferred Shares and exercise of the Pre-Funded Warrants issued pursuant to the SPA. Throughout this prospectus, when we refer to the “Selling Stockholders,” we are referring to the purchasers under the SPA listed in the table below.

We are registering the Resale Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

Except as otherwise disclosed herein, the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

The following table sets forth the names of the Selling Stockholders, the number of shares of our Common Stock owned by the Selling Stockholders, the number of shares of our Common Stock that may be offered under this prospectus and the number of shares of our Common Stock that will be owned after this offering by the Selling Stockholders assuming all of the shares registered for resale hereby are sold.

The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares. The Resale Shares covered hereby may be offered from time to time by the Selling Stockholders, provided that Resale Shares issued upon conversion of Series A Preferred Stock may only be offered after such shares of Series A Preferred Stock are converted to Common Stock pursuant to the terms of the Series A Certificate of Designation.

The information set forth below is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Private Placement Common Shares, Private Placement Preferred Shares and shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants in connection with the September 2024 PIPE. The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 34,998,550 shares of Common Stock outstanding as of November 1, 2024, and, for each Selling Stockholder, assumes the conversion of only the Series A Preferred Stock and exercise of only the Pre-Funded Warrants owned by such Selling Stockholder but not the Series A Preferred Stock or Pre-Funded Warrants owned by any other Selling Stockholder. The numbers of shares of Common Stock beneficially owned before and after the offering presented in the table below do not give effect to any Beneficial Ownership Limitations with respect to the Series A Preferred Stock or Pre-Funded Warrants.

Name of Selling Stockholders(1)	Common Stock Beneficially Owned Before the Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After the Offering (2)
			Number	Percentage (%)
Fidelity Securities Fund: Fidelity Small Cap Growth Fund (3)	555,043	179,838	375,205	1.07%
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund (3)	225,831	86,378	139,453	*
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund (3)	609,300	197,572	411,728	1.18%
Fidelity Select Portfolios: Biotechnology Portfolio (3)	704,983	704,883	100	*
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (3)	629,688	67,978	561,710	*
Fidelity Select Portfolios: Health Care Portfolio (3)	999,710	110,356	889,354	2.45%
Variable Insurance Products Fund IV: VIP Health Care Portfolio (3)	159,859	25,109	134,750	*
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (3)	78,239	78,239	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (3)	297,445	297,445	—	—
Fidelity Growth Company Commingled Pool (3)	400,267	400,267	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (3)	92,707	92,707	—	—
Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund (3)	283,456	283,456	—	—
Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund (3)	410,772	410,772	—	—
Braidwell Partners Master Fund LP (4)	1,777,426	1,630,000	147,426	*
Entities Associated with Venrock Healthcare Capital Partners (5)	3,541,941	650,000	2,891,941	7.50%
Entities associated with Fairmount Funds Management LLC (6)	7,941,690	435,000	7,506,690	18.90%
AI Biotechnology LLC (7)	1,791,052	350,000	1,441,052	4.12%
Entities associated with Blackstone Alternative Asset Management Associates LLC (8)	590,174	350,000	240,174	*
Point72 Associates, LLC (9)	618,671	340,000	278,671	*
Entities Associated with Frazier Life Sciences (10)	583,327	326,000	257,327	*
Entities Associated with Paradigm BioCapital Advisors LP (11)	819,660	305,000	514,660	1.47%
Entities associated with RTW Investments, LP (12)	2,058,147	285,000	1,773,147	5.07%
Entities Associated with T. Rowe Price Associates, Inc. (13)	1,244,191	215,000	1,029,191	2.94%
SR One Capital Opportunities Fund I, LP (14)	430,330	173,000	257,330	*
Entities associated with Janus Henderson Investors US LLC (15)	335,456	150,000	185,456	*
Commodore Capital Master LP (16)	1,419,714	150,000	1,269,714	3.62%
Kalehua Capital Partners LP (17)	150,000	150,000	—	—
Avidity Private Master Fund I LP (18)	701,363	110,000	591,363	1.69%
Adage Capital Partners LP (19)	200,000	100,000	100,000	*
Affinity Healthcare Fund, LP (20)	284,836	45,000	239,836	*
Allostery Master Fund, LP (21)	20,000	20,000	—	—

*	Less than 1%

(1)	To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of Common Stock. Unless an address is provided below, the address for the holder is 855 Oak Grove Ave., Suite 100, Menlo Park, CA 94025.

(2)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock (i) prior to the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, or (ii) if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder not to exceed 19.99%) (the “Beneficial Ownership Limitation”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

(3)	These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.

(4)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 250,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Braidwell Partners Master Fund LP (“Braidwell Partners”), (ii) 1,147,426 shares of Common Stock held by Braidwell Partners and (iii) 380,000 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants held by Braidwell Partners. Braidwell LP (the “Braidwell Investment Manager”) is the investment manager of Braidwell Partners. Braidwell GP LLC (the “Braidwell GP”) is the general partner of Braidwell Partners. Braidwell Management LLC (the “Braidwell IM GP”) is the general partner of the Braidwell Investment Manager and the managing member of the Braidwell GP. Messrs. Alexander T. Karnal and Brian J. Kreiter (together with Braidwell Partners, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP, the “Braidwell Parties”) together own, directly or indirectly, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP. The address of Braidwell Partners is c/o Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. The principal address of the Braidwell Investment Manager, the Braidwell GP and the Co-Founders is One Harbor Point, 2200 Atlantic Street, 4th Floor, Stamford, Connecticut 06902. The Braidwell Parties may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Braidwell Partners. Each of the Braidwell Parties disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(5)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consists of (i) 2,350,074 shares of common stock and 351,506 shares of common stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners EG, L.P. (“VHCPEG”), (ii) 668,656 shares of common stock and 95,284 shares of common stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners III, L.P. (“VHCP3”), and (iii) 66,890 shares of common stock and 9,531 shares of common stock issuable upon the exercise of pre-funded warrants held by VHCP Co-Investment Holdings III, LLC (“VHCPCo3”). Excludes (i) 54,474, 12,504 and 1,244 shares of common stock issuable upon the exercise of the pre-funded warrants held by VHCPEG, VHCP3 and VHCPCo3, respectively, and (ii) 157,000, 39,000 and 4,000 shares of common stock issuable upon the conversion of Series A Preferred Stock held by VHCPEG, VHCP3 and VHCPCo3, respectively. The pre-funded warrants and Series A Preferred Stock are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Venrock Healthcare Capital Partners and its affiliates from exercising that portion of the warrants or Series A Preferred Stock that would result in Venrock Healthcare Capital Partners and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable ownership limitation. VHCP Management III, LLC (“VHCPM3”) is the sole general partner of VHCP3 and the sole manager of VHCPCo3. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCPEG. As voting members of VHCPM3 and VHCPM EG, Dr. Bong Koh and Nimish Shah may be deemed beneficial owners of any securities beneficially owned by VHCPM3 and VHCPM EG. The principal business address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(6)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consists of (i) (A) 638,614 shares of common stock, (B) 316,025 shares of common stock issuable upon the exercise of pre-funded warrants and (C) 4,413,743 shares of common stock issuable upon conversion of 52,965 shares of Series B Preferred Stock held by Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”) and (ii) 2,573,308 shares of common stock held by Fairmount Healthcare Co-Invest III L.P. (“Fairmount Fund III”). Excludes (i) 4,981,639 shares of common stock issuable upon the exercise of the pre-funded warrants, (ii) 7,014,406 shares of common stock issuable upon the conversion of 84,173 shares of Series B Preferred Stock and (iii) 160,000 shares of common stock issuable upon the conversion of 160 shares of Series A Preferred Stock owned by Fairmount Fund II. The pre-funded warrants and Series A Preferred Stock are subject to a beneficial ownership limitation of 9.99% and the shares of Series B Preferred Stock are subject to a beneficial ownership limitation of 19.99%, which such limitations restrict Fairmount Funds Management LLC (“Fairmount”) and its affiliates from exercising that portion of the warrants and converting those shares of preferred stock that would result in Fairmount and its affiliates owning, after exercise or conversion, a number of shares of common stock in excess of the applicable ownership limitation. At such time as Fairmount and its affiliates beneficially own 9.0% or less of the shares of common stock, the beneficial ownership limitation applicable to the shares of Series B Preferred Stock will automatically reduce to 9.99%. Fairmount serves as investment manager for Fairmount Fund II and Fairmount Fund III. Fairmount Fund II and Fairmount Fund III have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II and Fairmount Fund III’s portfolios. Because Fairmount Fund II and Fairmount Fund III have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II and Fairmount Fund III disclaim beneficial ownership of the securities they hold. The general partner of Fairmount is Fairmount Funds Management GP LLC (“Fairmount GP”). As managing members of Fairmount GP, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II and Fairmount Fund III. Fairmount, Fairmount GP, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(7)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 1,441,052 shares of Common Stock purchased pursuant to a Subscription Agreement, dated August 3, 2024, among the Company and the purchasers thereto (including AI Biotechnology LLC) (ii) 125,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by AI Biotechnology LLC and (ii) 225,000 shares of Common Stock held by AI Biotechnology LLC. Access Industries Holdings LLC, or AIH, directly controls all of the outstanding voting interest in AI Biotechnology LLC. Access Industries Management, LLC, or AIM, controls AIH. Len Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH. Each of Len Blavatnik, AIM and AIH may be deemed to have voting and investment power over the shares held by AI Biotechnology LLC and disclaims beneficial ownership of such shares. The address of each of AI Biotechnology LLC, AIM, AIH and Len Blavatnik is c/o Access Industries, Inc., 40 West 57th Street, 28th Floor, New York, NY 10019.

(8)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 72,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Spruce Street Aggregator L.P. (“Spruce Street Fund”), (ii) 130,078 shares of Common Stock held by Spruce Street Fund, (iii) 53,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Blackstone Annex Master Fund L.P. (“Annex Fund”), and (iv) 335,096 shares of Common Stock held by Annex Fund. Blackstone Alternative Asset Management Associates LLC is the general partner of Annex Fund and Spruce Street Fund. Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Annex Fund and the Aggregator Fund directly or indirectly controlled by it or him, but each (other than each of the Annex Fund and the Aggregator Fund to the extent of their respective direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(9)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 115,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Point72 Associates, LLC (“Point72 Associates”) and (ii) 503,671 shares of Common Stock held by Point72 Associates. Pursuant to an investment management agreement, Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.

(10)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 1,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Frazier Life Sciences X, L.P. (“FLS X”), (ii) 23,785 shares of Common Stock held by FLS X, (iii) 1,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Frazier Life Sciences XI, L.P. (“FLS XI”), (iv) 40,967 shares of Common Stock held by FLS XI, (v) 81,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held Frazier Life Sciences Public Fund, L.P. (“FLS Public Fund”), (vi) 297,560 shares of Common Stock held by FLS Public Fund, (vii) 23,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Frazier Life Sciences Public Overage Fund, L.P. (“FLS Overage Fund”) and (viii) 115,015 shares of Common Stock held by FLS Overage Fund. FHMLSP, L.P. is the general partner of FLS Public Fund and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Albert Cha, James N. Topper, Patrick J. Heron and James Brush are the managing directors of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by FLS Public Fund. Dr. Cha, Dr. Topper, Mr. Heron and Dr. Brush disclaim beneficial ownership of the shares held by FLS Public Fund except to the extent of their pecuniary interests in such shares, if any. FHMLSP Overage, L.P., is the general partner of FLS Overage Fund and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Dr. Cha, Dr. Topper, Mr. Heron and Dr. Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by FLS Overage Fund. Dr. Cha, Dr. Topper, Mr. Heron and Dr. Brush disclaim beneficial ownership of the shares held by FLS Overage Fund except to the extent of their pecuniary interests in such shares, if any. FHMLS X, L.P. is the general partner of FLS X, and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Mr. Heron and Dr. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by FLS X. Dr. Topper and Mr. Heron disclaim beneficial ownership of the shares held by FLS X except to the extent of their pecuniary interests in such shares, if any. FHMLS XI, L.P. is the general partner of FLS XI, and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Mr. Heron, Dr. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by FLS XI. Dr. Topper, Mr. Heron and Mr. Estes disclaim beneficial ownership of the shares held by FLS XI except to the extent of their pecuniary interests in such shares, if any. The principal business address of the above referenced entities and persons is 1001 Page Mill Rd., Building 4, Ste. B, Palo Alto, CA 94304.

(11)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 86,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Paradigm BioCapital International Fund Ltd. (“Paradigm Fund”), (ii) 617,323 shares of Common Stock held by Paradigm Fund, (iii) 14,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Paradigm BioCapital Advisors LP (“Paradigm Advisor”), as discretionary investment manager on behalf of a separate account client solely with respect to the assets for which Paradigm Advisor acts as its investment manager (the “Separate Account”), and (iv) 102,337 shares of Common Stock held by Paradigm Advisor, as discretionary investment manager on behalf of the Separate Account. The shares of Common Stock may be deemed to be indirectly beneficially owned by each of Paradigm Advisor, Paradigm BioCapital Advisors GP LLC (“Paradigm Advisor GP”), and Senai Asefaw, M.D. Paradigm Advisor GP is the general partner of Paradigm Advisor, and Senai Asefaw, M.D. is the managing member of Paradigm Advisor GP. Paradigm Advisor is the investment manager of Paradigm Fund. Paradigm Advisor, Paradigm Advisor GP, and Senai Asefaw, M.D. may be deemed to have full investment and voting discretion over the shares of Common Stock held by Paradigm Fund and the Separate Account. The business address for each person and entity named in this footnote is 767 Third Avenue, 17th Floor, New York, NY 10017.

(12)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 95,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock and (ii) 1,963,147 shares of Common Stock, in each case of (i) and (ii) as held in the aggregate by RTW Master Fund, Ltd. RTW Innovation Master Fund, Ltd., and RTW Biotech Opportunities Operating Ltd, (collectively, the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by the RTW Funds are subject to a Beneficial Ownership Limitation of 9.99%.

(13)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 62,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by T. Rowe Price Health Sciences Fund, Inc., (ii) 1,125,095 shares of Common Stock held by T. Rowe Price Health Sciences Fund, Inc., (iii) 3,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by T. Rowe Price Health Sciences Portfolio, and (iv) 54,096 shares of Common Stock held by T. Rowe Price Health Sciences Portfolio. T. Rowe Price Associates, Inc. (“TRPA”), as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these aforementioned shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 100 East Pratt Street, Baltimore, MD 21202.

(14)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 55,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by SR One Capital Opportunities Fund I, LP (“Opportunities Fund”) and (ii) 375,330 shares of Common Stock held by Opportunities Fund. SR One Capital Opportunities Partners I, LP (“SR One Partners”) is the general partner of Opportunities Fund. SR One Capital Management, LLC (“SR One Management”) is the general partner of SR One Partners. Simeon George, M.D. is the manager of SR One Management. SR One Partners, SR One Management, and Simeon George share voting and investment power with respect to the shares directly held by Opportunities Fund. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein. The address of these persons and funds is 985 Old Eagle School Road, Suite 511, Wayne, Pennsylvania 19087.

(15)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 30,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Janus Henderson Biotech Innovation Master Fund Limited, (ii) 258,149 shares of Common Stock held by Janus Henderson Biotech Innovation Master Fund Limited, (iii) 20,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Janus Henderson Biotech Innovation Master Fund II Limited, and (iv) 27,307 shares of Common Stock held by Janus Henderson Biotech Innovation Master Fund II Limited. Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for Janus Henderson Biotech Innovation Master Fund Limited and Janus Henderson Biotech Innovation Master Fund II Limited (the “Janus Funds”) and has the ability to make decisions with respect to the voting and deposition of the shares subject to the oversight of the board of directors of the Janus Funds. Under the terms of its management contract with the Janus Funds, Janus has overall responsibility for directing the investments of the Janus Funds in accordance with the Janus Funds’ investment objective, policies and limitations. The Janus Funds have one or more portfolio managers appointed by and serving at the pleasure of Janus who make decisions with respect to the disposition of the shares of common stock offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for the Janus Fund are Andrew Acker, Daniel S. Lyons and Agustin Mohedas.

(16)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 50,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Commodore Capital Master LP and (ii) 1,369,714 shares of Common Stock held by Commodore Capital Master LP. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the shares held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to these shares. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022.

(17)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 50,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Kalehua Capital Partners LP and (ii) 100,000 shares of Common Stock held by Kalehua Capital Partners LP. Kalehua Capital Partners LP is a buyout fund managed by Kalehua Capital Management LLC. Tai-Li Chang is the sole member of Kalehua Capital Management LLC. The address of these persons and funds is 3819 Maple Avenue, Dallas, Texas 75219.

(18)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 20,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Avidity Private Master Fund I LP and (ii) 681,363 shares of Common Stock held by Avidity Private Master Fund I LP, which is a Cayman exempted limited partnership. The general partner of Avidity Private Master Fund I LP is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP is the investment manager of Avidity Private Master Fund I LP. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the entities and individuals referenced in this paragraph may be deemed to beneficially own the shares held by the Avidity entities. Certain affiliates of the Avidity entities, which are not selling stockholders, may also own shares. The address of Avidity Private Master Fund I LP is 2828 N. Harwood Street, Suite 1220, Dallas, Texas 75201.

(19)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 25,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Adage Capital Partners LP (“Adage”) and (ii) 175,000 shares of Common Stock held by Adage. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of these funds and persons is 200 Clarendon St., 52nd Floor, Boston, MA 02116.

(20)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 10,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Affinity Healthcare Fund, LP (“Affinity Fund”) and (ii) 274,836 shares of Common Stock held by Affinity Fund. Affinity Asset Advisors, LLC (the “Advisor”) is the investment manager of Affinity Healthcare Fund, LP (the “Fund”) and exercises investment discretion with regard to the shares of Common Stock owned by the Fund. The Fund and the Advisor have the shared power to vote or to direct the vote and to dispose or direct the disposition of such shares of Common Stock of the Issuer owned by the Fund. The Advisor may be deemed to be the beneficial owner of such shares of Common Stock of the Issuer owned by the Fund by virtue of its position as investment manager of the Fund. The principal business address of each of the Fund and the Advisor is 767 Third Avenue, 15th Floor, New York, NY 10017.

(21)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 8,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Allostery Master Fund, LP (“Allostry Master Fund”) and (ii) 12,000 shares of Common Stock held by Allostry Master Fund. Allostery Funds GP LLC (“Allostery Funds GP”) may be deemed the beneficial owner of the shares held by Allostery Master Fund because it is the general partner of Allostery Master Fund. Allostery Investments LP (“Allostery Investments”) may be deemed the beneficial owner of the shares held by Allostery Master Fund because it is the investment manager of Allostery Master Fund. Allostery Investments GP LLC (the “Investments GP”) may be deemed the beneficial owner of the shares beneficially held by Allostery Investments because it is the general partner of Allostery Investments. Christopher Staral and David Modest may be deemed the beneficial owners of the shares beneficially held by each of Investments GP and Allostery Funds GP by virtue of their positions as managing members of Investments GP and Allostery Funds GP. The address of Allostery Master Fund is c/o Maples Corporate Services Limited, Ugland House, South Church Street, Grand Cayman KY1-1104, Cayman Islands.

Relationship with the Selling Stockholders

In addition to the SPA, in connection with the Private Placement, we entered into the RRA (as defined below) on September 13, 2024 with the Selling Stockholders. Certain of the September 2024 investors were, immediately prior to the closing of the September 2024 PIPE, or became holders of more than 5% of our Common Stock and were parties to the Pre-Closing Financing. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Registration Rights Agreement

On September 13, 2024, we entered into a registration rights agreement (the “RRA”) with the Private Placement investors. Pursuant to the RRA, we agreed to file a resale registration statement to register the Registrable Securities (as defined in the RRA) (the “Registration Statement”). This registration statement is being filed to satisfy our obligations under the RRA. We have agreed to use our commercially reasonable efforts to cause this Registration Statement to be declared effective by the SEC as soon as practicable.

We have also agreed, among other things, to indemnify the Selling Stockholders and each of their respective officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents, each person who controls any such Selling Stockholder and the officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents of each such controlling person from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the RRA.

PLAN OF DISTRIBUTION

We are registering the Resale Shares issued to the Selling Stockholders to permit the sale, transfer or other disposition of these shares by the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Resale Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time, and in the case of the Private Placement Conversion Shares, may only be offered after such shares are converted to Common Stock pursuant to the terms of the Series A Certificate of Designation, directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. The Resale Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The Selling Stockholders also may dispose of the Resales Shares through distributions to members, partners, stockholders or other equityholders of the Selling Stockholders.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Resale Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Shares short and if such short sale takes place after the date that this registration statement is declared effective by the SEC, the Selling Stockholders may deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed Resale Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Resale Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use Resale Shares the resale of which has been registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Upon us being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Resale Shares involved, (iii) the price at which such the Resale Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some U.S. states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares pursuant to the September 2024 RRA, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the September 2024 RRA, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain civil liabilities set forth in the September 2024 RRA, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the material terms of our capital stock, as well as other material terms of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to our Current Report on Form 8-K filed on September 5, 2024.

Our authorized capital stock consists of 545,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 2,439 shares have been designated as Series A Preferred Stock, $0.001 par value per share, and 251,504 shares have been designated as Series B Preferred Stock, $0.001 par value per share.

As of November 1, 2024, there were 34,998,550 shares of our Common Stock, 2,439 shares of Series A Preferred Stock and 137,138 shares of Series B Preferred Stock outstanding.

Common Stock

Our Certificate of Incorporation authorizes the issuance of up to 545,000,000 shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Dividend rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights

Pursuant to our Bylaws, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. Accordingly, pursuant to our Certificate of Incorporation, holders of a majority of the shares of our Common Stock are able to elect all of our directors. Our Certificate of Incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Subject to any certificates of designation, the Board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We issued shares of our Series A Preferred Stock and shares of our Series B Preferred Stock in connection with the Private Placement and the Merger, respectively, and have no current plan to issue any additional shares of Preferred Stock.

Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of our Common Stock. Except as provided in the Series A Certificate of Designation or as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (ii) alter or amend the Series A Certificate of Designation, or (iii) amend or repeal any provision of, or add any provision to, our Certificate of Incorporation or its Bylaws in any manner that adversely affects any rights of the holders of Series A Preferred Stock, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise. The Series A Preferred Stock shall rank on parity with the Common Stock and Series B Preferred Stock upon any liquidation, dissolution or winding-up of the Company.

Series B Preferred Stock

Certain holders of our Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of our Common Stock. Except as provided in the Series B Certificate of Designation or as otherwise required by law, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock: (a) (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (ii) alter or amend the Series B Certificate of Designation, or (iii) amend or repeal any provision of, or add any provision to, our Certificate of Incorporation or Bylaws in a manner that adversely affects any rights of the holders of the Series B Preferred Stock, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series B Preferred Stock beyond those contemplated for issuance in the Merger Agreement or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock, (c) at any time while at least 30% of the originally issued Series B Preferred Stock remains issued and outstanding, consummate either: (x) any Fundamental Transaction (as defined in the Series B Certificate of Designation) or (y) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of our capital stock immediately after such transaction, or (d) enter into any agreement with respect to any of the foregoing. The Series B Preferred Stock shall rank on parity with the Common Stock as to the distribution of assets upon any liquidation, dissolution, or winding-up of the Company. Each share of Series B Preferred Stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. As of September 30, 2024, each outstanding share of Series B Preferred Stock was convertible into common stock at a ratio of approximately 83.3332:1.

Registration Rights

Holders of our Series A Preferred Stock are entitled to certain rights with respect to the registration of such securities as further provided under the heading “Selling Stockholders - Registration Rights Agreement.”

Anti-Takeover Provisions

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors vacancies. Our Certificate of Incorporation and Bylaws require that the Board, and not stockholders, fill any directorships that become vacant or are created by an increase in the authorized number of directors by the affirmative vote of a majority of the remaining directors or by the sole remaining director. In addition, pursuant to our bylaws, the number of directors constituting our Board is permitted to be set only by a resolution adopted by a majority vote of the entire Board. These provisions prevent a stockholder from increasing the size of our Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.

●	Classified board. Our Certificate of Incorporation provides that our Board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Stockholder action; special meetings of stockholders. Our Certificate of Incorporation and Bylaws provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Bylaws provide that special meetings of stockholders may be called only by the Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●	No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

●	Directors removed only for cause. Our Bylaws provide that stockholders may remove directors only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote generally in the election of directors.

●	Amendment of charter provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least two-thirds of our outstanding Common Stock.

●	Issuance of Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Preferred Stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

●	Choice of forum. Our Certificate of Incorporation and Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any complaint asserting any internal corporate claims. In addition, our Bylaws also provide that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock, Class A Preferred Stock and Class B Preferred Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Suite 101, Canton, MA 02021, and its telephone number is (800) 344-5128.

Exchange Listing

Our Common Stock is listed on The Nasdaq Global Market under the symbol “ORKA.”

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, has been passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statement as of February 6, 2024 included in this Prospectus has been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.

Information about us is also available at our website at http://www.orukatx.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

We have filed a registration statement on Form S-1 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.

ORUKA THERAPEUTICS, INC.

INDEX TO FINANCIAL STATEMENT

As of February 6, 2024

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Oruka Therapeutics, Inc.

Opinion on the Financial Statement — Balance Sheet

We have audited the accompanying balance sheet of Oruka Therapeutics, Inc. (the “Company”) as of February 6, 2024, including the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 6, 2024 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statement that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statement and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 13, 2024, except for the effects of the reverse stock split discussed in Note 1 to the financial statement, as to which the date is September 5, 2024, and except for the effects of the reverse merger exchange ratio discussed in Note 1 to the financial statement, as to which the date is November 13, 2024.

We have served as the Company’s auditor since 2024.

ORUKA THERAPEUTICS, INC.
BALANCE SHEET
(In thousands, except share amounts)

February 6, 2024
ASSETS
Current Assets
Subscription receivable	$1
Total assets	$1

Commitments and contingencies (Note 5)

STOCKHOLDERS’ EQUITY
Series A convertible preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of February 6, 2024	$—
Common stock, $0.001 par value, 65,000,000 shares authorized, 3,197,975 issued and outstanding as of February 6, 2024	3
Additional paid-in capital	(2)
Total stockholders’ equity	$1

The accompanying notes are an integral part of this financial statement.

ORUKA THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENT

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Oruka Therapeutics, Inc. (“Oruka” or the “Company”) was established and incorporated under the laws of the state of Delaware on February 6, 2024. Oruka was founded by Paragon Therapeutics, Inc. (“Paragon”). The Company currently operates as a virtual company, and thus, does not maintain a corporate headquarters or other significant facilities. Oruka was formed to develop biologics to optimize the treatment of inflammatory skin diseases.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, completing preclinical and clinical trials, obtaining regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential products will require approval from the U.S. Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential products will receive all the required approvals. In addition, there can be no assurance that the Company’s potential products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed, if at all.

The financial statement and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Liquidity

The accompanying financial statement has been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of February 6, 2024, the Company had no cash.

The Company will devote substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The financial statement does not include any adjustments that may result if the Company is not able to continue as a going concern.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception.

In March 2024, the Company received $3.0 million in proceeds from the sale of Series A convertible preferred stock and $25.0 million in proceeds from the sale of an unsecured convertible promissory note, both of which were related party transactions (see Note 7 Subsequent Events).

ARCA biopharma, Inc., a Delaware corporation (“ARCA”), and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) on April 3, 2024, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Atlas Merger Sub Corp, a Delaware corporation (“First Merger Sub”), will merge with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (the “First Merger”), and Oruka will merge with and into Atlas Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub will change its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA will change its name to “Oruka Therapeutics, Inc.” ARCA following the Merger is referred to herein as the “combined company.” The combined company will be led by Oruka’s management team and will remain focused on developing biologics to optimize the treatment of inflammatory skin diseases.

Concurrent with the execution of the Merger Agreement, the Company entered into a subscription agreement with certain investors to which the Company agreed to issue and sell to investors in a private placement financing (the “Private Placement”) shares and pre-funded warrants of the Company’s common stock at an estimated purchase price of $9.71 ($5.55 prior to impact of reverse stock split and reverse merger exchange ratio) per share of common stock and estimated purchase price of $9.70 ($5.54 prior to the impact of the reverse stock split and reverse merger exchange ratio) per warrant for gross proceeds of approximately $275.0 million, which will precede the closing of the Merger Agreement. Shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock issued pursuant to the Private Placement will be converted into the right to receive shares of ARCA common stock and pre-funded warrants to purchase ARCA common stock, respectively, in accordance with the exchange ratio at the effective time of the close of the transaction. The proceeds from the Private Placement are expected to advance the Company’s pipeline, business development activities, working capital, and other general corporate purposes.

However, the agreements are subject to the satisfaction of customary closing conditions, and there are no assurances that such conditions will be achieved nor that such financing or other strategic transactions will be available on acceptable terms, or at all. If the Merger Agreement is terminated under certain circumstances, ARCA could be required to pay Oruka a termination fee of $0.4 million or Oruka could be required to pay ARCA a termination fee of $0.4 million. Based on its expectation of continuing operating losses for the foreseeable future, as of May 13, 2024, the date the Company’s financial statement is available to be issued, the Company has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date the financial statement is available to be issued.

In connection with the Merger Agreement discussed above, the Company effected a one-for-twelve reverse stock split of the Company’s issued and outstanding shares of common stock on September 3, 2024 without any change in the par value per share. Unless otherwise stated, all information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split and reverse merger exchange ratio of 6.8569 as calculated in accordance with the Merger Agreement for all periods presented.

2. Summary of Significant Accounting Policies

Subscription receivable

The Company accounts for any notes received in exchange for common stock as a subscription receivable, provided the note underlying the receivable is paid prior to the date the financial statement is available to be issued.

3. Common Stock

As of February 6, 2024, the Company has the authority to issue a total of 65,000,000 shares of common stock at a par value of $0.001. As of February 6, 2024, 3,197,975 shares of common stock were issued and outstanding for a nominal consideration, which was received in March 2024, prior to the date the financial statement is available to be issued. Each share of common stock entitles the holder to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors. Upon dissolution, liquidation or winding up of the Company, the holders of shares of common stock, subject to the rights of the holders of any outstanding series of preferred stock, shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held.

4. Related Party Transactions

The Company issued 3,197,975 shares of common stock, through a series of contribution agreements, to Paragon, Paruka Holding, LLC (“Paruka”), an entity formed by Paragon as a vehicle to hold equity in the Company, and Oruka Advisors LLC (“Oruka Advisors”), an entity formed by Paragon as a vehicle to hold equity in the Company, as part of its common stock subscription agreement with such entities. As of February 6, 2024, Paragon, Paruka and Oruka Advisors each beneficially own approximately 44.7%, 44.7% and 10.6%, respectively, of the Company through their common stock holdings.

5. Commitments and Contingencies

The Company may be subject to legal proceedings that arise in the ordinary course of business. As of February 6, 2024, there were no material proceedings to which the Company was a party, nor did the Company have knowledge of any proceedings threatened against it.

6. Stock-Based Compensation

On February 6, 2024, the Company’s Board of Directors approved the 2024 Equity Incentive Plan (the “2024 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to its employees, officers, directors, consultants, and advisors. The Company reserved 213,085 shares of its common stock for issuance under the 2024 Plan. As of February 6, 2024, no awards had been issued under the plan.

7. Subsequent Events

The Company evaluated all events subsequent to February 6, 2024, through May 13, 2024, the date on which the financial statement was available to be issued.

Stock-Based Compensation

In February 2024, the Company’s Board of Directors authorized and granted 1,184,749 restricted stock awards at a price of $0.0001 per share to employees of the Company.

In March 2024, the Company’s Board of Directors authorized and granted 1,022,804 restricted stock awards at a price of $0.0001 per share to consultants and a director of the Company.

On March 5, 2024, the Company’s Board of Directors approved an amendment to the 2024 Plan to increase the number of shares of common stock available for issuance under the 2024 Plan from 213,085 to 498,789.

On March 22, 2024, the Company granted options for the purchase of an aggregate 399,222 shares of common stock, at an exercise price of $5.16 per share.

On May 7, 2024, the Company’s Board of Directors approved an amendment to the 2024 Plan to increase the number of shares of common stock available for issuance under the 2024 Plan from 498,789 to 1,179,193.

On May 7, 2024, the Company granted options for the purchase of an aggregate 779,971 shares of common stock, at an exercise price of $6.84 per share.

Antibody Discovery and Option Agreements

On March 6, 2024, the Company entered into an Antibody Discovery and Option Agreement with Paragon and Paruka, which was subsequently amended and restated on March 28, 2024, whereby the Company was granted an exclusive, worldwide option, on a research program-by-research program basis, to all of Paragon’s right, title and interest in and to the intellectual property (“ORKA-001”) resulting from the applicable research program to develop, manufacture and commercialize products directed at the selected target (“IL-23”), with the exception of pursuing ORKA-001 for the treatment of inflammatory bowel disease. Upon signing of the Antibody Discovery and Option Agreement for ORKA-001, a one-time, non-refundable research initiation fee of $0.8 million was due to Paragon. This amount was recognized as a research and development expense during the period ended March 31, 2024, and paid to Paragon in April 2024. The Company is also responsible for 50% of the development costs incurred prior to March 31, 2024, provided that the Company receives rights to at least one selected IL-23 antibody. As of the date this financial statement is available to be issued, the Company has not received rights to a selected IL-23 antibody and has not paid or accrued the $5.9 million of development costs incurred prior to March 31, 2024. The Company will be responsible for 50% of the ORKA-001 development costs incurred from and after March 31, 2024, through the completion of the IL-23 selection process.

On March 6, 2024, the Company also entered into an Antibody Discovery and Option Agreement with Paragon and Paruka, which was subsequently amended and restated on March 28, 2024, whereby the Company was granted an exclusive, worldwide option, on a research program-by-research program basis, to all of Paragon’s right, title and interest in and to the intellectual property (“ORKA-002”) resulting from the applicable research program to develop, manufacture and commercialize products directed at the selected target (“IL-17”). The Company was also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs related to ORKA-002 incurred by Paragon between January 1, 2024 and March 6, 2024. This amount was recognized as a research and development expenses during the period from February 6 (inception) to March 31, 2024 and accounts payable as of March 31, 2024. The Company paid $3.3 million to Paragon in April 2024. The Company is also responsible for the development costs incurred by Paragon from January 1, 2024 to March 31, 2024 of $0.9 million, which was recognized as a research and development expense in the period from February 6 (inception) to March 31, 2024. The Company will be required to pay Paragon $0.8 million for the research initiation fee related to ORKA-002 within 30 days following finalization of the ORKA-002 research plan as well as for subsequent development costs related to ORKA-002.

As of the date of issuance of the Company’s financial statement, the Company has not exercised its options with respect to ORKA-001 or ORKA-002. For each of these agreements, if the Company exercises its options, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million upon the achievement of certain clinical development milestones, up to $10.0 million upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale.

Additionally, as part of the Antibody Discovery and Option Agreements, on each of December 31, 2024 and December 31, 2025, the Company will grant Paruka warrants to purchase a number of shares equal to 1.00% of the then outstanding shares of the Company’s common stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares on the grant date.

Series A Preferred Stock

On March 6, 2024, the Company issued 20,000,000 shares of Series A convertible preferred stock to Fairmount Healthcare Fund II, L.P. (“Fairmount”), a related party of the Company, at a purchase price of $0.15 per share for gross proceeds of $3.0 million. The Company incurred less than $0.1 million of issuance costs in connection with this transaction.

The holders of Series A convertible preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Series A convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Each share of Series A convertible preferred stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. In addition, each share of Series A convertible preferred stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect upon either (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $12.00 per share resulting in at least $50.0 million of gross proceeds to the Company, or (ii) the vote or written consent of the holders of a majority of the Preferred Stock, voting as a single class.

The conversion ratio of Series A convertible preferred stock is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Original Issue Price is $0.15 per share for Series A convertible preferred stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The Conversion Price is approximately $0.26 per share for Series A convertible preferred stock and each outstanding share of Series A Preferred Stock was convertible into common stock at a 0.5712 conversion ratio.

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock) unless the holders of the Series A convertible preferred stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series A convertible preferred stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Series A convertible preferred stock calculated based on the respective Original Issue Price of Series A convertible preferred stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Series A convertible preferred stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Series A convertible preferred stock are entitled to an amount equal to the greater of (i) the applicable Original Issue Price per share of Series A convertible preferred stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Series A convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Series A convertible preferred stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Series A convertible preferred stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Series A convertible preferred stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

Convertible Notes

On March 6, 2024, the Company entered into a Series A Preferred Stock and Convertible Note Purchase Agreement (the “Purchase Agreement”) with Fairmount, whereby the Company issued a convertible note (the “Convertible Note”), with an initial principal amount of $25.0 million, that can be converted into Series A preferred stock (or a Series of preferred shares that is identical in respect to the shares of preferred shares issued in its next equity financing) or shares of the Company’s common stock in exchange for proceeds of $25.0 million. The Convertible Note will automatically convert into shares of the Company’s common stock upon the closing of a corporate transaction, including the reverse recapitalization transaction, and is otherwise due and payable at the request of the holder at any time. The Convertible Note accrues interest at a rate of 12.0% per annum. All unpaid interest and principal are scheduled to mature on December 31, 2025. Prepayment is not permitted without prior written consent of Fairmount. Pursuant to the Purchase Agreement, the Company has the right to sell and issue additional convertible notes up to an aggregate principal amount equal to $30.0 million, in addition to the $25.0 million of initial principal amount of the Convertible Note.

Oak Grove Lease

On April 12, 2024, the Company entered into a lease agreement with Oak Grove LP (“Oak Grove Lease”) for office space located in Menlo Park, California. The lease commencement date is June 15, 2024 with an initial term of 39.5 months. The total lease payment is expected to be $1.4 million over the initial lease term.

8. Events subsequent to the reissuance of the financial statement (unaudited)

In connection with the reissuance of the financial statement, the Company has evaluated subsequent events through November 13, 2024, the date the financial statement was available to be reissued.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	September 30, 2024	February 6, 2024
Assets
Current assets:
Cash and cash equivalents	$410,875	$—
Subscription receivable	—	1
Prepaid expenses and other current assets	2,074	—
Total current assets	412,949	1
Property and equipment, net	160	—
Operating lease right-of-use asset	938	—
Other non-current assets	43	—
Total assets	$414,090	$1
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,145	$—
Accrued expenses and other current liabilities	1,710	—
Operating lease liability, current	146	—
Related party common stock warrant liability	7,681	—
Related party accounts payable and other current liabilities	6,357	—
Total current liabilities	18,039	—
Operating lease liability, non-current	842	—
Total liabilities	18,881	—

Commitment and contingencies (Note 11)
Series A convertible preferred stock, $0.0001 par value; no shares and 20,000,000 shares authorized as of September 30, 2024 and February 6, 2024, respectively; no shares issued and outstanding as of September 30, 2024 and February 6, 2024; liquidation preference of $0 as of September 30, 2024 and February 6, 2024	—	—
Series A non-voting convertible preferred stock, $0.001 par value; 2,439 and no shares authorized as of September 30, 2024 and February 6, 2024, respectively; 2,439 and no shares issued and outstanding as of September 30, 2024 and February 6, 2024, respectively	52,841	—
Stockholders’ equity:
Series B non-voting convertible preferred stock, $0.001 par value; 251,504 and no shares authorized as of September 30, 2024 and February 6, 2024, respectively; 137,138 and no shares issued and outstanding as of September 30, 2024 and February 6, 2024, respectively	2,931	—
Common stock, $0.001 and $0.001 par value as of September 30, 2024 and February 6, 2024, respectively; 545,000,000 and 65,000,000 shares authorized, 34,998,550 and 3,197,975 shares issued and outstanding as of September 30, 2024 and February 6, 2024, respectively	35	—
Additional paid-in capital	397,345	1
Accumulated deficit	(57,943)	—
Total stockholders’ equity	342,368	1
Total liabilities, convertible preferred stock and stockholders’ equity	$414,090	$1

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Operating expenses
Research and development(1)	$25,691	$49,557
General and administrative(2)	3,758	8,248
Total operating expenses	29,449	57,805
Loss from operations	(29,449)	(57,805)
Other income (expense)
Interest income	1,330	1,330
Interest expense(3)	(504)	(1,468)
Total other income (expense), net	826	(138)
Net loss and comprehensive loss	$(28,623)	$(57,943)

Net loss per share attributable to common stockholders, basic and diluted	$(1.46)	$(6.08)
Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(1,461.10)	$(6,077.25)
Net loss per share attributable to Series B non-voting convertible preferred stockholders, basic and diluted	$(121.76)	$(506.44)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,013,655	7,765,381
Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	477	184
Weighted-average shares used in computing net loss per share attributable to Series B non-voting convertible preferred stockholders, basic and diluted	49,191	19,015

(1)	Includes related party amount of $13,537 for the three months ended September 30, 2024 and $33,967 for the period from February 6, 2024 (inception) to September 30, 2024

(2)	Includes related party amount of $71 for the three months ended September 30, 2024 and $1,339 for the period from February 6, 2024 (inception) to September 30, 2024

(3)	Includes related party amount of $504 for the three months ended September 30, 2024 and $1,468 for the period from February 6, 2024 (inception) to September 30, 2024

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(In thousands, except share data)

	Series A Convertible Preferred Stock		Series A Non-Voting Convertible Preferred Stock		Series B Non-Voting Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances as of February 6, 2024 (inception)	—	$—	—	—	—	$—	3,197,975	$3	$(2)	$—	$1
Issuance of common stock	—	—	—	—	—	—	2,207,553	2	(2)	—	—
Issuance of Series A convertible preferred stock, net of issuance costs of $69	20,000,000	2,931	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	—	—	—	—	(7,077)	(7,077)
Balances as of March 31, 2024	20,000,000	$2,931	—	—	—	—	5,405,528	$5	$13	$(7,077)	$(7,059)
Stock-based compensation expense	—	—	—	—	—	—	—	—	321	—	321
Net loss	—	—	—	—	—	—	—	—	—	(22,243)	(22,243)
Balances as of June 30, 2024	20,000,000	$2,931	—	—	—	—	5,405,528	$5	$334	$(29,320)	$(28,981)
Exchange of Series A convertible preferred stock for Series B non-voting convertible preferred stock upon the closing of the reverse recapitalization	(20,000,000)	(2,931)	—	—	137,138	2,931	—	—	—	—	2,931
Conversion of convertible notes (including accrued interest) into common stock upon the closing of the reverse recapitalization	—	—	—	—	—	—	2,722,207	3	26,445	—	26,448
Issuance of common stock and pre-funded warrants in the Pre-Closing Financing,	—	—	—	—	—	—	20,061,932	20	248,437	—	248,457
Issuance costs of Pre-Closing Financing and reverse recapitalization	—	—	—	—	—	—	—	—	(20,480)	—	(20,480)
Issuance of common stock to former stockholders of ARCA biopharma, Inc. in connection with the closing of the reverse recapitalization	—	—	—	—	—	—	1,208,883	1	4,999	—	5,000
Issuance of common stock, Series A non-voting convertible preferred stock, and pre-funded warrants in connection with the PIPE Financing	—	—	2,439	56,097	—	—	5,600,000	6	144,433	—	144,439
Issuance cost of PIPE Financing				(3,256)					(8,573)		(8,573)
Stock-based compensation expense									1,750		1,750
Net loss	—	—	—	—	—	—	—	—	—	(28,623)	(28,623)
Balances as of September 30, 2024	—	$—	2,439	52,841	137,138	$2,931	34,998,550	$35	$397,345	$(57,943)	$342,368

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(In thousands)

Period from February 6, 2024 (Inception) to September 30, 2024
Cash flows from operating activities:
Net loss	$(57,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	11
Stock-based compensation expense	9,769
Non-cash interest expense	1,468
Non-cash lease expense	65
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,980)
Other non-current assets	(43)
Accounts payable	1,621
Accrued expenses and other current liabilities	1,650
Operating lease liability	6
Related party accounts payable and other current liabilities	6,357
Net cash used in operating activities	(39,019)
Cash flows from investing activities:
Purchases of property and equipment	(171)
Net cash used in investing activities	(171)
Cash flows from financing activities:
Proceeds from issuance of Pre-Merger Oruka Series A Preferred Stock, net of issuance costs paid	2,931
Proceeds from issuance of notes payable to related parties, net of issuance costs paid	24,980
Proceeds from the Pre-Closing Financing, net	228,127
Proceeds from the PIPE Financing, net	189,087
Cash acquired in connection with the reverse recapitalization	4,940
Net cash provided by financing activities	450,065
Net increase in cash and cash equivalents	410,875
Cash at beginning of period	-
Cash and cash equivalents at end of period	$410,875
Supplemental disclosure of non-cash operating and financing activities:
Operating lease liability arising from obtaining operating right-of-use asset	$982
Assets acquired in connection with the reverse recapitalization	$114
Other liabilities assumed in connection with the reverse recapitalization	$(54)
Pre-Closing Financing and reverse recapitalization issuance costs included in accounts payable	$150
PIPE Financing issuance costs included in accounts payable	$374
PIPE Financing issuance costs included in accrued expenses and other current liabilities	$6
Non-cash accrued interest on convertible note converted to common stock	$1,468
Non-cash exchange of Pre-Merger Oruka Series A Preferred Stock for Company Series B Convertible Preferred Stock	$2,931

The accompanying notes are an integral part of these condensed consolidated financial statements.

ORUKA THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Oruka Therapeutics, Inc., together with its subsidiaries (collectively, the “Company”), formerly known as ARCA biopharma, Inc. (“ARCA”), is an early-stage biotechnology company that is the result of the reverse recapitalization discussed below. Prior to the reverse recapitalization, the private company Oruka Therapeutics, Inc. (“Pre-Merger Oruka”) was established and incorporated under the laws of the state of Delaware on February 6, 2024 (referred to in the Notes as the inception of the Company). The Company is headquartered in Menlo Park, California. The Company is focused on developing biologics to optimize the treatment of inflammatory skin diseases.

These condensed consolidated financial statements reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for a fair statement of the Company’s financial position as of September 30, 2024, and its results of operations for the three months ended September 30, 2024 and from February 6, 2024 (inception) to September 30, 2024, and cash flows for the period from February 6, 2024 (inception) to September 30, 2024. The condensed balance sheet as of February 6, 2024, included in the condensed consolidated balance sheets was derived from the Company’s audited financial statements. The condensed consolidated financial statements and accompanying notes are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial reporting and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and therefore do not include all information and disclosures normally included in the annual consolidated financial statements.

The results for the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024 are not necessarily indicative of results expected for the full fiscal year or any subsequent interim period. The condensed consolidated financial statements include the financial statements of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Recapitalization and Pre-Closing Financing

On August 29, 2024, the Company consummated the previously announced business combination (“Closing”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated April 3, 2024 (the “Merger Agreement”), by and among ARCA, Atlas Merger Sub Corp, a wholly owned subsidiary of ARCA (“First Merger Sub”), Atlas Merger Sub II, LLC, a wholly owned subsidiary of ARCA (“Second Merger Sub”) and Pre-Merger Oruka, pursuant to which, among other matters, Pre-Merger Oruka merged with and into First Merger Sub, with Pre-Merger Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the merger (“First Merger”) and following that, Pre-Merger Oruka then merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the second merger (the “Second Merger” and together with the First Merger, the “Merger”). Following consummation of the Merger, the Company effected a 1-for-12 reverse stock split (the “Reverse Stock Split”) of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), which became effective on September 3, 2024. The Company Common Stock commenced trading on a post-Reverse Stock Split, post-Merger basis at the opening of trading on September 3, 2024. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” The Company is led by the Pre-Merger Oruka management team and remains focused on developing biologics to optimize the treatment of inflammatory skin diseases.

Immediately prior to the execution and delivery of the Merger Agreement on April 3, 2024, certain new and existing investors of Pre-Merger Oruka entered into a subscription agreement with Pre-Merger Oruka (the “Subscription Agreement”), pursuant to which, and on the terms and subject to the conditions of which, immediately prior to the Closing, those investors purchased shares of common stock of Pre-Merger Oruka (“Pre-Merger Oruka Common Stock”) and Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note (as defined in Note 6) and accrued interest on such note which converted to shares of Pre-Merger Oruka Common Stock) (the “Pre-Closing Financing”). The Company incurred transaction costs of $20.5 million which was recorded as a reduction to additional paid-in capital in the unaudited condensed consolidated financial statements. At the Closing, the shares of Pre-Merger Oruka Common Stock and Pre-Merger Oruka pre-funded warrants issued pursuant to the Subscription Agreement were converted into shares of Company Common Stock and pre-funded warrants of Company Common Stock in accordance with the Exchange Ratio (defined below).

In accordance with an Exchange Ratio determined by terms of the Merger Agreement and upon the effective time of the First Merger (the “First Effective Time”), (i) each then-issued and outstanding share of Pre-Merger Oruka Common Stock including outstanding and unvested Pre-Merger Oruka restricted stock and shares of Pre-Merger Oruka Common Stock issued in connection with the Subscription Agreement, were converted into the right to receive a number of shares of Company Common Stock, equal to the Exchange Ratio of 6.8569 shares of Company Common Stock, which were subject to the same vesting provisions as those immediately prior to the Merger, (ii) each share of Pre-Merger Oruka Series A convertible preferred stock, par value $0.0001 (“Pre-Merger Oruka Series A Preferred Stock”), outstanding immediately prior to the First Effective Time was converted into the right to receive a number of shares of ARCA Series B non-voting convertible preferred stock, par value $0.001 per share (“Company Series B Preferred Stock”), which are convertible into shares of Company Common Stock, at a conversion ratio of approximately 83:3332:1 (iii) each outstanding option to purchase Pre-Merger Oruka Common Stock was converted into an option to purchase shares of Company Common Stock, (iv) each outstanding warrant to purchase shares of Pre-Merger Oruka Common Stock was converted into a warrant to purchase shares of Company Common Stock, and (v) each share of Company Common Stock issued and outstanding at the First Effective Time remain issued and outstanding in accordance with its terms and such shares. Subsequent to the close of the merger, the common stock shares were then, subject to the reverse stock split of 1-for-12 effected on September 3, 2024. Net loss per share for periods prior to the close of the reverse recapitalization has been revised to reflect the exchange ratio. After applying the exchange ratio and the reverse stock split, net loss per share for the periods from February 6, 2024 (inception) to March 31, 2024 and for three months ended June 30, 2024 and from February 6, 2024 (inception) to June 30, 2024 are $(2.21), $(6.96), and $(9.17), respectively.

As part of the Pre-Closing Financing and the Closing, investors in the Pre-Closing Financing received 22,784,139 shares of Company Common Stock in exchange for 39,873,706 shares of Pre-Merger Oruka Common Stock (which includes the issuance of 2,722,207 shares of Company Common Stock in exchange for 4,764,032 shares of Pre-Merger Oruka Common Stock on the conversion of Convertible Note along with the accrued interest through the conversion date) and 5,522,207 Company pre-funded warrants in exchange for 9,664,208 Pre-Merger pre-funded warrants.

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Pre-Merger Oruka was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the fact that, immediately following the Merger: (i) Pre-Merger Oruka stockholders own a substantial majority of the voting rights in the combined company; (ii) Pre-Merger Oruka’s largest stockholders retain the largest interest in the combined company; (iii) Pre-Merger Oruka designated a majority of the initial members of the board of directors of the combined company; and (iv) Pre-Merger Oruka’s executive management team became the management team of the combined company. Accordingly, for accounting purposes: (i) the Merger was treated as the equivalent of Pre-Merger Oruka issuing stock to acquire the net assets of ARCA, and (ii) the reported historical operating results of the combined company prior to the Merger are those of Pre-Merger Oruka. Additional information regarding the Merger is included in Note 3.

Reverse Stock Split

On September 3, 2024, the Company effected the Reverse Stock Split, a 1-for-12 reverse stock split of Company Common Stock. The par value per share and the number of authorized shares were not adjusted as a result of the Reverse Stock Split. The shares of Company Common Stock underlying outstanding stock options, common stock warrants and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. All references to common stock, options to purchase common stock, outstanding common stock warrants, common stock share data, per share data, and related information contained in the condensed consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented, unless otherwise specifically indicated or the context otherwise requires.

PIPE Financing

On September 11, 2024, the Company entered into a Securities Purchase Agreement for a private placement (the “PIPE Financing”) with certain institutional and accredited investors. The closing of the PIPE Financing occurred on September 13, 2024.

Pursuant to the Securities Purchase Agreement, the investors purchased an aggregate of 5,600,000 shares of Company Common Stock at a purchase price of $23.00 per share, an aggregate of 2,439 shares of the Company’s Series A non-voting convertible preferred stock, par value $0.001 per share (“Company Series A Preferred Stock”), at a purchase price of $23,000.00 per share (each Company Series A Preferred Stock is convertible into 1,000 shares of Company Common Stock), and pre-funded warrants to purchase an aggregate of 680,000 shares of Company Common Stock at a purchase price of $22.999 per pre-funded warrant, for aggregate net proceeds of approximately $188.7 million (net of issuance costs of $11.8 million).

Liquidity and Going Concern

Since its inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $28.6 million for the three months ended September 30, 2024 and $57.9 million during the period from February 6, 2024 (inception) to September 30, 2024. For the period from February 6, 2024 (inception) to September 30, 2024, the Company used net cash of $39.0 million for its operating activities.

As of September 30, 2024, the Company had cash and cash equivalents of $410.9 million. The Company’s management expects that the existing cash and cash equivalents will be sufficient to fund the Company’s operating plans for at least twelve months from the date these condensed consolidated financial statements were issued. The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting future pre-clinical activities and clinical trials and manufacturing for its existing product candidates and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidate, or be unable to expand its operations or otherwise capitalize on the Company’s business opportunities, as desired, which could materially harm the Company’s business, financial condition and results of operations.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions reflected within these condensed consolidated financial statements include but are not limited to research and development expenses and related prepaid or accrued costs and the valuation of stock-based compensation awards and related expenses. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results could differ materially from those estimates or assumptions.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are maintained with financial institutions in the United States of America. Cash balances are held at financial institutions and account balances may exceed federally insured limits. To date, the Company has not experienced any losses on its cash and cash equivalents and periodically evaluates the creditworthiness of its financial institutions.

The Company manages credit risk associated with its investment portfolio through its investment policy, which limits investments to high-quality issuers and limits the amount of its portfolio that can be invested in a single issuer.

The Company is dependent on third-party organizations to research, develop, manufacture, and process its product candidates for its development programs, including its two most advanced programs, ORKA-001 and ORKA-002. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon Therapeutics, Inc. (“Paragon”) (see Note 10).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The cash equivalents were comprised of investments in money market funds.

Debt Issuance Costs

Debt issuance costs incurred in connection with the Convertible Note (see Note 6) are recorded as a reduction of the carrying value of the notes payable liability on the Company’s balance sheet and are amortized to interest expense over the term of the loan using the effective interest method.

Subscription Receivable

The Company accounts for any notes received in exchange for common stock as a subscription receivable, provided the note underlying the receivable is paid prior to the date the financial statement is available to be issued.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — Quoted prices in active markets that are identical assets or liabilities.

●	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above (see Note 4). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their relatively short maturity period.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Furniture and fixtures	3-5 years
Computer and office equipment	3-5 years

Classification of Convertible Preferred Stock

Prior to the reverse recapitalization, the Company had classified its Pre-Merger Oruka Series A Preferred Stock outside of stockholders’ equity (deficit) on the Company’s condensed consolidated balance sheet because the holders of such stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock.

Upon the closing of the Merger, the Company converted its Pre-Merger Oruka Series A Preferred Stock to Company Series B Preferred Stock and has classified the Company Series B Preferred Stock within stockholders’ equity (deficit) on its condensed consolidated balance sheet because the Company Series B Preferred Stock is not redeemable or puttable to the Company by the holder under any circumstances.

In connection with the PIPE Financing (see Note 1) the Company issued Company Series A Preferred Stock, and has classified the Company Series A Preferred Stock outside of stockholders’ equity (deficit) on the Company’s condensed consolidated balance sheet because the holders of such stock have certain rights (see Note 7) that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock.

Note Payable to Related Party

The Company accounted for the Convertible Note (as defined in Note 6) at amortized cost. The Company considered if optional conversion features are required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the Convertible Note were recorded as a debt discount, amortized over the term of the Convertible Note (see Note 6) and were accounted as interest expense in other income (expenses) within the condensed consolidated statements of operations and comprehensive loss using the effective interest method. At the effective time of the Merger, shares of Pre-Merger Oruka Common Stock issued pursuant to the conversion of the Convertible Note (including accrued interest) automatically converted into shares of Company Common Stock (see Note 1).

Research and Development Contract Costs Accruals

The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and the Company’s related-party Paragon (see Note 10).

The Company accrues for expenses resulting from obligations under its two antibody discovery and option agreements (the “Option Agreements”) (see Note 10), by and among Paragon, Paruka Holding LLC (“Paruka”), an entity formed by Paragon as a vehicle to hold equity in the Company, and the Company as well as agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. If advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of September 30, 2024, the Company has not experienced any material deviations between accrued and actual research and development expenses.

Leases

At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability, as applicable, in the balance sheet if the lease has a term greater than one year. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise its option.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future minimum lease payments over the expected remaining lease term. The Company determines the present value of lease payments using the implicit rate, if it is readily determinable, or the risk-free discount rate for a period comparable with that of the lease term. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term. For finance leases, lease expense includes amortization expense of the ROU asset recognized on a straight-line basis over the lease term and interest expense recognized on the finance lease liability. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs. As of September 30, 2024, the Company has one operating lease and no finance leases.

The Company accounts for lease and non-lease components related to operating leases as a single lease component. The Company has elected that costs associated with leases having an initial term of 12 months or less are recognized in the condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term and are not recorded on its condensed consolidated balance sheets. Variable lease expense is recognized as incurred and consists primarily of real estate taxes, utilities, and other office space related expenses.

Segment Reporting

The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information on an aggregated basis for purposes of evaluating financial performance and allocating resources.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities, as well as allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities, and depreciation.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses on the accompanying condensed consolidated balance sheet. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered. If nonrefundable advance payments represent a one-time cost for obtaining goods or services, with anticipated benefits to be utilized within a year of period end, the payment is expensed immediately.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs, patent and intellectual property costs, professional fees, as well as allocated human resource costs, information technology costs, and facility-related costs, including rent, maintenance, utilities and depreciation.

Commitments and Contingencies

The Company is subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheet. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of September 30, 2024, no liabilities were recorded for loss contingencies (see Note 11).

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of its common stock, based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted common stock awards (“RSAs”) using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company grants stock options, restricted stock awards, and warrants that are subject to service or performance-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Forfeitures are accounted for as they occur. As of each reporting date, the Company estimates the probability that specified performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

The Company has issued stock options, warrants, and RSAs with service-based and performance-based vesting conditions.

The Company recognizes the compensation expense for the option to purchase common stock under the Employee Stock Purchase Plan (“ESPP”), based on the fair value of the common stock estimated using the closing price of the Company’s common stock as reported on the date of offering, less the purchase discount percentage provided for in the plan.

The Company classifies stock-based compensation expense in its condensed consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Net Loss per Share Attributable to Stockholders

Basic and diluted net loss attributable to stockholders per share is presented in conformity with the two-class method required for participating securities (Pre-Merger Oruka Series A Preferred Stock). Basic earnings per share is computed by dividing net income available to each class of shares by the weighted-average number of shares of common stock and participating securities outstanding during the period. Pre-funded warrants were included as the exercise price is negligible and these warrants are fully vested and exercisable. Company Series A Preferred Stock and Company Series B Preferred Stock share the same characteristics as Common Stock and have no substantive preference attributed to them and, accordingly, have been considered as classes of Common Stock in the computation of net loss per share regardless of their legal form.

Net loss is allocated to common stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses. The weighted-average number of shares outstanding of common stock reflects changes in ownership over the periods presented. See Note 7— Convertible Preferred Stock and Stockholders’ Equity.

Diluted net loss per share is computed by dividing the net loss attributable to stockholders adjusted for income (expenses), net of tax, related to any diluted securities, by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, stock options to purchase common stock, employee warrants to purchase common stock, and unvested RSAs are considered potential dilutive common shares.

The Company generated a net loss for the periods presented. Accordingly, basic and diluted net loss per share is the same because the inclusion of the potentially dilutive securities would be anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of September 30, 2024.

Recently Issued Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which enhances the segment disclosure requirements for public entities on an annual and interim basis. Under this proposal, public entities will be required to disclose significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss. Additionally, current annual disclosures about a reportable segment’s profit or loss and assets will be required on an interim basis. Entities will also be required to disclose information about the CODM’s title and position at the Company along with an explanation of how the CODM uses the reported measures of segment profit or loss in their assessment of segment performance and deciding how to allocate resources. Finally, ASU 2023-07 requires all segment disclosures for public entities that have only a single reportable segment. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. This ASU may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

3. Reverse Recapitalization and Pre-Closing Financing

As described within the Reverse Recapitalization and Pre-Closing Financing section in Note 1, on August 29, 2024, the reverse recapitalization between Pre-Merger Oruka and ARCA was consummated. The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. At the effective time of the Merger, substantially all of the assets of ARCA consisted of cash and cash equivalents and other nominal non-operating assets and liabilities. No goodwill or intangible assets were recognized.

As part of the recapitalization, the Company acquired the assets and liabilities listed below (in thousands):

Amount
Cash and cash equivalents	$4,940
Other current assets	114
Accrued liabilities	(54)
Net assets acquired	$5,000

4. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for financial assets measured as of September 30, 2024 (in thousands):

	Fair Value Measurements as of September 30, 2024
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$403,322	$—	$—	$403,322
Total financial assets	$403,322	$—	$—	$403,322

There were no transfers between Level 1, Level 2, or Level 3 during the period from February 6, 2024 (inception) to September 30, 2024.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

September 30, 2024
Accrued employee compensation and benefits	$933
Accrued professional and consulting	204
Accrued research and development	573
$1,710

6. Note Payable with Related Party

In March 2024, the Company entered into a Series A Preferred Stock and Convertible Note Purchase Agreement (the “Purchase Agreement”) with Fairmount Healthcare Fund II, L.P. (“Fairmount”), whereby the Company issued a convertible note (the “Convertible Note”), with an initial principal amount of $25.0 million that, at the time of issuance, could be converted into Pre-Merger Oruka Series A Preferred Stock (or a series of preferred shares that is identical in respect to the shares of preferred shares issued in its next equity financing) or shares of Pre-Merger Oruka Common Stock in exchange for aggregate proceeds of $25.0 million. The Convertible Note accrued interest at a rate of 12.0% per annum. At issuance, the Convertible Note required all unpaid interest and principal to mature on December 31, 2025 (the “Maturity Date”) and prepayment was not permitted without prior written consent of Fairmount. At issuance, the principal payment along with the accrued interest on the Convertible Note was due in full on the Maturity Date.

The Company assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the embedded features. The Company determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. The Company determined that the conversion options of the Convertible Note were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.

The Company paid debt issuance costs of less than $0.1 million in relation to the Convertible Note. The debt issuance costs were reflected as a reduction of the carrying value of Convertible Note on the condensed consolidated balance sheet and were being amortized as interest expense over the term of the Convertible Note using the effective interest method. For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, the Company recognized interest expenses related to the Convertible Note of $0.5 million and $1.5 million, respectively, which includes non-cash interest expense related to the amortization of debt issuance.

Immediately prior to the completion of the Merger (see Note 1), the Convertible Note was converted into shares of Pre-Merger Oruka Common Stock based on the aggregate principal amount of $25.0 million, plus unpaid accrued interest of $1.5 million divided by the conversion price which was determined based upon the Company’s fully-diluted capitalization immediately prior to the Merger. At the effective time of the Merger, the Pre-Merger Oruka Common Stock issued upon the conversion of the Convertible Note (including accrued interest) automatically converted into 2,722,207 shares of Company Common Stock. As of September 30, 2024, the Convertible Note is not outstanding.

7. Convertible Preferred Stock and Stockholders’ Equity

Pre-Funded Warrants

In August 2024, pursuant to the Subscription Agreement and immediately prior to the Closing, certain new and current investors purchased pre-funded warrants, which, at the effective time of the Merger, were exercisable for 5,522,207 shares of Company Common Stock at a purchase price of approximately $9.70 per warrant. After the Merger, there are 5,522,207 pre-funded warrants outstanding and are exercisable for 5,522,207 shares of the Company Common Stock at an exercise price of $0.01 per share.

In September 2024, in connection with the PIPE Financing, the Company issued and sold 680,000 pre-funded warrants, at a purchase price of $22.999 per warrant, exercisable for 680,000 shares of Company Common Stock at an exercise price of $0.001 per share.

The pre-funded warrants were recorded as a component of stockholders’ equity within additional paid-in-capital and have no expiration date. As of September 30, 2024, none of the pre-funded warrants have been exercised and 6,202,207 pre-funded warrants remain outstanding.

Employee Warrants

In July 2024, Pre-Merger Oruka entered into a Subscription Agreement that provided for, among other things, the issuance of warrants to certain of Pre-Merger Oruka’s employees, directors, and service providers immediately prior to the closing of the Merger. During the three months ended September 30, 2024, 3,054,358 employee warrants were issued at an exercise price of $7.80 per warrant. These employee warrants vest over a period of four years. Per the terms of the Employee Warrant Agreement, the holders of the Company’s employee warrants shall not have any of the rights or privileges of a stockholder of the Company in respect of any shares purchasable upon the exercise of the warrant or any portion thereof unless and until a certificate or certificates representing such shares have been issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian. The Company recognizes compensation cost related to employee warrants on a straight-line basis over the requisite service period, which is the period in which the related services are received. As of September 30, 2024, none of the employee warrants have been exercised and 3,054,358 employee warrants remain outstanding.

Convertible Preferred Stock

In March 2024, Pre-Merger Oruka issued and sold an aggregate of 20,000,000 shares of Pre-Merger Oruka Series A Preferred Stock to Fairmount (see Note 13), at a purchase price of approximately $0.15 per share, for aggregate gross proceeds of $3.0 million. Pre-Merger Oruka incurred less than $0.1 million of issuance costs in connection with this transaction. Upon the issuance of the Pre-Merger Oruka Series A Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features.

In August 2024, upon the closing of the Merger, the Company converted the Pre-Merger Oruka Series A Preferred Stock to 137,138 shares of Company Series B Preferred Stock.

In September 2024, in connection with the PIPE Financing, the Company issued and sold an aggregate of 2,439 shares of the Company Series A Preferred Stock at a purchase price of $23,000.00 per share.

As of September 30, 2024, convertible preferred stock consisted of the following (in thousands, except share data):

	September 30, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Common Stock Issuable Upon Conversion
Series A Non-Voting Preferred Stock	2,439	2,439	$52,841	2,439,000
Series B Non-Voting Preferred Stock	251,504	137,138	$2,931	11,428,149

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series A Non-Voting Convertible Preferred Stock (the “Series A Certificate of Designation”) filed in connection with the PIPE Financing, holders of Company Series A Preferred Stock are entitled to receive dividends on shares of Company Series A Preferred Stock equal to, on an as-if-converted-to-Company Common Stock basis, and in the same form as, dividends actually paid on shares of Company Common Stock. Except as provided in the Series A Certificate of Designation or as otherwise required by law, the Company Series A Preferred Stock does not have voting rights. The Company Series A Preferred Stock shall rank on parity with the Company Common Stock and Company Series B Preferred Stock upon any liquidation, dissolution or winding-up of the Company. Subject to the terms and limitations contained in the Series A Certificate of Designation, the Company Series A Preferred Stock issued in the PIPE Financing will not become convertible until the Company’s stockholders approve the conversion of the Company Series A Preferred Stock into shares of Company Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder Approval”), which resulted in the Company Series A Preferred Stock being classified outside of stockholders’ equity (deficit) on the Company’s condensed consolidated balance sheet.. Following the Stockholder Approval, each share of Company Series A Preferred Stock will automatically convert into 1,000 shares of Company Common Stock, subject to certain limitations, including that shares of Company Series A Preferred Stock shall not be convertible if the conversion would result in a holder, together with its affiliates, beneficially owning more than 9.99% of the Company’s outstanding shares of Company Common Stock as of the applicable conversion date, which may be increased at the holders’ option (not to exceed 19.99%), effective in accordance with the terms of the Series A Certificate of Designation. If, at any time after the earlier of Stockholder Approval or six months after the initial issuance of the Series A non-voting preferred stock, the Company fails to deliver to a holder such certificate or certificates, the Company shall, at the request of the holder, pay an amount equal to the closing price of Company’s common stock on the trading day immediately prior to the date on which notice to conversion is received by the Company (the “Fair Value”) of such undelivered shares, with such payment to be made within two business days from the date of request by the holder, whereupon the Company’s obligations to deliver such shares underlying the notice of conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares; provided, however that such request shall be presumed to have been made by such holder if Stockholder Approval shall not have been obtained prior to the date on which the notice of conversion is delivered to the Company.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series B Non-Voting Convertible Preferred Stock (the “Series B Certificate of Designation”) filed in connection with the Merger, holders of Company Series B Preferred Stock are entitled to receive dividends on shares of Company Series B Preferred Stock equal to, on an as-if-converted-to-Company Common Stock basis, and in the same form as, dividends actually paid on shares of Company Common Stock. Except as provided in the Series B Certificate of Designation or as otherwise required by law, the Company Series B Preferred Stock does not have voting rights. The Company Series B Preferred Stock shall rank on parity with the Company Common Stock as to the distribution of assets upon any liquidation, dissolution, or winding-up of the Company. Each share of Company Series B Preferred Stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. As of September 30, 2024, each outstanding share of Company Series B Preferred Stock was convertible into common stock at a ratio of approximately 83.3332:1.

Common Stock

As of September 30, 2024, the Certificate of Incorporation provides for 545,000,000 authorized shares of Company Common Stock. As of September 30, 2024, 34,988,550 shares of Company Common Stock were issued and outstanding, including 2,207,553 shares of RSAs issued and outstanding.

As of September 30, 2024, the Company had common stock reserved for future issuance as follows:

September 30, 2024
Shares issuable on conversion of Company Series A Preferred Stock	2,439,000
Shares issuable on conversion of Company Series B Preferred Stock	11,428,149
Shares issuable upon exercise of pre-funded warrants	6,202,207
Outstanding and issued stock options	1,287,760
Outstanding and issued employee warrants	3,054,358
Shares available for grant under 2024 Stock Incentive Plan	4,526,324
Shares available for grant under 2024 Employee Stock Purchase Plan	463,489
Total shares of common stock reserved	29,401,287

8. Stock-Based Compensation

2024 Equity Incentive Plan

The 2024 Equity Incentive Plan (“2024 Plan”) was adopted by the board of directors of Pre-Merger Oruka on February 6, 2024. The 2024 Plan provided for Pre-Merger Oruka to grant stock options, restricted stock awards, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, and advisors. Equity Incentive Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years, although stock options have been granted with vesting terms less than four years. As of September 30, 2024, there are no shares of common stock available for issuance.

2024 Stock Incentive Plan

On August 22, 2024, the 2024 Stock Incentive Plan (“2024 Stock Plan”) was approved by the Company’s stockholders and on August 29, 2024, the board of directors of the Company (the “Board”) ratified the 2024 Stock Plan. The 2024 Stock Plan allows for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stockholder-based awards and incentive bonuses. The 2024 Stock Plan is administered by the Compensation Committee of the Board (the “Compensation Committee”) or another committee designated by the Board to administer the Plan. The initial share pool under the 2024 Stock Plan is 4,634,891 shares of Company Common Stock and as of September 30, 2024, there are 4,526,324 shares available in the pool. The shares that may be issued under the 2024 Stock Plan will be automatically increased on January 1 of each year beginning in 2025 and ending with a final increase on January 1, 2034 in an amount equal to 5% of the diluted stock (including Company Common Stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the Compensation Committee. Current or prospective employees, officers, non-employee directors, and other independent service providers of the Company and its subsidiaries are eligible to participate in the 2024 Stock Plan.

2024 Employee Stock Purchase Plan

The 2024 Employee Stock Purchase Plan (the “ESPP”) was approved by the board of directors of ARCA on July 20, 2024, and by ARCA’s stockholders on August 22, 2024. The ESPP became effective on August 29, 2024, at which time 463,489 shares were reserved for issuance. The shares that may be issued under the ESPP will be automatically increased on January 1 of each year beginning in 2025 and ending with a final increase on January 1, 2034 in an amount equal to 1% of the diluted stock (including Company Common Stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the Compensation Committee. As of September 30, 2024, no shares have been issued out of the ESPP.

Stock Option Valuation

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards for the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024:

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Expected term (in years)	6.1	6.1
Expected volatility	97.3%	101.0%
Risk-free interest rate	3.5%	4.3%
Expected dividend yield	—%	—%

Stock Options

The following table summarizes the stock option activities under the 2024 Plan and 2024 Stock Plan for the period of February 6, 2024 (inception) through September 30, 2024:

	Number of Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in Thousands)
Balance as of February 6, 2024 (inception)	—	$—	—	$—
Granted	1,287,760	$7.97
Exercised	—	$—
Forfeited	—	$—
Balance as of September 30, 2024	1,287,760	$7.97	9.6	$21,507
Vested and expected to vest, September 30, 2024	1,287,760	$7.97	9.6	$21,507
Exercisable, September 30, 2024	—	$—	—	$—

The weighted average grant-date fair value per share of stock options granted during the period from February 6, 2024 (inception) to September 30, 2024 was $6.44 per share. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying Company Common Stock and the exercise price of outstanding, in-the-money employee stock options.

Restricted Stock Awards

In February 2024 and March 2024, the Company issued 2,207,553 shares of RSAs to certain employees, directors, and consultants at a price of $0.0001 per share, the then par value of Pre-Merger Oruka Common Stock. Such RSAs have service-based vesting conditions only and vest over a four-year period, during which time all unvested shares are subject to forfeiture in the event the holder’s service with the Company voluntarily or involuntarily terminates.

The following table summarizes the RSAs activity for the period from February 6, 2024 (inception) through September 30, 2024:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of February 6, 2024 (inception)	—	$—
Granted	2,207,553	—
Unvested balance as of September 30, 2024	2,207,553	$—

Option Agreements and Paruka Warrant Obligation

In March 2024, the Company entered into antibody discovery and option agreements with Paragon and Paruka (the “Option Agreements”). Under the terms of Option Agreements, Paragon identifies, evaluates, and develops antibodies directed against certain mutually agreed therapeutic targets of interest to the Company, and the Company has the exclusive option to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture and commercialize the antibodies and products directed to the selected target(s). Paruka will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2024 and December 31, 2025, at the fair market value determined by the Board (the “Paruka Warrant Obligation”). The grant dates for the issuance of warrants are expected to be December 31, 2024 and December 31, 2025 as all terms of the award, including number of shares and exercise price, will be known by all parties. The service inception period for the grant precedes the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. Accordingly, the warrants expected to be granted to Paruka were accounted for as a liability on the condensed balance sheet and, after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the statement of operations and comprehensive loss as stock-based compensation expenses under research and development expenses. As of September 30, 2024, the estimated fair value of warrants to be granted on December 31, 2024 was $11.0 million. For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, $7.3 million and $7.7 million were recognized as stock-based compensation expenses related to the Paruka Warrant Obligation, respectively.

Employee Warrants

As stated above, on July 3, 2024, the Subscription Agreement was amended and restated, among other things, for employee warrants to be issued to certain Pre-Merger Oruka’s employees, directors, and service providers, immediately prior to the closing of the Merger. Pursuant to this amendment, during the three months ended September 30, 2024, the Company issued 3,054,358 employee warrants at an exercise price of $7.80 per warrant, which are accounted as equity in the condensed consolidated financial statements.

The following table summarizes the employee warrant activity for the period from February 6, 2024 (inception) through September 30, 2024:

	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in Thousands)
Balance as of February 6, 2024 (inception)	—	$—	—	$—
Granted	3,054,358	$7.80
Exercised	—	$—
Forfeited	—	$—
Balance as of September 30, 2024	3,054,358	$7.80	9.8	$51,038
Vested and expected to vest, September 30, 2024	3,054,358	$7.80	9.8	$51,038
Vested and exercisable, September 30, 2024	—	$—	—	$—

The weighted average grant-date fair value per share of employee warrants granted during the period from February 6, 2024 (inception) to September 30, 2024 was $6.27 per share. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying Company Common Stock and the exercise price of outstanding, in-the-money employee warrants.

The following table summarizes the weighted-average assumptions used in calculating the fair value of the employee warrants for the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024:

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Expected term (in years)	6.1	6.1
Expected volatility	99.0%	99.0%
Risk-free interest rate	4.2%	4.2%
Expected dividend yield	—%	—%

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Research and development	$7,772	$8,310
General and administrative	1,229	1,459
Total	$9,001	$9,769

As of September 30, 2024, total unrecognized compensation cost related to the unvested stock options was $7.5 million, which is expected to be recognized over a weighted average period of approximately 3.4 years. As of September 30, 2024, total unrecognized compensation cost related to the unvested RSAs was less than $0.1 million, which is expected to be recognized over a weighted average period of 3.4 years. As of September 30, 2024, the unrecognized compensation cost related to the employee warrants was $17.8 million, which is expected to be recognized over a weighted average period of 3.6 years.

The following table summarizes the award types of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Paruka warrant obligation	$7,251	$7,681
Employee warrants	1,314	1,314
Stock options	427	765
Employee stock purchase plan	9	9
Total	$9,001	$9,769

9. Income Taxes

No provision for income taxes was recorded for the three months ended September 30, 2024 and for the period of February 6, 2024 (inception) through September 30, 2024. Deferred tax assets generated from the Company’s net operating losses have been fully reserved, as the Company believes it is not more likely than not that the benefit will be realized due to the Company’s cumulative losses generated to date.

10. Option Agreements

In March 2024, the Company entered into Option Agreements with Paragon and Paruka. Under the terms of the Option Agreements, Paragon identifies, evaluates and develops antibodies directed against certain mutually agreed therapeutic targets of interest to the Company. The Option Agreements include two selected targets, IL-23 (“ORKA-001”) and IL-17 A/F (“ORKA-002”). Under the Option Agreements, the Company has the exclusive options to, on a research program-by-research program basis, be granted an exclusive, worldwide license to all of Paragon’s right, title and interest in and to the intellectual property resulting from the applicable research program to develop, manufacture and commercialize the antibodies and products directed to the selected targets (each, an “Option”), with the exception of pursuing ORKA-001 for the treatment of inflammatory bowel disease. If the Company exercises its options, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale. From time to time, the Company can choose to add additional targets to the collaboration by mutual agreement with Paragon.

The Company’s exclusive Option with respect to each research program for a particular target initiated by the parties (“Research Program”) is exercisable at its sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following (i) with respect to any Research Program other than ORKA-001, the delivery of the data package from Paragon related to the results of the Research Plan activities, or (ii) with respect to ORKA-001, the completion of the IL-23 antibody selection process described in the agreement (the “Option Period”). There is no payment due upon exercise of an Option pursuant to the Option Agreements.

Unless terminated earlier, the Option Agreements shall continue in force on a Research Program-by-Research Program basis until the earlier of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) the expiration of the 30-day period after the Company exercises its Option with respect to such Research Program, subject to mutually agreed extension, during the Option Period and the parties are unable to finalize and execute a license agreement, and (iii) the expiration of the applicable research term (the “Term”). Upon the expiration of the Term for all then-existing Research Programs, under the Option Agreements, the Option Agreements will automatically expire in its entirety. The Company may terminate the Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Option Agreements or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Pursuant to the Option Agreements, on a research program-by-research program basis following the finalization of the research plan for each respective research program, the Company was required to pay Paragon a one-time, nonrefundable research initiation fee of $0.8 million related to the ORKA-001 program. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. In June 2024, pursuant to the Option Agreements with Paragon, the Company completed the selection process of its development candidate for IL-23 antibody for ORKA-001 program. The Company was responsible for 50% of the development costs incurred through the completion of the IL-23 selection process. The Company received the rights to at least one selected IL-23 antibody in June 2024. During the three months ended September 30, 2024, the Company exercised its option for ORKA-001 and recorded a $1.5 million milestone payment related to the achievement of development candidate as research and development expense in the Company’s condensed consolidated statements of operations and comprehensive loss for each of the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024. The Company’s share of development costs incurred during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024 was $0.8 million and $13.2 million, respectively, which were recorded as research and development expenses during the respective periods. An amount of $2.3 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

The Company was also required to reimburse Paragon $3.3 million for development costs related to ORKA-002 incurred by Paragon through December 31, 2023 and certain other development costs incurred by Paragon between January 1, 2024 and March 6, 2024 as stipulated by the Option Agreements. This amount was recognized as a research and development expense during the period from February 6, 2024 (inception) to September 30, 2024. The Company is also responsible for the development costs incurred by Paragon from January 1, 2024 through the completion of the IL-17 selection process. The Company recognized an amount of $0.8 million payable to Paragon for the research initiation fee related to ORKA-002 following the finalization of the ORKA-002 research plan. This was recognized as research and development expenses in the period from February 6, 2024 (inception) to September 30, 2024. The Company accounted for development costs of $3.8 million and $6.6 million during the three months ended September 30, 3024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively, as research and development expenses during the respective periods. An amount of $3.8 million is included in related party accounts payable and other current liabilities as of September 30, 2024.

As part of the Option Agreements, on each of December 31, 2024 and December 31, 2025, the Company will grant warrants to purchase a number of shares equal to 1.00% of outstanding shares as of the date of the grant on a fully diluted basis with an exercise price equal to the fair market value of the underlying shares on the grant date. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss (see Note 8) as stock-based compensation expenses under research and development expenses.

The Company expenses the service fees as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying condensed consolidated statement of operations and comprehensive loss.

The Company concluded that the rights obtained under the Option Agreements represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Option Agreements did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fee represents a one-time cost on a research program-by-research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of ongoing development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Option Agreements that is associated with services being rendered under the related Research Programs are recognized as research and development expense when incurred.

For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, the Company recognized $13.4 million and $33.8 million of expenses, respectively, in connection with services provided by Paragon and Paruka under the Option Agreements.

11. Commitment and Contingencies

Leases

In April 2024, the Company entered into an operating lease agreement for the Company’s headquarters in Menlo Park, California, which commenced on June 15, 2024 with an initial term of 39.5 months. The Company leases office space under this noncancelable operating lease agreement. Lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable.

As of September 30, 2024, the Company had $0.9 million of operating lease right-of-use assets, operating lease liability, current of $0.1 million, and operating lease liability, noncurrent of $0.8 million on its condensed consolidated balance sheets. As of September 30, 2024, the operating lease arrangement had a remaining lease term of 36.0 months and a discount rate of 17.95%. For the three months ended September 30, 2024 and the period from February 6, 2024 (inception) to September 30, 2024, the Company recorded operating and variable lease expense of $0.1 and $0.2 million, respectively, in general and administrative expenses in its condensed consolidated statements of operations and comprehensive loss.

The following table presents the Company’s supplemental cash flow information related to leases (in thousands):

September 30, 2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flow from operating leases	$74

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of September 30, 2024 (in thousands):

Amount
Fiscal year ending December 31,
2024 (remainder)	$63
2025	369
2026	494
2027	380
Total undiscounted lease payments	1,306
Less: imputed interest	(318)
Total discounted lease payments	988
Less: current portion of lease liability	(146)
Non-current portion of lease liability	$842

12. Net Loss per Share

Basic and diluted net loss per share attributable to stockholders were calculated as follows (in thousands, except share and per share data):

	Three Months Ended September 30, 2024			Period from February 6, 2024 (Inception) to September 30, 2024
	Loss Allocation	Weighted Average Shares Outstanding	Loss Per Share – Basic and Diluted	Loss Allocation	Weighted Average Shares Outstanding	Loss Per Share – Basic and Diluted
Common Stock	$(21,936)	15,013,655	$(1.46)	$(47,192)	7,765,381	$(6.08)
Company Series A Preferred Stock(1)	(697)	477	$(1,460.62)	(1,121)	184	$(6,077.13)
Company Series B Preferred Stock(2)	(5,990)	49,191	$(121.77)	(9,630)	19,015	$(506.44)
Net loss	$(28,623)			$(57,943)

(1)	The weighted-average number of shares of as-converted Company Series A Preferred Stock used in the loss allocation was 477,196 and 184,462 for the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively.

(2)	The weighted-average number of shares of as-converted Company Series B Preferred Stock used in the loss allocation was 4,099,227 and 1,584,575 for the three months ended September 30, 2024 and for the period from February 6, 2024 (inception) to September 30, 2024, respectively.

For the computation of basic net loss per share attributable to stockholders, the amount of weighted-average shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested. The amount of weighted-average shares outstanding includes the pre-funded warrants as the exercise price is negligible and these warrants are fully vested and exercisable.

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to stockholders for the periods presented because including them would have had an anti-dilutive effect were as follows:

	Three Months Ended September 30, 2024	Period from February 6, 2024 (Inception) to September 30, 2024
Outstanding employee warrants to purchase common stock	3,054,358	3,054,358
Outstanding unvested restricted stock awards	2,207,553	2,207,553
Outstanding and issued common stock options	1,287,760	1,287,760
Total	6,549,671	6,549,671

13. Related Party Transactions

Paragon and Paruka each beneficially own less than 5% of the Company’s capital stock through their respective holdings of Company Common Stock.

Fairmount beneficially owns more than 5% of the Company’s capital, currently has one representative appointed to the Board, and beneficially owns more than 5% of Paragon. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon.

The following is a summary of related party accounts payable and other current liabilities (in thousands):

September 30, 2024
Paragon reimbursable Option Agreements’ fees	$6,140
Paragon reimbursable other research expenses	146
Paragon reimbursable patent expenses	71
$6,357

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder on Form S-1 (other than underwriting discounts and commissions, if any) are set forth below. The Selling Stockholders will not bear any portion of such expenses. Each item listed is estimated, except for the SEC registration fee:

SEC registration fee	$33,913
Printing and engraving	5,000
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Miscellaneous expenses	6,087
Total	$170,000

Item 14. Indemnification of Officers and Directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Bylaws provide that:

●	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

●	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

●	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought.

The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. One of the Registrant’s directors, Peter Harwin, is also indemnified by his employer with regard to their service on the Registrant’s board of directors.

Item 15. Recent Sales of Unregistered Securities

On September 13, 2024, we completed the Private Placement of Private Placement Common Shares, Private Placement Conversion Shares and Pre-Funded Warrants pursuant to the SPA with the Selling Stockholders in the September 2024 PIPE. We sold an aggregate of 5,600,000 shares of Common Stock, 2,439 shares of our Series A Preferred Stock and pre-funded warrants to purchase 680,000 shares of Common Stock in the September 2024 PIPE for an aggregate purchase price of approximately $200.5 million.

Subject to stockholder approval and certain beneficial ownership limitations, each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock. Shares of Series A Preferred Stock shall not be convertible if the conversion would result in a holder, together with its affiliates, beneficially owning more than 9.99% of our outstanding shares of Common Stock as of the applicable conversion date, which may be increased at the holders’ option (not to exceed 19.99%), effective in accordance with the terms of our Series A Certificate of Designation.

The shares issued pursuant to the September 2024 PIPE were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Each of the investors represented that it was an “accredited investor,” as defined in Regulation D, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The shares of Series A Preferred Stock issued pursuant to the September 2024 PIPE have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1*†	Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among ARCA biopharma, Inc., Atlas Merger Sub Corp., Atlas Merger Sub II, LLC and Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of ARCA biopharma, Inc.’s Form 8-K filed on April 3, 2024, File No. 000-22873).
3.1*	Amended and Restated Certificate of Incorporation of the Company, filed September 3, 2024 (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
3.2*	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
3.3*	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2024).
3.4*	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
4.1*	Form of Registration Rights Agreement, dated as of September 13, 2024 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2024).
4.2*	Securities Purchase Agreement, dated September 11, 2024, by and between Oruka Therapeutics, Inc. and each purchaser identified on Annex A thereto (incorporated by reference to Exhibit 10.1 the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2024).
4.3*	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 13, 2024).
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
10.1*	Form of Oruka Support Agreement (incorporated by reference to Exhibit 10.1 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).
10.2*†	Form of Oruka Subscription Agreement (incorporated by reference to Exhibit 10.2 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).
10.3*†	Form of Amendment to Oruka Subscription Agreement (incorporated by reference to Exhibit 10.1 to ARCA biopharma, Inc’s Form 8-K filed on July 9, 2024).
10.4*†	Form of Amended & Restated Oruka Subscription Agreement (incorporated by reference to Exhibit 10.2 to ARCA biopharma, Inc’s Form 8-K filed on July 9, 2024).
10.5*	Form of Registration Rights Agreement, dated as of August 29, 2024 (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024).
10.6	Form of ACRA Support Agreement (incorporated by reference to Exhibit 10.3 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).
10.7*	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to ARCA biopharma, Inc’s Form 8-K filed on April 3, 2024).
10.8*††	Separation Agreement and Release, by and between ARCA biopharma, Inc. and Michael Bristow, dated as of April 3, 2024 (incorporated by reference to Exhibit 10.1 of ARCA biopharma, Inc.’s Form 8-K filed on April 4, 2024).
10.9*††	Consulting Agreement, by and between ARCA biopharma, Inc. and Michael Bristow, dated as of April 3, 2024 (incorporated by reference to Exhibit 10.2 of ARCA biopharma, Inc.’s Form 8-K filed on April 4, 2024).

10.10*#	Form of Indemnification Agreement between Oruka Therapeutics, Inc. and its directors and officers (incorporated by reference to Exhibit 10.45 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.11*#	Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
10.12*#	Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
10.13*#	Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, as amended by the First Amendment dated May 7, 2024 (incorporated by reference to Exhibit 10.40 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.14*#	Second Amendment to Amended and Restated Oruka Therapeutics, Inc. 2024 Equity Incentive Plan, effective as of May 7, 2024 (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
10.15*#	Form of Restricted Stock Notice and Restricted Stock Purchase Agreement (incorporated by reference to Exhibit 10.41 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.16*#	Form of Stock Option Agreement under Oruka Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.17*#	Form of Employee Warrant Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
10.18*#	Amended and Restated Director Offer Letter, dated March 22, 2024, between Oruka Therapeutics, Inc. and Samarth Kulkarni (incorporated by reference to Exhibit 10.43 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.19*#	Director Offer Letter, dated April 24, 2024, between Oruka Therapeutics, Inc. and Kristine Ball (incorporated by reference to Exhibit 10.44 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.20*#	Amended and Restated Employment Offer Letter by and between Oruka Therapeutics, Inc. and Lawrence Klein, dated as of October 3, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 4, 2024, File No. 241354944).
10.21*#	Amended and Restated Employment Letter Agreement by and between the Company and Arjun Agarwal, dated as of October 3, 2024 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 4, 2024, File No. 241354944).
10.22*#	Employment Offer Letter, dated March 15, 2024, by and between Oruka Therapeutics, Inc. and Joana Goncalves (incorporated by reference to Exhibit 10.48 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.23*#	Employment Offer Letter, dated April 12, 2024, by and between Oruka Therapeutics, Inc. and Paul Quinlan (incorporated by reference to Exhibit 10.49 to ARCA biopharma, Inc.’s Form S-4, filed on May 14, 2024, File No. 333-279387).
10.24*†	Amended and Restated Antibody Discovery and Option Agreement (IL-17), dated March 28, 2024, by and among Paragon Therapeutics, Inc., Paruka Holding LLC and Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 10.50 to ARCA biopharma, Inc.’s Form S-4/A, filed on June 18, 2024, File No. 333-279387).

10.25*†	Amended and Restated Antibody Discovery and Option Agreement (IL-23), dated March 28, 2024, by and among Paragon Therapeutics, Inc., Paruka Holding LLC and Oruka Therapeutics, Inc. (incorporated by reference to Exhibit 10.51 to ARCA biopharma, Inc.’s Form S-4/A, filed on June 18, 2024, File No. 333-279387).
10.26*†#	Consulting Agreement, effective as of August 30, 2024, by and between Oruka Therapeutics, Inc. and Jeff Dekker (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
16.1*	Letter from KPMG LLP, dated September 5, 2024 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
21.1*	List of Subsidiaries of Oruka Therapeutics, Inc (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2024).
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the registration statement)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

*	Previously filed.

#	Indicates management contract or compensatory plan.

†	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished. Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) is the type of information that the registrant both customarily and actually treats as private and confidential.

(b)	Financial statement schedules

None.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, California, on November 13, 2024.

ORUKA THERAPEUTICS, INC.

By:	/s/ Lawrence Klein
Lawrence Klein
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Klein	Chief Executive Officer & Director	November 13, 2024
Lawrence Klein	(Principal Executive Officer)

/s/ Arjun Agarwal	Senior Vice President, Finance and Treasurer	November 13, 2024
Arjun Agarwal	(Principal Financial Officer and Principal Accounting Officer)

/s/ Samarth Kulkarni	Chairman of the Board	November 13, 2024
Samarth Kulkarni

/s/ Kristine Ball	Director	November 13, 2024
Kristine Ball

/s/ Carl Dambkowski	Director	November 13, 2024
Carl Dambkowski

/s/ Peter Harwin	Director	November 13, 2024
Peter Harwin

/s/ Cameron Turtle	Director	November 13, 2024
Cameron Turtle